                                                                   EXHIBIT 10.23




                            ASSET PURCHASE AGREEMENT

                                     BETWEEN

                                    HMT INC.

                                    as Buyer,

                                   ITEQ, INC.

                                    as Parent

                                       and

        ITEQ STORAGE SYSTEMS, INC., ITEQ CONSTRUCTION SERVICES, INC. AND
                            ITEQ TANK SERVICES, INC.

                                   as Sellers

                             Dated January 28, 2000

                               TABLE OF CONTENTS

                                                                                                               Page
ARTICLE I         THE TRANSACTION.................................................................................1
         1.1.     Sale and Purchase of Assets.....................................................................1
         1.2.     Excluded Assets.................................................................................3
         1.3.     Assumption of Liabilities.......................................................................4
         1.4.     Purchase Price..................................................................................6
         1.5.     Net Working Capital Estimate....................................................................6
         1.6.     Payments........................................................................................6
         1.7.     Post-Closing Adjustment.........................................................................7
         1.8.     Closing.........................................................................................9
         1.9.     Certain Consents................................................................................9
         1.10.    Deliveries and Proceedings at Closing...........................................................9

ARTICLE II        REPRESENTATIONS AND WARRANTIES OF SELLER.......................................................11
         2.1.     Organization; Power and Authority..............................................................11
         2.2.     Qualification; Location of Business and Assets.................................................12
         2.3.     Authorization and Enforceability...............................................................12
         2.4.     Subsidiaries; Ownership........................................................................12
         2.5.     No Violations..................................................................................12
         2.6.     Financial Statements...........................................................................13
         2.7.     Undisclosed Liabilities........................................................................14
         2.8.     No Changes.....................................................................................14
         2.9.     Taxes..........................................................................................15
         2.10.    Accounts Receivable............................................................................16
         2.11.    Inventory......................................................................................17
         2.12.    No Pending Litigation or Proceedings...........................................................17
         2.13.    Contracts; Compliance..........................................................................17
         2.14.    Compliance with Laws...........................................................................18
         2.15.    Environmental Matters..........................................................................18
         2.16.    Assets.........................................................................................20
         2.17.    Real Estate....................................................................................21
         2.18.    Condition of the Assets........................................................................23
         2.19.    Employees......................................................................................23
         2.20.    Insurance......................................................................................24
         2.21.    Intellectual Property Rights...................................................................24
         2.22.    Employee Benefit Plans.........................................................................26
         2.23.    Brokerage......................................................................................29
         2.24.    Related Party Transactions.....................................................................29
         2.25.    Solvency.......................................................................................29
         2.26.    Bank Approval..................................................................................29
         2.27.    Disclosure.....................................................................................29
         2.28.    Disclaimer of Other Representations and Warranties.............................................29



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
ARTICLE III       REPRESENTATIONS AND WARRANTIES OF BUYER........................................................30
         3.1.     Organization; Corporate Power and Authority....................................................30
         3.2.     Authorization and Enforceability...............................................................30
         3.3.     Brokerage......................................................................................30
         3.4.     No Violations..................................................................................30
         3.5.     Buyer's Capital Structure......................................................................31

ARTICLE IV CERTAIN COVENANTS.....................................................................................31
         4.1.     Interim Conduct of the Business................................................................31
         4.2.     Buyer's Approval of Certain Transactions.......................................................32
         4.3.     Consents to Assignment.........................................................................33
         4.4.     Government Notification........................................................................34
         4.5.     This Section Intentionally Left Blank..........................................................34
         4.6.     Access, Information and Documents..............................................................34
         4.7.     Tax Reporting and Allocation of Consideration..................................................35
         4.8.     Negotiations...................................................................................35
         4.9.     Covenant Not to Compete; Nonsolicitation; Confidentiality......................................36
         4.10.    Fulfillment of Agreements......................................................................37
         4.11.    Insurance......................................................................................37
         4.12.    [Bulk Transfers................................................................................38
         4.13.    Employee Matters...............................................................................38
         4.14.    Benefit Plans..................................................................................39
         4.15.    Accounts Receivable............................................................................41
         4.16.    Real Estate....................................................................................42
         4.17.    Tax Matters....................................................................................43
         4.18.    Intercompany Accounts..........................................................................44
         4.19     ITEQ Intellectual Properties, Inc..............................................................44
         4.20.    Use of HMT Name................................................................................44
         4.21.    Bank Approval Maintenance......................................................................44
         4.22.    Financing......................................................................................45
         4.23.    Employment Agreements..........................................................................45
         4.24.    Product Warranty Claims........................................................................45
         4.25.    Disclosure Letter..............................................................................45
         4.26.    Foreign Subsidiary Board Action................................................................46
         4.27.    Pro Forma Statements...........................................................................46
         4.28.    Software Licenses..............................................................................46
         4.29.    Tulsa Litigation...............................................................................46
         4.30.    Master Lease Agreements........................................................................46

ARTICLE V         CONDITIONS TO CLOSING; TERMINATION.............................................................47
         5.1.     Conditions Precedent to Obligations of Buyer...................................................47
         5.2.     Conditions Precedent to the Obligations of Sellers.............................................49
         5.3.     Termination....................................................................................51

ARTICLE VI        INDEMNIFICATION................................................................................51
         6.1.     Indemnification By Sellers and Parent..........................................................51
         6.2.     Indemnification by Buyer.......................................................................52



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

         6.3.     General Indemnification Procedures.............................................................53
         6.4.     Termination of Indemnification.................................................................55
         6.5.     Limitation on Indemnification Obligations of the Seller and the Principals.....................56
         6.6.     Governing Law..................................................................................56
         6.7.     Fraud..........................................................................................56
         6.8.     Indemnification Exclusive Remedy...............................................................56

ARTICLE VII MISCELLANEOUS .......................................................................................57
         7.1.     Survival.......................................................................................57
         7.2.     Notices. ......................................................................................57
         7.3.     Expenses.......................................................................................58
         7.4.     Entire Agreement...............................................................................58
         7.5.     Assignment; Binding Effect; Severability.......................................................58
         7.6.     Governing Law..................................................................................59
         7.7.     Execution in Counterparts......................................................................59
         7.8.     Public Announcement............................................................................59
         7.9.     No Third Party Beneficiaries...................................................................59
         7.10.    Headings.......................................................................................59
         7.11.    Further Assurances.............................................................................59
         7.12.    Amendment and Waiver...........................................................................59
         7.13.    Gender and Certain References..................................................................60
         7.14.    Time is of the Essence.........................................................................60
         7.15.    Parent's Authority.............................................................................60

ARTICLE VIII DEFINITIONS ........................................................................................60


Exhibits

Exhibit A      Assumption Agreement
Exhibit B      Escrow Agreement
Exhibit C      Bill of Sale
Exhibit D      Sellers' Counsel Opinion
Exhibit E      Buyer's Counsel Opinion
Exhibit F      Transition Services Agreement
Exhibit G      401(k) Opinion Letter
Exhibit H      Assignment of Leases




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



                            ASSET PURCHASE AGREEMENT

                  This is an ASSET PURCHASE AGREEMENT (the "Agreement"), dated as of January 28, 2000, by and among HMT Inc., a Delaware corporation ("Buyer"), ITEQ, Inc., a Delaware corporation ("Parent"), ITEQ Storage Systems, Inc., a Minnesota corporation ("ITEQ Storage"), ITEQ Construction Services, Inc., a Delaware corporation ("ITEQ Construction"), and ITEQ Tank Services, Inc., a Delaware corporation ("ITEQ Tank"). As used herein, ITEQ Storage, ITEQ Construction and ITEQ Tank are hereinafter sometimes referred to individually as a "Seller" and collectively as the "Sellers".


                                   Background

                  The Sellers and Australasian HMT Pty. Ltd., an Australian corporation, HMT Canada, Ltd., a Canadian corporation, HMT Rubbaglas Limited, an English corporation, HMT Tank Systems B.V., a Netherlands corporation, and HMT Singapore Pte. Ltd., a Singapore corporation (collectively, the "Foreign Subsidiaries"), are engaged in the business of above-ground storage tank ("AST") repair and maintenance, AST tank field service, AST tank inspection and engineering and the design, manufacture, assembly, sale and installation of AST tank products (the "Business"). Sellers desire to sell and transfer to Buyer and Buyer desires to purchase from Sellers substantially all of the assets of Sellers used in the Business and all of the capital stock of the Foreign Subsidiaries all upon the terms and subject to the conditions set forth in this Agreement.

                                      Terms

                  In consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties hereto agree as follows:



                                   ARTICLE I

                                 THE TRANSACTION

         1.1. Sale and Purchase of Assets. Subject to the terms and conditions hereof and in reliance upon the representations and warranties contained herein, on the Closing Date, Parent and Sellers will sell, transfer, convey and assign to Buyer (and/or, at Buyer's election, to one or more corporations, limited partnerships or limited liability companies that Buyer controls (the "Buyer Subsidiaries")), free and clear of all Encumbrances of every kind, nature and description, except Permitted Encumbrances, and Buyer (and/or, at Buyer's election, the Buyer Subsidiaries) will purchase from Parent and Sellers, the Purchased Assets, the Business as a going concern and the goodwill related thereto for the Purchase Price specified in Section 1.4. For purposes of this Agreement, "Purchased Assets" shall mean all of Parent's and Sellers' business, properties, assets, goodwill and rights of every kind, nature and description existing on the Closing Date, constituting, primarily related to, primarily used in or otherwise necessary or material to the conduct of the Business as currently conducted by Sellers, wherever such assets are located and whether real, personal or mixed, tangible or intangible, and whether or not any of such assets have any value for accounting purposes or are carried or reflected on or specifically referred to in Parent's or any Seller's books or financial statements, except for the Excluded Assets, including, without limitation, all of Parent's and Sellers' right, title and interest in and to the following, as the same may exist on the Closing Date to the extent constituting, primarily related to, primarily used in or otherwise necessary or material to the conduct of the Business as currently conducted by Sellers:

                  (a) all of the Business' cash, cash in banks, certificates of deposit, cash equivalents, bank and mutual fund accounts, deposits, investments, securities, advance payments, and other cash equivalents on hand or on deposit in any financial institution on the Closing Date;

                  (b) all machinery, equipment, fixtures, tools, supplies, tooling, dies, spare parts, fixtures and improvements, and similar capital items, including without limitation the items listed in Section 1.1(b) of the Disclosure Letter;

                  (c) all inventory, including without limitation, finished goods, work-in-process, supplies, raw materials, recycled materials, scrap, containers, consigned inventory, central, shared or common inventory, parts and spares, a summary of which and the principal locations of which are set forth in
Section 1.1(c) of the Disclosure Letter;

                  (d) all other tangible assets, including office furniture, office equipment and supplies, inventory, computer hardware, leasehold improvements, motor vehicles and trailers, including without limitation the items listed in Section 1.1(d) of the Disclosure Letter;

                  (e) all trade and other notes and accounts receivable of the Business;

                  (f) all books and records (except for financial books and records of Parent or any Seller), manuals, documents, books of account, correspondence, sales and credit reports, customer lists, subscription lists, mailing lists, literature, brochures, marketing or promotional material and the like, including, without limitation, all discs, tapes and other media storing data and other information and all software and information management systems (the materials described in this subsection hereinafter being referred to as "Business Records");

                  (g) all rights under all contracts, contractual rights, agreements, leases, warranty rights, distribution and sales representative agreements and instruments, including those identified in Section 2.13 of the Disclosure Letter, and including those (i) for the lease of machinery and equipment, real property, motor vehicles, or furniture and office equipment,
(ii) for the performance of services, (iii) which restrain or restrict any person from directly or indirectly competing with the Business or from disclosing confidential or proprietary information, and (iv) any such contracts, agreements, instruments and leases entered into between the date hereof and the Closing Date that are consistent with the terms of this Agreement (collectively, the "Assumed Contracts");

                  (h) all real property, leaseholds and subleaseholds therein, together with all fixtures, fittings, buildings, structures and other improvements erected thereon, and easements, rights, privileges and other appurtenances thereto, as more particularly described in Section 1.1(h) of the Disclosure Letter hereto;

                  (i) all guarantees, warranties, indemnities and similar rights with respect to any and all of the Purchased Assets and all related claims, credits, rights of recovery and set off;

                  (j) all of Sellers' claims, choses in action, causes of action and judgments relating to the Purchased Assets or the operation of the Business;

                  (k) (a) all patents, patent applications, copyrights, copyright registrations and copyright registration applications and all rights thereto, (b) all registered and unregistered trademarks, including, but not limited to, "HMT", trade names, product names, service marks, designs, logotypes and trade dress, trademark and service mark registrations and applications for trademark and service mark registrations, together with all rights related thereto, (c) all patent, trademark, service mark, trade name, copyright, know-how and other intangible or proprietary rights granted to any Seller by third parties under licensing or other agreements, (d) all know-how, proprietary information, inventions, technologies, designs, technical data, production methods, trade and business secrets, engineering data, models, prototypes, drawings, diagrams, bills of material, manuals and other similar information,
(e) all inventions (whether patentable or unpatentable and whether or not reduced to practice) and all improvements thereto, (f) all computer hardware and software whether internally developed, purchased, or licensed, (g) all other proprietary rights, and (h) all rights of action arising from the items listed in clauses (a) through (g) above, including but not limited to, all claims by reason of, and the right to collect damages for, the past, present or future infringement, dilution or misappropriation thereof ((a) through (h) collectively, the "Intellectual Property"), including but not limited to, the Intellectual Property set forth in Section 2.21(a) of the Disclosure Letter.

                  (l) all franchises, consents, licenses, permits, certifications, orders, registrations, and approvals granted by any governmental, quasi-governmental or non-governmental third Person;

                  (m) all rights of the Sellers to any insurance proceeds relating to the damage, destruction or impairment of assets or other rights described in this Section 1.1 which would have been Purchased Assets but for such damage, destruction or impairment prior to the Closing;

                  (n) all prepaid and similar items, including without limitation, all prepaid expenses, deferred charges, advance payments, claims for refund and other prepaid items;

                  (o) all of the capital stock held by the Sellers in any of the Foreign Subsidiaries.

                  (p) the Lock-Box Account; and

                  (q) the Holding Company IP.

         1.2. Excluded Assets. Notwithstanding any other provision of this Agreement, the Purchased Assets shall not include the following assets (collectively, the "Excluded Assets"):

                  (a) all of the rights, claims or causes of action of the Sellers against third parties to the extent they relate to the Excluded Liabilities;

                  (b) any claim, right or interest of Sellers in and to any refund of Taxes of any kind relating to any period prior to the Effective Time and all amounts held in reserve by any

Seller relating to unpaid Taxes, in each case to the extent not accrued or reflected on the Closing Statement;

                  (c) except as specified in Section 4.14 hereof, any assets attributable or related to any Benefit Plans, including any amounts held in reserve by any Seller for funding of or payment to any Benefit Plan, in each case to the extent not accrued or reflected on the Closing Statement;

                  (d) except as provided in Section 1.1(o), all capital stock and other ownership interests in any corporation or other business entity;

                  (e) subject to Section 1.1(m), the Insurance Policies (as hereinafter defined);

                  (f) the real property and other assets described in Section 1.2(f) of the Disclosure Letter;


                  (g) Pre-Closing Tulsa Damages (as defined in Section 4.29 hereof);

                  (h) except as specifically set forth in Section 1.1(a)-(q) hereof, any asset of any Seller not constituting, primarily related to, primarily used in or otherwise necessary or material to the conduct of the Business;

                  (i) any financial books and records of Parent or any Seller.

         1.3. Assumption of Liabilities.


                  (a) Assumed Obligations. At the Closing, Buyer (and/or, at Buyer's election, Buyer Subsidiaries) shall by an appropriate instrument of assumption to be executed and delivered at Closing and to be substantially in the form attached as Exhibit A hereto (the "Assumption Agreement"), assume and agree to perform, pay or discharge, when due, to the extent not theretofore performed, paid or discharged, except for any Excluded Liabilities, all of (a) Sellers' obligations and liabilities under the Assumed Contracts arising after the Effective Time; (b) all liabilities and obligations of Sellers (including the obligations to make payments) resulting from facts or circumstances first arising after the Effective Time under all licenses, permits, approvals, certificates of occupancy and operating rights included in the Purchased Assets;
(c) Buyer's obligations pursuant to Section 7.3 hereof; and (d) any liabilities and obligations reflected as ordinary course current liabilities on the Closing Statement pursuant to Section 1.7 hereof (other than any Excluded Liabilities and the current portion of any long-term liabilities), each to the extent such liability or obligation is reflected on the Closing Statement. The obligations and liabilities to be assumed by Buyer (and/or the Buyer Subsidiaries, if applicable) pursuant to this Section are hereinafter sometimes referred to as the "Assumed Liabilities." Except with respect to the Assumed Liabilities, Buyer and, if applicable, the Buyer Subsidiaries do not hereby and shall not assume or in any way undertake to pay, perform, satisfy or discharge any liabilities or obligations of Sellers or Parent including, without limitation, the Excluded Liabilities.

                  (b) Excluded Liabilities. Other than the Assumed Liabilities, Sellers shall retain and Buyer and, if applicable, the Buyer Subsidiaries, shall not assume or be liable for any liabilities and obligations of Sellers (all of such liabilities and obligations not so assumed being herein called the "Excluded Liabilities") including without limitation, the following:

                           (i) any liabilities or obligations in respect of
Excluded Assets;

                           (ii) any obligations of Parent or any Seller for
expenses or fees incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement or the consummation of the transactions contemplated hereby, including, without limitation, all attorneys and accountants fees and all brokers or finders fees or commissions payable by Sellers;

                           (iii) any obligation of Parent or any Seller under or
arising out of this Agreement;

                           (iv) liabilities arising pre-Closing to the extent
that Parent or any Seller is insured or otherwise indemnified or which would have been covered by insurance (or indemnification) but for a claim by the insurer (or the indemnitor) that the insured (or the indemnitees) had breached its obligations under the policy of insurance (or the contract of indemnity) or had committed fraud in the insurance application;

                           (v) any liabilities or obligations, the existence of
which constitute a breach of the representations, warranties or covenants of Sellers or Parent contained in this Agreement;

                           (vi) any obligations or liabilities of Sellers or
Parent to indemnify their respective officers, directors, employees or agents;


                           (vii) except as specifically provided in Sections
4.17 and 7.3 hereof, all federal, state, local, foreign and other Taxes imposed on Sellers or Parent, including (A) any Tax that has been or may be incurred as a result of the Sellers' operation of the Business or ownership of the Purchased Assets whether or not assessed or determined on, before or after the Closing Date, (B) any Tax unrelated to Parent's or Sellers' operation of the Business or ownership of the Purchased Assets, (C) any Taxes imposed as a result of the consummation of the transactions contemplated by this Agreement and (D) any liability for Taxes pursuant to a Tax sharing agreement or Tax indemnity, or as a transferee or successor, by contract or otherwise;

                           (viii) subject to Section 4.24, any product warranty,
product liability, service warranty, service liability or liquidated damages liability of any nature in respect of products of the Business manufactured or sold or services provided prior to Closing (individually, a "Product Warranty" and collectively, the "Product Warranties");

                           (ix) any liabilities or obligations of any Seller
arising out of any capital leases (except as reflected as an ordinary course current liability on the Closing Balance Sheet of the Business pursuant to
Section 1.7 hereof);

                           (x) any liabilities or obligations of Parent or any
Seller, contingent or otherwise, for any indebtedness of Parent or such Seller;

                           (xi) any liability, claim or expense of Parent or any
Seller specified in Section 4.13(f) hereof;

                           (xii) any Seller Environmental Liabilities;

                           (xiii) any liability or obligation of any Seller to
Parent, any other Seller or any other subsidiary of Parent or any Seller;

                           (xiv) notwithstanding the provisions of any consent
to assignment of an Assumed Contract, any liability or obligation of any Seller under any Assumed Contract to the extent such liability or obligation relates to any period prior to the Effective Time, including any liability or obligation for any breach of or default under any Assumed Contract by any Seller which liability or obligation relates to any such breach or default occurring prior to the Effective Time;

                           (xv) any liability or obligation of Parent or any
Subsidiary pursuant to the Rubbaglas Earnout; and

                           (xvi) any other liability or obligation of Parent or
any Seller including any liability or obligation directly or indirectly arising out of or relating to the operation of the Business or ownership of the Purchased Assets prior to or on the Closing Date, whether contingent or otherwise, fixed or absolute, known or unknown, matured or unmatured, present, future or otherwise, except for the Assumed Liabilities.

         1.4. Purchase Price. The purchase price payable to Sellers in consideration of the transfer to Buyer (and/or the Buyer Subsidiaries, if applicable) of the Purchased Assets shall be Forty Million Dollars ($40,000,000), plus (x) the amount, if any, by which Net Working Capital is greater than $7,993,190 less (y) the amount, if any, by which Net Working Capital is less than $7,993,190 (the "Cash Purchase Price"), subject to adjustment as provided in Section 1.7, plus the assumption by Buyer of the Assumed Liabilities (collectively, the "Purchase Price").

         1.5. Net Working Capital Estimate. No less than five Business Days prior to the Closing Date, the Sellers shall have delivered to Buyer a good faith estimate of Net Working Capital ("Estimated Net Working Capital") as of the end of business on the Closing Date together with (i) a statement of the calculation of Estimated Net Working Capital and (ii) a certificate signed by Sellers to the effect that Estimated Net Working Capital was determined in good faith in accordance with the provisions of this Section 1.5, which calculation shall be reasonably satisfactory to Buyer. The statement of Estimated Net Working Capital shall be prepared in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent with the Financial Statements, giving preference to GAAP over consistency; provided, however, that the concept of materiality shall be disregarded (the "Accounting Principles").

         1.6. Payments. On the Closing Date, (i) Buyer shall pay to Parent, or at the written direction of Parent, to BankBoston, by wire transfer (w) Thirty-Eight Million Dollars ($38,000,000) plus (x) the amount, if any, by which Estimated Net Working Capital is greater than $7,993,190 less (y) the amount, if any, by which Estimated Net Working Capital is less than $7,993,190 (collectively, the "Cash Payment"), and (ii) Buyer shall pay Two Million Dollars

($2,000,000) (the "Escrow Fund") to the Escrow Agent by wire transfer pursuant to the Escrow Agreement, substantially in the form of Exhibit B hereto (the "Escrow Agreement").


         1.7. Post-Closing Adjustment.

                  (a) As promptly as practicable, but no later than 120 days after the Closing Date, Buyer will deliver to the Parent a statement setting forth Net Working Capital (the "Closing Statement") as of the close of business on the Closing Date (such statement shall contain the "Closing Net Working Capital"). The Closing Statement shall be prepared in accordance with the Accounting Principles; provided, that in the preparation of the Closing
Statement:

                           (i) The inventory balance for the Business as of the
Closing Date will be determined based on a physical count of the inventory of the Business as of the Closing Date by Buyer and Buyer's accountants, in accordance with the customary practices of the Sellers and their public accountants as regards the taking of a physical inventory. The physically counted inventory items will be valued at the lower of cost or market, the cost thereof being determined on a first-in, first-out basis.

                           (ii) Net Working Capital shall not include any
Excluded Liabilities.

                           (iii) Net Working Capital shall not include the value
of any Excluded Assets.

                  (b) During the thirty (30) day period after the delivery of the Closing Statement, Buyer shall provide Sellers and Parent, their employees, agents and consultants with reasonable access during normal business hours to its books, records, employees, agents and accountants used by Buyer in the preparation of the Closing Statement. If, within thirty (30) days after the delivery of the Closing Statement, Parent disputes in good faith that the Closing Statement has not been prepared in accordance with the Accounting Principles or that the Closing Statement is not mathematically accurate, Parent shall deliver to Buyer within such period a written notice (the "Dispute Notice") specifying in reasonable detail all disputed items and the basis therefor (collectively, the "Disputed Items"). The failure by Parent to provide a Dispute Notice within such thirty (30) day period to Buyer will constitute Parent's acceptance of the Closing Statement. Parent shall be deemed to have agreed with all items and amounts included in the Closing Statement except such items that are specifically disputed in the Dispute Notice. If Parent provides Buyer with a timely Dispute Notice, Buyer and Parent shall, within thirty (30) days (or such longer period as mutually agreed upon by Buyer and Parent) following the delivery of such Dispute Notice to Buyer (the "Resolution Period"), negotiate in good faith to resolve the Disputed Items to their mutual satisfaction. At the conclusion of the Resolution Period, Parent and Buyer shall refer all unresolved Disputed Items to an independent public accounting firm (the "Independent Accountant"). The Independent Accountant shall be a mutually acceptable "big five" independent public accounting firm; provided, that in the event Parent and Buyer are not able to mutually agree on an accounting firm, the Independent Accountant shall be Ernst & Young, Houston, Texas office. The parties shall cause the Independent Accountant to make a determination with respect to each unresolved Disputed Item within thirty (30) days after its engagement by Parent and Buyer to resolve such unresolved

Disputed Items, which determination shall be made on the sole basis of whether the Closing Statement has been prepared in accordance with the Accounting Principles and whether the Closing Statement is mathematically accurate. Buyer and Parent agree that the determination of the Independent Accountant shall be final and binding upon the parties and that judgment may be entered upon the determination of the Independent Accountant in any court having jurisdiction over the party against which such determination is to be enforced. The Independent Accountant shall determine, based solely on presentations by the Buyer and Parent and their respective representatives, and not by independent review, only those issues in dispute specifically set forth on the Dispute Notice and shall prepare a revised Closing Statement and render a written report as to the dispute and the resulting calculation of Closing Net Working Capital which shall be conclusive and binding upon the parties. In resolving any disputed item, the Independent Accountant: (w) shall be bound by the principles set forth in Section 1.7 hereof, (x) shall limit its review to matters specifically set forth in the Dispute Notice, (y) shall further limit its review to whether the Closing Statement is mathematically accurate and has been prepared in accordance with the Accounting Principles in accordance with Section
1.7 and (z) shall not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The fees, costs, and expenses of the Independent Accountant (i) shall be borne by the Sellers in the proportion that the aggregate dollar amount of such disputed items so submitted that are unsuccessfully disputed by Parent (as finally determined by the Independent Accountant) bears to the aggregate dollar amount of such disputed items so submitted and (ii) shall be borne by the Buyer in the proportion that the aggregate dollar amount of such disputed items so submitted that are successfully disputed by Parent (as finally determined by the Independent Accountant) bears to the aggregate dollar amount of such items so submitted. Whether any dispute is resolved by agreement among the parties or by the Independent Accountant, changes to the Closing Statement shall be made hereunder only for items as to which Parent has taken exception in the Dispute Notice. The fees and expenses of the Buyer's independent accountants incurred in connection with the issuance of the Closing Statement and review of any Dispute Notice shall be borne by the Buyer, and the fees and expenses of the Parent's independent accountants incurred in connection with its review of the Closing Statement shall be borne by the Parent.

                  (c) Upon determination of the Closing Net Working Capital:

                           (i) In the event that Closing Net Working Capital is
greater than the Estimated Net Working Capital, Buyer shall pay Sellers an aggregate amount equal to such excess in cash within five (5) Business Days after the determination of Closing Net Working Capital pursuant to this Section 1.7.

                           (ii) In the event that Closing Net Working Capital is
less than the Estimated Net Working Capital, Sellers shall pay Buyer an aggregate amount equal to such deficiency (the "Deficiency") in cash within five
(5) Business Days after the determination of Closing Net Working Capital pursuant to this Section 1.7; provided that the first $500,000 of any Deficiency shall be funded by a distribution to Buyer from the Escrow Fund out of the cash otherwise distributable to Sellers pursuant to Section 2.5(a)(i) of the Escrow Agreement.

                           (iii) In the event of a payment pursuant to either
1.7(c)(i) or (ii), such payment shall include interest thereon from the Closing Date to the date of actual payment at a variable rate equal to the prime rate (as reported in the Wall Street Journal "Money Rates") from and including the Closing Date to, but not including, the date of payment.

         1.8. Closing. The closing under this Agreement (the "Closing") will take place at 10:00 A.M., local time, within three (3) Business Days after satisfaction or waiver of the conditions set forth in Section 5.1 or 5.2 at the offices of Porter & Hedges, L.L.P., Houston, Texas, or, if required by Buyer's financing sources, at a location to be designated by such sources in New York, New York, or if the conditions to Closing set forth in Article V of this Agreement shall not have been satisfied by such date, as soon as practicable after such conditions shall have been satisfied, or at such other time, date or place as the parties shall mutually agree. The date on which Closing occurs is sometimes referred to herein as the "Closing Date." For accounting and tax purposes, the Closing shall be effective as of 11:59 p.m. on the Closing Date (the "Effective Time").

         1.9. Certain Consents. Nothing in this Agreement shall be construed as an agreement to assign any contract, agreement, permit, franchise, right or claim included in the Purchased Assets which is by its terms or in law nonassignable, or is not assignable without the consent of the other party or parties thereto, unless such consent shall have been given, or as to which all the remedies for the enforcement thereof enjoyed by Sellers would not, as a matter of law, pass to Buyer as an incident of the assignments provided for by this Agreement (a "Non-Assignable Contract"). Buyer shall reasonably cooperate with Sellers in their effort to obtain any such consent, including without limitation providing its financial statements to the other party to the applicable contract or agreement subject to a confidentiality agreement and using its commercially reasonable efforts to obtain surety bonds with respect to the applicable contract or agreement; provided, that the parties acknowledge that Buyer may not be able to obtain such bonds until after the Closing. To the extent that any such consent or approval in respect of, or an novation of, a Non-Assignable Contract shall not have been obtained on or before the Closing Date, the parties shall use their commercially reasonable efforts and shall cooperate in any reasonable arrangement, to the extent permitted by law, to assure the Buyer the benefits of such Non-Assignable Contract and to allow Buyer to perform Sellers' obligations under such Non-Assignable Contract to the extent arising after the Effective Time. To the extent lawful and reasonable under the circumstances, including the obtaining of any such necessary consent or approval after the Closing (provided that Sellers and their Affiliates shall not be required to pay any money or other consideration in excess of nominal amounts to effect such consent or approval), Sellers, at the request and under the direction of Buyer, shall take all reasonable actions to assure that the rights of the Sellers under the Non-Assignable Contracts shall be preserved for the benefit of and delivered to the Buyer. Nothing in this Section shall in any way diminish Parent's and Sellers' obligations hereunder to obtain all consents and approvals (except for the Purchase Order Consents) and to take all such other actions prior to or at Closing as are necessary to enable Sellers to convey or assign valid title to all the Purchased Assets to Buyer.

         1.10. Deliveries and Proceedings at Closing. At the Closing:

                  (a) Deliveries by Sellers. Sellers will deliver or cause to be delivered to Buyer (and/or the Buyer Subsidiaries, if applicable):

                           (i) a bill of sale and instrument of assignment to
the tangible Purchased Assets, duly executed by each Seller substantially in the form of Exhibit C hereto (the "Bill of Sale");

                           (ii) special warranty deeds (the "Deeds") in the
customary and proper form for recording, duly executed and acknowledged, subject only to Permitted Encumbrances and to all matters of record in the applicable counties, to the extent valid, subsisting and enforceable and not shown on the applicable Title Policy (as hereinafter defined), so as to convey to Buyer (and/or the Buyer Subsidiaries, if applicable) good, marketable (with respect to any Owned Real Property located outside of Texas) or indefeasible (with respect to any Owned Real Property located in Texas) and insurable title to the Owned Real Properties (as defined in Section 2.17 hereof) (the "Deeds");

                           (iii) an assignment of all licenses, permits and
warranties relating to the Purchased Assets and of any trademarks, trade names, patents and the like relating to the Purchased Assets, including an assignment of any patents relating to the Business which are owned by ITEQ IP (the "Intangibles Assignment");

                           (iv) title certificates to any motor vehicles and
trailers owned by Sellers and included in the Purchased Assets duly executed by the applicable Seller (together with any other transfer forms necessary to transfer title to such vehicles);

                           (v) powers of attorney to Buyer to endorse all checks
made payable to Parent, any Seller or any of their Affiliates relating to trade and other notes and accounts receivable of the Business and for the Lock-Box Account;

                           (vi) the Escrow Agreement, duly executed by Parent
and each Seller;

                           (vii) the Assumption Agreement, as executed by each
Seller and the Parent;

                           (viii) the Bank Releases and Termination Statements;

                           (ix) an opinion of Porter & Hedges, L.L.P., dated as

of the Closing Date, substantially in the form of Exhibit D hereto (the "Sellers' Counsel Opinion");

                           (x) the consents and approvals of third parties
listed in Section 2.5(b) of the Disclosure Letter.

                           (xi) a certificate from each Seller stating that it
is not a foreign person in accordance with Sections 897 and 1445 of the Code;

                           (xii) the Assignment of Leases, duly executed by the
Sellers;

                           (xiii) duly executed transfers of all of the capital
stock of each Foreign Subsidiary, duly executed share certificates with respect to such stock in the name of Buyer and/or, at Buyer's option, the Buyer Subsidiaries and the stock record books, if any, for each of the Foreign Subsidiaries which such books shall include the cancelled share certificates of the Sellers;

                           (xiv) the Resignations;

                           (xv) evidence of the Board of Directors resolutions
referenced in Section 4.26 hereof.

                           (xvi) the certificates required by Sections 5.1; and

                           (xvii) such other instruments of conveyance as shall,
in the reasonable opinion of Buyer and its counsel, be necessary to vest in Buyer (and/or the Buyer Subsidiaries, if applicable) good, valid and marketable (or, with respect to Owned Real Property in Texas, indefeasible) title to the Purchased Assets in accordance with Section 1.1.

                  (b) Deliveries by Buyer.

                           (i) At the Closing, Buyer will deliver to Sellers:

                                    (1) the Closing Cash Payment as provided in
Section 1.6;

                                    (2) the Assumption Agreement, duly executed
by Buyer;

                                    (3) the Bill of Sale, duly executed by
Buyer;

                                    (4) the Intangibles Assignment, duly
executed by Buyer;

                                    (5) the Escrow Agreement, duly executed by
Buyer.

                                    (6) an opinion of Dechert Price & Rhoads,
dated as of the Closing Date, substantially in the form of Exhibit E hereto ("Buyer's Counsel Opinion");

                                    (7) the Assignment of Leases, duly executed
by Buyer; and

                                    (8) the certificates required by Sections
5.2.

                           (ii) At the Closing, Buyer will deliver to the Escrow
Agent the Escrow Fund amount.


                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLER

                  As of the date of this Agreement, Parent and each Seller hereby jointly and severally represent, warrant and covenant to and with Buyer as follows:

         2.1. Organization; Power and Authority. Parent and each Seller and Foreign Subsidiary are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation set forth in Section 2.1 of the Disclosure Letter.

Each Seller and Foreign Subsidiary has all requisite power and authority to own, lease or operate its properties and assets as now owned or leased and to carry on its businesses as and where now being conducted. Parent and each Seller has all requisite power and authority to make, execute, deliver and perform this Agreement, the Bill of Sale, the Assumption Agreement and all other agreements, documents and instruments to which Parent or each such Seller is a party and to effect the transactions contemplated hereby and thereby.

         2.2. Qualification; Location of Business and Assets. Each Seller is duly qualified and in good standing as a foreign corporation and duly authorized to do business in the jurisdictions set forth in Section 2.2 of the Disclosure Letter, and such jurisdictions are the only jurisdictions wherein the character of the Purchased Assets or the conduct of the Business make such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect. Set forth in Section 2.2 of the Disclosure Letter is each location (specifying state, county and city) where any Seller or Foreign
Subsidiary: (a) has a place of business, (b) owns or leases real property, and
(c) owns or leases any other material tangible property, including equipment, furniture and fixtures, relating to the Business.

         2.3. Authorization and Enforceability. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent and Sellers, including, if necessary, shareholder approval. This Agreement has been, and at Closing the Ancillary Agreements will have been duly executed and delivered by Sellers and Parent (to the extent such Seller and Parent is a party thereto), and this Agreement constitutes, and at Closing the Ancillary Agreements will constitute, the legal, valid and binding obligations of Sellers and Parent (to the extent such Seller and Parent is a party thereto), enforceable against each of them in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally and general principles of equity.

         2.4. Subsidiaries; Ownership. No Seller or Foreign Subsidiary, directly or indirectly, owns any stock of, or any other interest in, any other corporation or business entity other than as set forth in Section 2.4 of the Disclosure Letter. The outstanding capital stock of each Foreign Subsidiary is owned beneficially and of record by ITEQ Storage. There are no outstanding options, warrants, rights, agreements, calls, commitments or demands of any character relating to the capital stock of any Foreign Subsidiary and no securities convertible into or exchangeable for any of such capital stock.

         2.5. No Violations.

                  (a) Except as set forth in Section 2.5(a) of the Disclosure Letter, the execution, delivery and performance by Parent or any Seller of this Agreement and the Ancillary Agreements to which such Seller or Parent is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) contravene any provision of Parent's or any Seller's or Foreign Subsidiary's charter or bylaws; (b) conflict with or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice or both, constitute a default) under any provision of, result in acceleration of any obligation under, or give rise to a right by any party to terminate or amend its obligations under, any indenture, mortgage, loan or credit agreement or any other agreement or instrument to which Parent or any Seller or Foreign Subsidiary is a party or by which it or any of its assets may be bound or affected (including the Assumed Contracts), except as a result of the failure to obtain any Purchase Order Consent or any judgment or order of any court or governmental department, commission, board, agency or instrumentality, domestic or foreign, or any applicable law, rule or regulation, (c) violate any statute, rule, regulation or ordinance applicable to Parent or any Seller or Subsidiary, (d) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the Purchased Assets or Foreign Subsidiary Assets or give to any third Person any interest or rights therein, (e) result in the maturation or acceleration of any liability or obligation of Parent or any Seller or Foreign Subsidiary (or give to any third Person the right to cause such a maturation or acceleration), or (f) result in the termination of or loss of any right (or give to any third Person the right to cause such a termination or loss) under any agreement or contract to which Parent or any Seller or Foreign Subsidiary is a party or by which any of them may be bound.

                  (b) Except for any approvals required by the HSR Act, no consent, approval, order or authorization of, or registration, declaration or filing with, any Person is required by Parent or any Seller or Foreign Subsidiary in connection with the execution and delivery of this Agreement, the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, except for (i) any Purchase Order Consents or (ii) consents of third Persons which are required to transfer or assign to Buyer any Purchased Assets or assign the benefits of or delegate performance with regard thereto, which consents referred to in this subclause (ii) are disclosed in Section 2.5(b) of the Disclosure Letter.

         2.6. Financial Statements.

                  (a) The books of account and related records of Sellers and the Foreign Subsidiaries for the Business fairly reflect in reasonable detail its assets, liabilities and transactions relating to the Business in accordance with generally accepted accounting principles for the country in which such Seller or Foreign Subsidiary is incorporated. Attached to Section 2.6(a) of the Disclosure Letter are unaudited balance sheets of the Business as of December 31, 1996, December 31, 1997, December 31, 1998 and December 31, 1999 and income statements for the periods then ended (such financial statements including the notes thereto being referred to collectively herein as the "Financial Statements").

                  (b) The Financial Statements have been compiled from and are in accordance with the Sellers' and Foreign Subsidiaries' books and records and fairly present in all material respects the financial condition, assets and liabilities of the Business as of their respective dates and the results of operations of the Business for the periods then ended, and have been prepared in accordance with GAAP, consistently applied; provided that the Financial Statements lack footnotes, schedules and other presentation items. Since October 31, 1997, there has not been any change in the method of accounting or keeping of books of account or accounting practices with respect to the Business. All references in this Agreement to the "Balance Sheet" shall mean the balance sheets of the Division as of December 31, 1999 included in the Financial Statements and all references to the "Balance Sheet Date" shall mean December 31, 1999.

         2.7. Undisclosed Liabilities. Neither, Parent nor any Seller or Foreign Subsidiary has any liability or obligation of any nature, whether due or to become due, absolute, contingent or otherwise, with respect to the Business, including liabilities for or in respect of federal, state or local Taxes and any interest or penalties related thereto, except (a) to the extent reflected as a liability on the Balance Sheet, (b) incurred in the ordinary course of business since the Balance Sheet Date and fully reflected as liabilities on Sellers' books of account, none of which individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect or (c) as disclosed on Section 2.7 of the Disclosure Letter.

         2.8. No Changes. Except as disclosed in Section 2.8 of the Disclosure Letter, since the Balance Sheet Date, the Sellers and the Foreign Subsidiaries have conducted the Business only in the ordinary course and in accordance with past practices. Without limiting the generality of the foregoing sentence, except as disclosed in Section 2.8 of the Disclosure Letter, since the Balance Sheet Date:

                  (a) there has not been any change (or series of changes) in the present or prospective condition (financial or otherwise), results of operations, assets, liabilities, earnings, competitive position or business of the Business that, individually or in the aggregate, has had or reasonably could be expected to have a Material Adverse Effect, except as may have occurred as a result of conditions affecting the industry of the Business generally;

                  (b) no Seller or Foreign Subsidiary has made or promised to make any increase in any salaries, rates of pay or other compensation or benefits of any Employees employed in the Business, except for customary increases and progressions for employees which increases and progressions were made in the ordinary course of business or changes in benefits generally provided to all of such Seller's occupational and/or management employees;

                  (c) no Seller or Foreign Subsidiary has suffered any damage, destruction or loss of any tangible assets or properties primarily related to, primarily used in or otherwise necessary or material to the conduct of the Business (whether or not covered by insurance) in excess of $50,000;

                  (d) no Seller or Foreign Subsidiary has suffered any strike or other material labor trouble, or has entered into any material agreement or material negotiation with any labor union or other collective bargaining representative of any Employees;

                  (e) there has not been any change or any threat of any change in any of any Seller's or Foreign Subsidiary's relations with, or any loss or threat of loss of, any of the material suppliers, distributors or customers of the Business;

                  (f) there has not been any cancellation or knowing waiver of any right by Parent, Seller or any Foreign Subsidiary under any contract, lease, agreement, license or permit which right is or was, prior to such cancellation or waiver, material to the Business;

                  (g) there has not been any sale, transfer or other disposition of, or subjection to any Encumbrance of, any assets, properties or rights constituting, primarily related to, primarily used in or otherwise necessary or material to the conduct of the Business, except for

Permitted Encumbrances, sales of inventory and sales of obsolete or damaged equipment or retirement of equipment, in each case in the ordinary course of business;

                  (h) there has not been any making or authorization of any capital expenditures in excess of $100,000 in the aggregate;

                  (i) there has not been any payment, discharge or satisfaction of any material liability or obligation (whether accrued, absolute, contingent or otherwise) of the Business, other than the payment, discharge or satisfaction, in the ordinary course of business, of liabilities or obligations shown or reflected on the Balance Sheet or incurred in the ordinary course of business since the Balance Sheet Date;

                  (j) there have not been any write-offs as uncollectible of any notes or accounts receivable of any Seller or Foreign Subsidiary with respect to the Business or write-downs of the value of any assets by any Seller with respect to the Business other than in immaterial amounts or in the ordinary course of business consistent with past practice;

                  (k) there has not been any change by any Seller or Foreign Subsidiary in any method of accounting or keeping its books of account or accounting practices with respect to the Business;

                  (l) there has not been any disposition of or failure to keep in effect any rights in, to or for the use of any patent, trademark, service mark, trade name or copyright of the Business, or to the knowledge of Sellers, any disclosure to any person not an Employee or other disposal of any trade secret, process or know-how of the Business; or

                  (m) there has not been any material transaction, agreement or event relating to the Business to which any Seller or Foreign Subsidiary is a party or a participant outside the ordinary course of business or inconsistent with such Seller's or Foreign Subsidiary's past practice relating to the Business.

         2.9. Taxes.


                  (a) All returns and reports for Taxes, including information returns, that are required to have been filed in connection with, relating to, or arising out of, the Business (the "Returns"), have been timely filed and all such Returns are true, complete and accurate in all material respects. Except as set forth in Section 2.9 of the Disclosure Letter, all Taxes that are shown to have come due pursuant to such returns or reports (whether or not reflected on such returns or reports) have been paid or accrued (and in the case of any such Taxes of a Foreign Subsidiary, will, to the extent not paid as of the Closing, be reflected as a Current Liability on the Closing Statement), and all other Taxes in connection with, relating to, or arising out of, the Business for which a notice of assessment or demand for payment has been received have been paid. All such returns or reports have been prepared in accordance in all material respects with all applicable laws and requirements and accurately reflect the taxable income (or other measure of Tax) of the applicable Seller, Foreign Subsidiary or other operator of the Business. Sellers, Parent or the Foreign Subsidiaries have paid all other Taxes that otherwise have become due and payable with respect to the Business except as set forth in Section 2.9 of the Disclosure Letter, and Sellers, Parent or the Foreign Subsidiaries have adequately provided for, on its books of account and related records, liability for all other Taxes relating to the Business not yet due and payable. Neither Parent, nor any Seller or Foreign Subsidiary has received any notice of proposed adjustment, deficiency or underpayment of Taxes relating to the Business, which notice has not been satisfied by payment or been withdrawn, and there are no claims or proposed adjustments that have been, or are anticipated to be, asserted or threatened relating to Taxes with respect to the Business. Neither Parent, nor any Seller or Foreign Subsidiary is currently the subject of any audit or examination with respect to Taxes relating to the Business.

                  (b) There are no liens or Encumbrances with respect to Taxes upon the Purchased Assets or upon the Foreign Subsidiary Assets, in each case other than customary liens for current Taxes not yet due and payable.

                  (c) None of the Purchased Assets or Foreign Subsidiary Assets
(i) is property that is required to be treated as owned by another person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Code; (ii) is "tax-exempt use property" within the meaning of Section 168(h) of the Code or (iii) directly or indirectly secures any debt the interest of which is tax-exempt under Section 103(a) of the Code.

                  (d) Sellers, Parent and the Foreign Subsidiaries have withheld and paid all Taxes required to be withheld and paid with respect to the Business including, but not limited to, income, social security and employment Taxes.

                  (e) There is no ruling issued specifically to Parent or any Seller or Foreign Subsidiary except rulings of general applicability to all taxpayers or to the industry of the Business (or closing agreement to which any Seller or any Affiliate is a party) concerning Taxes which would have continuing effect on the Buyer or a Foreign Subsidiary after the Closing Date.

                  (f) None of the Purchased Assets is an entity that is treated as a partnership for federal income tax purposes.

                  (g) Neither Parent nor any Seller is a foreign person within the meaning of Sections 897 and 1445 of the Code.

                  (h) Neither Parent nor any Seller or Foreign Subsidiary has waived any statute of limitations with respect to Taxes.

                  (i) Section 2.9 of the Disclosure Letter reflects each jurisdiction in which any Seller or Foreign Subsidiary has filed income, sales and use or payroll Tax returns with respect to the Business. No Seller or Foreign Subsidiary has received any notice from a taxing authority for a jurisdiction in which such entity has not filed Tax returns with respect to the Business for a taxable period asserting that the Business may be subject to Tax in that jurisdiction for such period.

         2.10. Accounts Receivable. All of the trade accounts and notes receivable of the Business reflected on the Balance Sheet or acquired after the date thereof represent amounts receivable for merchandise actually delivered or services actually provided (or, in the case of non-trade accounts or notes, represent amounts receivable in respect of other bona-fide business transactions), have arisen in the ordinary course of business, are not subject to any material counterclaims or offsets and have been billed and are generally due within 30 days after such billing. All such receivables are fully collectible in the normal and ordinary course of business, except as reserved in the Closing Statement.

         2.11. Inventory. All of the inventory of the Sellers and the Foreign Subsidiaries relating to the Business and reflected in the Balance Sheet, and all inventories acquired since the Balance Sheet Date, are valued at the lower of cost or market, the cost thereof being determined on a first-in, first-out basis. All of the inventory reflected in the Balance Sheet and all inventory acquired since the Balance Sheet Date consist of items of a quality and quantity usable and saleable in the ordinary course of business subject to any reserve for writedown included in the Closing Statement.

         2.12. No Pending Litigation or Proceedings. Except as set forth on
Section 2.12 of the Disclosure Letter, there are no actions, suits, investigations, proceedings or claims pending or, to the best of Sellers' knowledge, threatened by or against or affecting the Business or the Purchased Assets, at law or in equity, by or before any court or governmental department, agency or instrumentality. There are presently no outstanding judgments, decrees or orders of any court or any governmental or administrative agency to which Parent, any Seller or any Subsidiary is a party or is bound, that could adversely affect the Business, the Purchased Assets, or the performance of the obligations of Parent or any Seller hereunder, and neither Parent, any Seller or Subsidiary is in default in respect of any such order, decree or ruling.

         2.13. Contracts; Compliance. Section 2.13 of the Disclosure Letter contains a complete and correct list of all outstanding contracts to which Parent or, any Seller is a party or by which any of them is bound included in the Purchased Assets or Assumed Liabilities and all outstanding contracts to which any Foreign Subsidiary is a party or by which any of them is bound: (a) which have unexpired terms of more than one (1) year and cannot be terminated by the applicable Seller or Foreign Subsidiary without penalty or payment on thirty
(30) days notice or less; (b) which would require over the full term thereof payments by or to any Seller or Foreign Subsidiary of more than $50,000; (c) pursuant to which there were payments by or to any Seller or Foreign Subsidiary of more than $50,000 for the twelve-month period ended November 30, 1999, (d) which relate to mortgages, indentures, loan or credit agreements, security agreements and other agreements relating to the borrowing of money or extension of credit (other than bona fide trade accounts payable arising from the purchase of goods or services in the ordinary course of business consistent with past practice with payment terms not exceeding 90 days), (e) which relate to employment or severance arrangements, (f) which are license agreements, (g) which are customer purchase orders, (h) which were entered into out of the ordinary course of business of the Business, or (i) which are otherwise material to the Business (collectively the "Material Contracts"); provided that the list of customer purchase orders included in Section 2.13 of the Disclosure Letter is accurate as of January 26, 2000 and is subject to change as a result of the ordinary course of operations of the Business between January 26, 2000 and the Closing Date. True and correct copies of the contracts listed in Section 2.13 of the Disclosure Letter (other than Purchase Orders which have unexpired terms of less than one (1) year or which have unexpired terms of more than one (1) year but can be terminated by the applicable Seller or Foreign Subsidiary without penalty or payment in thirty (30) days notice or less) have been delivered to Buyer. Each of the Material Contracts is valid, binding and enforceable against the applicable Seller or Foreign Subsidiary, and to the knowledge of Sellers, the other parties thereto, in accordance with its terms and is in full force and effect, except as such enforcement may be limited by applicable bankruptcy, solvency, moratorium or other similar laws affecting creditors' rights generally and by general principles of equity. Except as set forth in Section 2.13 of the Disclosure Letter, the applicable Seller and/or Foreign Subsidiary, and to the knowledge of Sellers, each of the other parties thereto, have performed all material obligations required to be performed by them under, and are not in material default under, any of the Material Contracts and no event has occurred which, with notice or lapse of time, or both, would constitute such a default by such Seller and/or Foreign Subsidiary, or to Sellers' knowledge, the other parties thereto. Except as disclosed on Section
2.13 of the Disclosure Letter, Parent, Sellers and the Foreign Subsidiaries have not received any written claim from any other party to any Material Contracts that any Seller or Foreign Subsidiary has breached any obligations to be performed by it thereunder, or is otherwise in default or delinquent in performance thereunder. All sales representation and distributor agreements pertaining to the Business are terminable by the applicable Seller or Foreign Subsidiary without penalty or payment on ninety (90) days notice or less. There are no agreements not to compete which adversely affect or restrict the conduct of the Business or could reasonably be expected to adversely affect or restrict the conduct of the Business by Buyer after the Closing.

         2.14. Compliance with Laws. Section 2.14 of the Disclosure Letter sets forth a list of all material permits, certificates, licenses, orders, registrations, franchises, authorizations and other approvals from all federal, state, local and foreign governmental and regulatory bodies which are required in connection with the operation of the Business. Sellers and the Foreign Subsidiaries hold and are in material compliance with all permits, certificates, licenses, orders, approvals, consents, registrations, franchises and authorizations required under all laws, rules and regulations in connection with the Business, and, all of such permits, certificates, licenses, orders, approvals, consents, registrations, franchises and authorizations are in full force and effect. Except with respect to Environmental Laws (which are the subject of Section 2.15 hereof), Sellers and the Foreign Subsidiaries have conducted the Business in compliance in all material respects with all applicable statutes, rules, regulations and orders, federal, governmental, state and municipal. Except with respect to Environmental Laws (which are the subject of Section 2.15 hereof), no notice, citation, summons or order has been received by Parent, any Seller or Foreign Subsidiary, or to Sellers' knowledge, issued, no complaint has been served, or to Sellers' knowledge filed, no proceedings have been commenced, no penalty has been assessed and no investigation or review is pending or, to Sellers' knowledge, threatened by any Governmental Authority or other entity (a) with respect to any alleged violation by any Seller or Foreign Subsidiary in connection with the conduct of the Business of any law, ordinance, rule, regulation or order of any Governmental Authority or (b) with respect to any alleged failure by Parent or any Seller or Foreign Subsidiary to have or to comply with any permit, certificate, license, consent, approval, registration or authorization required in connection with the Business or otherwise applicable to the Business.

         2.15. Environmental Matters.

                  (a) To the extent relating to the Business, except as disclosed in Section 2.15 of the Disclosure Letter, which disclosed items could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

                           (i) To the knowledge of Sellers, Sellers and the
Foreign Subsidiaries hold and formerly held, and are and have been, in compliance in all material respects with, all Environmental Permits, and the Sellers and Foreign Subsidiaries are and have been, in compliance in all material respects with all applicable Environmental Laws, and there are no circumstances known to Sellers or Parent that might prevent or interfere with such compliance in the future;

                           (ii) Neither Parent nor any Seller or Foreign
Subsidiary has received any material Environmental Claim, and neither Parent nor any Seller or Foreign Subsidiary is aware of any threatened material Environmental Claim or of any circumstances, conditions or events that could reasonably be expected to give rise to a material Environmental Claim against Parent, Sellers or the Foreign Subsidiaries arising out of or relating to the Business;

                           (iii) Neither Parent nor any Seller or Foreign
Subsidiary has entered into or agreed to any consent decree, order or agreement under any Environmental Law, and neither Parent nor any Seller or Foreign Subsidiary is subject to any judgment, determination of any Governmental Authority, decree, order, notice of any Governmental Authority or, to Sellers' knowledge, other requirement (except for ordinary day-to-day requirements under Environmental Laws) relating to its compliance with any Environmental Law or to its investigation, cleanup, remediation or removal of Hazardous Materials under any applicable Environmental Law;

                           (iv) To the knowledge of Sellers, there are no past
or present actions, activities, events, conditions or circumstances, including without limitation the use, generation, management, Release, threatened Release, treatment or storage of Hazardous Materials (including, without limitation, with respect to assets, businesses, properties or facilities currently or formerly owned, operated, leased or used by Parent or any Seller or Foreign Subsidiary with respect to the Business or with respect to any off-site location), in material violation of, or in a manner or location that has or could give rise to any material liability under, any Environmental Laws in effect on the date hereof and the Closing Date or any contract or agreement;

                           (v) No modification, revocation, reissuance,
alteration, transfer, or amendment of the Environmental Permits, or any review or approval of, any third party of the Environmental Permits is required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby or the uninterrupted continuation of the Business following such consummation except for such modifications, revocations, reissuances, alterations, transfers or amendments which can be obtained without interruption to the continuation of the Business following such consummation and which shall not impose any material additional obligations or limitations upon Buyer after the Closing; and

                           (vi) There have been no unresolved claims made or, to
the knowledge of Sellers, threatened against the Parent or any Seller or Foreign Subsidiary alleging that any disposal, release or threatened release of Hazardous Materials at or from any tank or tank system which was designed, upgraded, maintained, altered or otherwise serviced by the Business was or is, in full or in part, a result of the acts, omissions or negligence of Parent or any Seller or Foreign Subsidiary, or for which Parent or any Seller or Foreign Subsidiary is or is alleged to be responsible or liable (including without limitation at any customer's property).

                  (b) The Sellers and the Parent have provided the Buyer with copies of or access to all (i) environmental reports, studies, audits and analyses; (ii) any material environmental correspondence or notices, and (iii) and Environmental Permits, in each case with respect to the Business.

                  (c) For purposes of this Agreement, the following terms shall have the following meanings:

                  "Environmental Claim" means any written notice, claim, demand, action, suit, complaint, proceeding or other communication by any person alleging liability or potential liability (including without limitation liability or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, relating to, based on or resulting from (i) the use, generation, management, Release, threatened Release, treatment, storage or presence, of any Hazardous Materials at any location, or
(ii) any violation or alleged violation of any Environmental Law or Environmental Permit or (iii) otherwise relating to obligations or liabilities under any Environmental Laws.

                  "Environmental Permits" means all permits, licenses, consents, registrations and other governmental authorizations required for the Business and the operations of the Business and otherwise to conduct its business under Environmental Laws, including without limitation any applicable federal, state, local or other governmental tank installer certifications required to work on, repair, alter, remove, upgrade or maintain storage tanks (to the extent the Business conducts such activities).

                  "Environmental Laws" means all applicable federal, foreign, state and local statutes, rules, regulations, ordinances, orders, codes or practice (only with respect to U.K. law), circulars and guidance notices (only with respect to U.K. law), decrees and common law relating in any manner to contamination, pollution or protection of human health or the environment, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, the Solid Waste Disposal Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Occupational Safety and Health Act, the Emergency Planning and Community-Right-to-Know Act, the Safe Drinking Water Act, all as amended, and similar foreign, state and local laws.

                  "Hazardous Materials" means all hazardous or toxic substances, wastes, materials or chemicals, petroleum (including crude oil or any fraction thereof) and petroleum products, asbestos and asbestos-containing materials, pollutants, contaminants and all other materials and substances, regulated pursuant to, or that could form the basis of liability under, any Environmental Law.

                  "Release" means any release, emission, discharge or disposal.

         2.16. Assets. Except as disclosed in Section 2.16 of the Disclosure Letter, Sellers and the Foreign Subsidiaries have, and upon consummation of the transactions contemplated by this Agreement, Buyer and the Foreign Subsidiaries will have good, valid and marketable (or indefeasible, with respect to Owned Real Property in Texas) title to, or good, valid and indefeasible leasehold interest in, all of the Purchased Assets and the Foreign Subsidiary Assets, whichever applicable, free and clear of any Encumbrance except for Permitted Encumbrances, and none of the Purchased Assets or Foreign Subsidiary Assets is owned jointly with any other Person.

         2.17. Real Estate.

                  (a) Sellers and the Foreign Subsidiaries have good, marketable and insurable, with respect to the real properties located outside of Texas, or good, indefeasible and insurable, with respect to the real properties located in Texas, fee simple title (both legal and beneficial) to the real properties listed on Section 2.17(a) of the Disclosure Letter (the "Owned Real Properties") which are the only real property owned by the Sellers or the Foreign Subsidiaries relating to the operation of the Business. Sellers have delivered to Buyer complete and correct copies of all existing title insurance policies held by the Parent, Sellers and the Foreign Subsidiaries, and all surveys held by the Parent, Sellers and the Foreign Subsidiaries with respect to the Owned Real Properties. The Owned Real Properties are free and clear of all Encumbrances, except: (a) Encumbrances set forth on Section 2.17(a) of the Disclosure Letter and (b) Permitted Encumbrances. Each Seller or Foreign Subsidiary is in actual possession of its respective Owned Real Properties.

                  (b) (i) Section 2.17(b) of the Disclosure Letter contains an accurate and complete list of all leases, assignments of leases, subleases or other rights of occupancy pursuant to which any Seller or Foreign Subsidiary leases, subleases or otherwise occupies any real property or interest therein relating to the operation of the Business (collectively, the "Real Property Leases"). Each Seller or Foreign Subsidiary is, or the respective predecessor by merger, consolidation or name change is, the named lessee under the applicable Real Property Lease (with the applicable Seller or Subsidiary identified as such on Section 2.17(b) of the Disclosure Letter with respect to each Real Property Lease), and no party other than the Parent, any Subsidiary of Parent, the Sellers or a Foreign Subsidiary has any right to possession, occupancy or use of any of the properties demised under the Real Property Leases. A true and correct copy of each Real Property Lease has been delivered to Buyer, together with all amendments and modifications thereto, and all subordination, non-disturbance and/or attornment agreements related thereto, and no changes have been made thereto since the date of delivery. Each Real Property Lease is valid and in full force and effect and is binding and enforceable in accordance with its terms with respect to the applicable Seller or Foreign Subsidiary and, to Seller's knowledge, the other party thereto, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally and to general principles of equity. Subject to obtaining the Landlord Consents, no Seller or Foreign Subsidiary is, and to Sellers' knowledge, no other party is, in material default under any provision of any of the Real Property Leases, and no event has occurred which (with or without notice, lapse of time or both) would constitute a material default thereunder by the applicable Seller or Foreign Subsidiary or, to Sellers' knowledge, any other party thereto.

                      (ii) A Seller or Foreign Subsidiary (whichever applicable) is in actual exclusive possession of the properties demised to such Seller or Foreign Subsidiary under the Real Property Leases. Each Seller and Foreign Subsidiary has good, valid and indefeasible title to all the leasehold estates conveyed to such Seller or Foreign Subsidiary under the Real Property

Leases (the "Leased Real Estate") free and clear of all Encumbrances except for Permitted Encumbrances and the terms and provisions of the Real Property Leases, and are not, with respect to the properties demised under the Real Property Leases, subject to any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever except for Permitted Encumbrances and the terms and conditions of the Real Property Leases.

                           (iii) All work required to be performed under the
Real Property Leases by the landlords thereunder or by Parent, the Sellers or Foreign Subsidiaries has been performed in all material respects, and, to the extent that Parent or any Seller or Foreign Subsidiary is responsible for payment of such work, has been fully paid for, whether directly to the contractor performing such work or to such landlord as reimbursement therefor, except to the extent payment is being contested in good faith through appropriate proceedings. The basic rent, all additional rent and all other amounts due and payable under the Real Property Leases have been paid to date and not more than one month in advance, except to the extent payment is being contested in good faith through appropriate proceedings (and if being so contested, full details are set out in Section 2.18(b) of the Disclosure Letter). There are no brokerage fees or commissions due from Parent, any Seller or any Foreign Subsidiary with respect to any of the Real Property Leases.

                           (iv) There have been no casualties, damages or
destruction which could result in the termination of any Real Property Lease or the application of any buy-out provisions contained in any Real Property Lease relative to such damage.

                           (v) Except as set forth in Section 2.17(b) of the
Disclosure Letter, neither the consent of any of the landlords under any of the Real Property Leases, nor the consent of any person (collectively, the "Landlord Consents") claiming by or through such landlord or any such other party, is required by reason of any of the transactions contemplated by this Agreement, and none of the rights of the Business will be impaired by the consummation of the transactions contemplated by this Agreement. Subject to the terms and provisions of the applicable Real Property Lease and the receipt of the Landlord Consents, Buyer will be able to enforce all the rights of tenant under the Real Property Leases after the Closing Date without the consent or agreement of any other party, including all rights to purchase any of the parcels demised by the Real Property Leases or to renew any of the Real Property Leases pursuant to options to purchase or renew contained in any of the Real Property Leases (collectively, the "Options") Neither the Sellers nor the Foreign Subsidiaries have exercised any Options with respect to the Real Property Leases, except as set forth in Section 2.17(b) of the Disclosure Letter.

                  (c) The Owned Real Properties and the premises demised under the Real Property Leases constitute all of the real property (the "Real Property") related to the operation of the Business. Except as set forth in
Section 2.17(c) of the Disclosure Letter, the buildings and other improvements to the Real Property are operational and in good condition and repair, ordinary wear and tear excepted. No portion of any of the improvements erected on the Owned Real Properties encroaches on adjoining property or public streets. The water, gas, electricity and other utilities serving each parcel of the Real Property are currently adequate to service the normal operation of the Business on each parcel of the Real Property as currently conducted.

The use of each parcel of the Real Property by the applicable Seller or Foreign Subsidiary is permitted under the zoning classification applicable to such parcel or is otherwise permitted by relevant planning law or by variance, permit or as a pre-existing nonconforming use, and none of such uses nor, with respect to the Owned Real Property, the parcels themselves are otherwise nonconforming.

                  (d) Neither the Sellers nor the Foreign Subsidiaries have received written notice of or has any actual knowledge of any (a) pending or threatened condemnation action, eminent domain proceeding, enforcement proceedings or other litigation, action or proceeding concerning any of the Real Property, or (b) any pending or threatened investigation by any governmental authority which relates to the ownership, maintenance, use or operation of any of the Real Property.

                  (e) Parent and Sellers have supplied to Buyer prior to the date of this Agreement with a true, correct and complete copy of every document of title relating to the Owned Real Property located in the United Kingdom.

                  (f) Each Seller maintains a place of business in more than one state in the United States and each Seller's chief executive office is located in Texas.

         2.18. Condition of the Assets. The Purchased Assets and the Foreign Subsidiary Assets are suitable for the purposes for which they are presently used and, except as set forth in Section 2.18 of the Disclosure Letter, there is no expenditure presently required in order to maintain such condition and state of repair or replace any such Purchased Asset or Foreign Subsidiary Asset which individually exceeds $10,000 or in the aggregate exceeds $50,000. The Purchased Assets, other than the Excluded Assets, and the Foreign Subsidiary Assets represent all assets and rights that are used by Parent, the Sellers and the Foreign Subsidiaries in the operation of the Business.

         2.19. Employees.

                  (a) The relations of Sellers and the Foreign Subsidiaries with the Business Employees are good. Except as disclosed in Section 2.19(a) of the Disclosure Letter: (i) no Business Employee is represented by any union, collective bargaining or similar labor agreement, (ii) there is no unfair labor practice charge pending, or to Sellers' knowledge, threatened against any Seller or Foreign Subsidiary relating to any of the Business Employees; (iii) there is no labor strike or stoppage relating to any of the Business Employees actually pending or, to Sellers' knowledge, threatened against or involving any Seller or Foreign Subsidiary; (iv) no labor grievance relating to any of the Business Employees is pending or, to the knowledge of Sellers, threatened; (v) no Seller or Foreign Subsidiary has in the past three years experienced any work stoppage relating to any of the Business Employees; (vi) there is no labor grievance pending or, to the knowledge of Sellers, threatened in relation to any of the Business Employees; (vii) no Seller or Foreign Subsidiary has any labor negotiations in process with any labor union or other labor organization relating to the Business; and (viii) there are no efforts in process by unions to organize any Business Employees who are not now represented by recognized collective bargaining agents.

                  (b) Except as disclosed in Section 2.19(b) of the Disclosure Letter, no severance payment or benefit will become due to any Business Employee upon the execution of this Agreement, upon the Closing or upon the consummation of the transactions contemplated hereby.

         2.20. Insurance. Section 2.20 of the Disclosure Letter contains a complete and correct list of all policies of insurance covering any of the Purchased Assets or the Business (the "Insurance Policies), true, correct and complete copies of which have been delivered or made available to Buyer, indicating for each policy the carrier, the insured, type of coverage, the amounts of coverage, deductible, premium rate, cash value if any, expiration date and any pending claims thereunder. All such policies are in full force and effect. The coverages provided by such policies are reasonable, in both scope and amount, in light of the risks attendant to the Business. All premiums due on such policies have been paid in full. There is no default with respect to any provision contained in any such policy which could have an adverse affect upon the ability of the insured to collect insurance proceeds under such policy, nor has there been any failure by the insured to give any notice or present any claim under any such policy in a timely fashion or in the manner or detail required by the policy. Except as set forth in Section 2.20 of the Disclosure Letter, there are no outstanding unpaid claims under such policies. No notice of cancellation or non-renewal with respect to, or disallowance of any claim under, any such policy has been received by any Seller or Foreign Subsidiary. Except as set forth in Section 2.20 of the Disclosure Letter, no Seller or Foreign Subsidiary has been refused any insurance with respect to the Business, nor has its coverage been limited by any insurance carrier to which it has applied for insurance with respect to the Business or with which it has carried insurance with respect to the Business during the last three years. Except as set forth on
Section 2.20 of the Disclosure Letter, all liability policies maintained by or for the benefit of each Seller or Foreign Subsidiary during the last five years with respect to the Business have been "occurrence" policies and not "claims made" policies.

         2.21. Intellectual Property Rights.

                  (a) Section 2.21(a) of the Disclosure Letter contains a complete and accurate list of all patents and patent applications, copyright registrations, trademarks, service marks, trade names, and registrations and applications for registration of trademarks, service marks, trade names and trade dress used by the Sellers, the Foreign Subsidiaries or ITEQ IP in the conduct of the Business or otherwise constituting any portion of the Purchased Assets (the "Intellectual Property Rights") specifying as to each such item, as applicable: (i) the owner of the item; (ii) the jurisdictions in which the item is issued or registered or in which any application for issuance or registration has been filed, including the respective issuance, registration, or application number; (iii) the date of application and issuance or registration of trademarks or service marks and the class or classes of goods or services on which each such trademark or service mark is or is intended to be used.

                  (b) Section 2.21(b) of the Disclosure Letter contains a complete and accurate list of all material licenses, sublicenses, consents and other agreements (i) pertaining to any patents, trademarks, service marks, trade names, trade dress, copyrights, trade secrets, computer software programs, or other intellectual property used in the conduct of the Business or (ii) by which any Seller or Foreign Subsidiary licenses or otherwise authorizes a third Person to use such intellectual property. No Seller or Foreign Subsidiary is in breach of or default under any such license or other agreement in any material respect and each such license or other agreement is now in full force and effect.

                  (c) Except as set forth in Section 2.21(c) of the Disclosure Letter, (i) Sellers, the Foreign Subsidiaries, and ITEQ IP own or license or otherwise have the exclusive right to use, and (except with respect to commercially available computer software) have the right to bring actions for the infringement of, all patents, trademarks, service marks, trade names, trade dress, copyrights, inventions, trade secrets, confidential and proprietary information, computer software programs, and other intellectual property necessary for the operations of the Business as it is currently conducted and
(ii) except for the Excluded Assets, no other computer software or other electronic data transmission is required for the Sellers or Foreign Subsidiaries to operate the Business as presently conducted. The computer hardware and software are adequate for the conduct of the Business and the Purchased Assets as currently conducted. All computer software is capable of consistently and accurately processing, managing and manipulating date/time data from, into, and between the twentieth and twenty-first centuries, and the years 1999, 2000 and leap year calculations, including, without limitation, date/time data recognition, calculations which involve same century and multi-century formulas and date values, and date/time-related user interface functionalities and data fields which reflect the century.

                  (d) To Sellers' knowledge, the operation of the Business does not infringe on the patents, trademarks, service marks, trade names, trade dress, copyrights, trade secrets or other intellectual property rights of any third Person, and no claim has been made, notice given, or dispute arisen to that effect.

                  (e) Except as set forth in Section 2.21(e) of the Disclosure Letter, none of Parent, any Seller, any Foreign Subsidiary or ITEQ IP has any pending claims that a third Person has violated or infringed any of Parent's, such Seller's, such Foreign Subsidiary's or ITEQ IP's patents, trademarks, service marks, trade names, trade dress, copyrights, trade secrets or other proprietary rights relating to the Business and neither Parent, any Seller, any Foreign Subsidiary or ITEQ IP has given any indemnification to any third Person against infringement of such intellectual property rights.

                  (f) All of the trademarks, service marks and trade names shown in Section 2.21(a) of the Disclosure Letter are currently being used by the Sellers and Foreign Subsidiaries in the Business.

                  (g) Except as explicitly indicated in Section 2.21(g) of the Disclosure Letter, all of the patents, trademark and service mark registrations, and copyright registrations indicated in Section 2.21(a) of the Disclosure Letter are valid and in full force, are held of record in Sellers' or ITEQ IP's name free and clear of all Encumbrances (except for the security interest of BankBoston pursuant to the Credit Agreement) and are not the subject of any cancellation or reexamination proceeding or any other proceeding challenging their extent or validity. Except as set forth in Section 2.21(b) of the Disclosure Letter, either a Seller or ITEQ IP is the applicant of record in all patent applications, and applications for trademark, service mark, trade dress, industrial design, and copyright registration indicated in Section 2.21(a) of the Disclosure Letter, and no opposition, extension of time to oppose, interference, rejection, or refusal to register has been received in connection with any such application.

                  (h) No order, holding, decision or judgment has been rendered by any Governmental Authority against Parent, ITEQ IP or any Seller or Foreign Subsidiary, and no agreement, consent or stipulation exists to which Parent, ITEQ IP or any Seller or Foreign Subsidiary is a party, which would limit Parent's, ITEQ IP's or any Seller's or Foreign Subsidiary's use of any intellectual property or any of any Seller's or Foreign Subsidiary's advertising or promotional claim or campaign relating to the Business.

                  (i) Sellers have supplied Buyer with copies of all material documents listed in Section 2.21(a) of the Disclosure Letter and documents evidencing all material rights listed on Section 2.21(a) of the Disclosure Letter.

                  (j) Except as set forth in Section 2.22(j) of the Disclosure Letter, the Intellectual Property Rights constitute all of the intellectual property used by Parent, Sellers and the Foreign Subsidiaries in the operation of the Business.

         2.22. Employee Benefit Plans.

                  (a) Set forth on Section 2.22(a) of the Disclosure Letter is a true and complete list of each (i) "employee benefit plan," as defined in
Section 3(3) of ERISA (excluding any "multiemployer plan" as defined in Section 3(37) of ERISA), (ii) all other pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right, severance, salary continuation, termination, change-of-control, health, life, disability, group insurance, vacation, holiday and fringe benefit plan, program, contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen) maintained, contributed to, or required to be contributed to, by Parent or any Seller, Subsidiary or ERISA Affiliate for the benefit of any Business Employee or Former Business Employee, or under which Parent or any Seller, Subsidiary or ERISA Affiliate has any liability with respect to any Business Employee or Former Business Employee, other than the Foreign Plans (as defined below) (the "Benefit Plans"). Section 2.22(a) of the Disclosure Letter also contains a complete and correct list of all "multiemployer plans" as defined in Section 3(37) of ERISA contributed to, or required to be contributed to by Parent or any Seller, Subsidiary or ERISA Affiliate for the benefit of any Business Employee or Former Business Employee or under which Parent or any Seller, Subsidiary or ERISA Affiliate has any liability with respect to any Business Employee or Former Business Employee (the "Multiemployer Plans").

                  (b) As applicable with respect to each Benefit Plan, Sellers have delivered to Buyer, true and complete copies of (i) each Benefit Plan, including all amendments thereto, and in the case of an unwritten Benefit Plan, a written description thereof, (ii) the current summary plan description and each summary of material modifications thereto, (iii) the three most recent annual reports (Form 5500 and all schedules thereto) filed with the Internal Revenue Service ("IRS"), (iv) the most recent IRS determination letter, and (v) all records, notices and filings concerning IRS or Department of Labor audits or investigations, "prohibited transactions" within the meaning of Section 406 of ERISA or Section 4975 of the Code and "reportable events" within the meaning of Section 4043 of ERISA.

                  (c) Except as otherwise disclosed with particularity on
Section 2.22(c) of the Disclosure Letter:


                           (i) Sellers, Parent, each Subsidiary and each ERISA
Affiliate are in compliance in all material respects with the provisions of applicable law, including ERISA and the Code, applicable to the Benefit Plans and the Multiemployer Plans. Each Benefit Plan and to the knowledge of Sellers each Multiemployer Plan has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the provisions of applicable law, including ERISA and the Code.

                           (ii) No Benefit Plan is now or at any time has been
subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA.

                           (iii) There are no pending audits or investigations
by any governmental agency involving the Benefit Plans or to the knowledge of Sellers the Multiemployer Plans and no pending or, to the knowledge of Sellers, threatened claims (except for individual claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings involving any Benefit Plan, any fiduciary thereof or service provider thereto.

                           (iv) No Seller, Parent, Subsidiary or ERISA
Affiliate, and to the knowledge of Sellers, no fiduciary, trustee or administrator of any Benefit Plan or Multiemployer Plan, has engaged in or, in connection with the transactions contemplated by this Agreement, will engage in any transaction with respect to any Benefit Plan or Multiemployer Plan which would subject any such Benefit Plan, Multiemployer Plan, Seller, ERISA Affiliate or Buyer to a tax, penalty or liability for a "prohibited transaction" under
Section 406 of ERISA or Section 4975 of the Code. None of the assets of any Benefit Plan is invested in any property constituting "employer real property" or an "employer security" within the meaning of Section 407 of ERISA.

                           (v) Any insurance premium under any insurance policy
related to a Benefit Plan for any period up to and including the Closing Date shall have been paid, or accrued and booked on or before the Closing Date, and, with respect to any such insurance policy or premium payment obligation, neither Sellers, Parent, any Subsidiary, any ERISA Affiliate or Buyer shall be subject to a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability.

                           (vi) With respect to each Benefit Plan that is a
"group health plan" within the meaning of Section 607 of ERISA and that is subject to Section 4980B of the Code, the Sellers, Parent, each Subsidiary and each ERISA Affiliate comply in all respects with the continuation coverage requirements of the Code and ERISA.

                           (vii) No Benefit Plan provides benefits, including,
without limitation, death or medical benefits, beyond termination of service or retirement other than (A) coverage mandated by law, or (B) death or retirement benefits under a Benefit Plan qualified under Section 401(a) of the Code.

                           (viii) The execution of and performance of the
transactions contemplated by this Agreement will not constitute an event under any Benefit Plan that will result in any payment (whether as severance pay or otherwise), acceleration, vesting or increase in benefits with respect to any Business Employee or Former Business Employee. No Benefit Plan provides for "parachute payments" within the meaning of Section 280G of the Code.

                           (ix) All contributions to the Multiemployer Plans
which are required to be made before the Closing Date have been or will be timely made. No Seller, Parent, Subsidiary or ERISA Affiliate has any liability (contingent or otherwise) relating to the withdrawal or partial withdrawal from a Multiemployer Plan that has not been fully satisfied. Except as set forth in
Section 2.22(c) of the Disclosure Letter, neither Parent nor any Seller, Subsidiary or ERISA Affiliate would have any liability relating to a Multiemployer Plan if such entity withdrew (in either a complete or partial withdrawal) from such Multiemployer Plan on the Closing Date.

                  (d) Set forth on Section 2.22(d) of the Disclosure Letter is a true and complete list of all pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right, severance, salary continuation, termination, change-of-control, health, life, disability, group insurance, vacation, holiday and fringe benefit plan, program, contract or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen) maintained, contributed to, or required to be contributed by Parent or any Seller, Subsidiary or Affiliate for the benefit of any Business Employee or Former Business Employee, or under which any Seller, Parent, any Subsidiary or any Affiliate has any liability with respect to any Business Employee or Former Business Employee outside the jurisdiction of the United States ("Foreign Plans").

                  (e) As applicable with respect to each Foreign Plan, Sellers have delivered to Buyer, true and complete copies of (i) each Foreign Plan, including all amendments thereto, and in the case of an unwritten Foreign Plan, a written description thereof, (ii) the current employee communication materials and any modifications thereto, (iii) the three most recent annual governmental filings, and (iv) all notices or filings concerning any governmental audits or investigations.

                  (f) Except as otherwise disclosed with particularity on
Section 2.22(f) of the Disclosure Letter:

                           (i) Each of the Foreign Plans is in compliance in all
material respects with the applicable laws of each jurisdiction in which any of the Foreign Plans is maintained.

                           (ii) All contributions to and payments from, the
Foreign Plans (other than payments to be made from a trust, insurance contract or other funding medium) which are required to be made before the Closing Date in accordance with the terms of any such Foreign Plan or any applicable law of the jurisdiction in which such Foreign Plan is maintained, have been or will be timely made.

         2.23. Brokerage. Neither Parent nor any of its subsidiaries (including any Seller or Foreign Subsidiary) have made any agreement or taken any other action which might cause anyone to become entitled to a broker's fee or commission as a result of the transaction contemplated hereunder for which Buyer could be liable.

         2.24. Related Party Transactions. Except as disclosed in Section 2.24 of the Disclosure Letter, no Related Party, as of the date hereof: (i) has any material contractual or other claim, express or implied, or of any kind whatsoever relating to the Business or any of the Purchased Assets or the Foreign Subsidiary Assets; (ii) has any interest in any of the Purchased Assets or the Foreign Subsidiary Assets; or (iii) is engaged in any other transaction with any Seller with respect to the Business or with any Foreign Subsidiary. As used herein, "Related Party" means Parent, any Subsidiary, any officer or director of Parent or any such Subsidiary, or any of their respective officers or directors, any relative (whether by blood, adoption or marriage) or any Affiliate of the foregoing.

         2.25. Solvency. (i) The fair value of the assets of each of the Parent (on a consolidated basis), each Seller and the Foreign Subsidiaries, at a fair valuation, exceeds their respective debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of the Parent, Sellers and Foreign Subsidiaries is greater than the amount that will be required to pay the probable liability of their respective debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) assuming Parent is able to refinance its debt under the Credit Agreement on or before the maturity or acceleration of such debt, the Parent, Sellers and Foreign Subsidiaries are able to pay their respective debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) assuming Parent is able to refinance its debt under the Credit Agreement on or before the maturity or acceleration of such debt, the Parent, Sellers and Foreign Subsidiaries do not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted.

         2.26. Bank Approval. Parent has provided to Buyer a true and correct copy of the agreement of BankBoston and the other lenders under the Credit Agreement consenting and approving of the execution of this Agreement and the consummation of the transactions contemplated hereby (the "Bank Approval").

         2.27. Disclosure. No representation or warranty by Sellers or Parent in this Agreement, the Disclosure Letter or certificate delivered by Sellers or Parent to Buyer at Closing pursuant hereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the express language of the applicable statement being made.

         2.28. Disclaimer of Other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENT OR AGREEMENT DELIVERED PURSUANT HERETO, THE SELLERS AND PARENT MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF ANY OF THEIR RESPECTIVE BUSINESS OR ASSETS (INCLUDING, WITHOUT LIMITATION, THE BUSINESS AND PURCHASED ASSETS),

LIABILITIES OR OPERATIONS, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, CONFORMITY TO SAMPLES OR MODELS AND CONDITION AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. The parties agree that the foregoing disclaimers of warranty are "CONSPICUOUS" disclaimers for purposes of any applicable law, rule, regulation or order. Buyer hereby acknowledges and agrees that, except to the extent specifically set forth in this Agreement or in any document or agreement delivered pursuant hereto, the Buyer is purchasing the Purchased Assets on an "as-is", where-is" basis. Without limiting the generality of the foregoing, except as set forth in this Agreement or in any document or agreement delivered pursuant hereto, the Sellers and Parent make no representation or warranty regarding any assets other than the Purchased Assets or any liabilities other than the Assumed Liabilities, and none shall be implied at law or in equity.


                                   ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF BUYER

                  As of the date of the Agreement, Buyer represents and warrants to Sellers and Parent as follows:

         3.1. Organization; Corporate Power and Authority. Buyer is a Delaware corporation duly incorporated, validly existing and in good standing under the laws of Delaware. Buyer has all requisite corporate power and authority to make, execute, deliver and perform this Agreement, the Assumption Agreement and all other agreements, documents and instruments to which it is a party or is otherwise obligated which are executed, delivered or performed pursuant to this Agreement.

         3.2. Authorization and Enforceability. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been, and at Closing the Assumption Agreement shall have been, duly executed and delivered by Buyer, and this Agreement constitutes, and at the Closing, the Ancillary Agreements to which Buyer is a party will constitute, the legal, valid and binding obligations of Buyer, enforceable against it in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally and general principles of equity.

         3.3. Brokerage. Buyer has not made any agreement or taken any other action which might cause anyone to become entitled to a broker's fee or commission as a result of the transactions contemplated hereunder for which Parent or Sellers could be liable.

         3.4. No Violations. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Buyer and the consummation of the transactions contemplated hereby and thereby do not and will not (a) contravene any provision of Buyer's charter or bylaws; (b) conflict with or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice or both, constitute a default) under any provision of, result in acceleration of any obligation under, or give rise to a right by any party to terminate or amend its obligations under, any indenture, mortgage, loan or credit agreement or any other agreement or instrument to which Buyer is a party or by which it or any of its assets may be bound or affected, or any judgment or order of any court or governmental department, commission, board, agency or instrumentality, domestic or foreign, or any applicable law, rule or regulation,
(c) violate any statute, rule, regulation or ordinance applicable to Buyer, which, in the case of clauses (b) and (c), such conflict, breach, default, acceleration or violation would adversely affect Buyer's ability to consummate the transaction contemplated hereby.

         3.5. Buyer's Capital Structure. Buyer does not, as of the date of this Agreement, presently expect that an HSR Filing will be required pursuant to the HSR Act in order to consummate the transactions contemplated by this Agreement. Buyer shall promptly notify Parent in the event that, between the date hereof and the Closing, Buyer's expectation should change such that Buyer expects that an HSR Filing will be required pursuant to the HSR Act in order to consummate the transactions contemplated herein. If Buyer does not so notify Parent, Buyer shall make the following representation to Parent and Sellers on and as of the Closing Date:

                  "Neither Buyer nor any Person which, directly or indirectly, owns beneficially or of record 50% or more of the outstanding voting securities of Buyer, or has the present right or power to designate or elect 50% or more of the directors constituting the board of directors of Buyer, whether by ownership of voting or other securities of Buyer, by contract or otherwise has, in the aggregate, total assets or net annual sales in excess of $10,000,000, as calculated pursuant to 16 C.F.R. Section 801.11."

Nothing contained in this Section 3.5 shall in any way diminish the obligations of the parties contained in Section 4.4 hereof.

                                   ARTICLE IV

                                CERTAIN COVENANTS

         4.1. Interim Conduct of the Business Sellers and Parent hereby jointly and severally covenant to Buyer that, from the date hereof to the Closing, Sellers will, and Parent will cause Sellers to, and ITEQ Storage and Parent will cause the Foreign Subsidiaries to, conduct the Business only in the ordinary course and consistent with past practice, subject to Buyer's approval of certain transactions pursuant to Section 4.2 hereof below. Without limiting the generality of the foregoing, Sellers and Parent hereby jointly and severally covenant to Buyer that, solely insofar as the Business is concerned, Sellers will, Parent will cause Sellers to, and ITEQ Storage and Parent will cause the Foreign Subsidiaries to, use their commercially reasonable efforts to:

                  (a) preserve the business organization of Parent, the Sellers and the Foreign Subsidiaries intact, keep available the services of the present officers and directors of the Sellers and the Foreign Subsidiaries, and preserve intact their relationships with their respective suppliers, customers, employees, creditors and others having business dealings with the Business;

                  (b) maintain their respective books of account and records in its usual, regular and ordinary manner, consistent with its past practice;

                  (c) maintain all Intellectual Property to be included as part of the Purchased Assets in the same standing as exists on the date hereof and continue the prosecution of all applications therefor;

                  (d) timely perform and comply with, in all material respects, the provisions of all contracts, commitments or other obligations relating to or affecting the Purchased Assets or the Business;

                  (e) maintain and keep the Purchased Assets and the Foreign Subsidiary Assets in at least as good condition and repair, reasonable wear and tear excepted, as the condition and repair of the Purchased Assets as of the date hereof;

                  (f) pay when due all Taxes imposed on it or its income, profit or assets or otherwise required to be paid by it, and pay when due any liability or charge which, if unpaid, might become a lien or charge upon any of the Purchased Assets or Foreign Subsidiary Assets, except to the extent any such Tax, liability or charge is being contested in good faith through appropriate proceedings; and

                  (g) maintain in full force and effect and comply with, in all material respects, all permits, certificates, licenses, approvals and authorizations required under all laws in connection with the Business, and comply with all laws, rules and regulations applicable to the Business.

         4.2. Buyer's Consent to Certain Transactions. Sellers and Parent hereby covenant to Buyer that, from the date hereof to the Closing, solely insofar as the Business is concerned, Sellers will, Parent will cause Sellers to, and Parent and ITEQ Storage will cause the Foreign Subsidiaries to, not do any of the following without the prior written consent of Buyer, which consent shall not be unreasonably withheld:

                  (a) incur any obligation or other liability which would constitute an Assumed Liability or a liability of a Foreign Subsidiary, except in the ordinary course of business and consistent with past practice;

                  (b) purchase, sell, pledge, mortgage or dispose of any Real Property or real property interest to be included as part of the Purchased Assets or comprising an asset of any Foreign Subsidiary;

                  (c) enter into any lease of real or personal property constituting Purchased Assets or comprising an asset of any Foreign Subsidiary, or any renewals thereof, involving a rental obligation exceeding $5,000 per annum in the aggregate;

                  (d) except for normal merit or cost-of-living increases in accordance with the past practices of Sellers and increases provided for in collective bargaining agreements, increase the rate of compensation or the benefits for any Employees or otherwise enter into or alter any employment, consulting or managerial services agreement affecting the Business;

                  (e) except as provided for in collective bargaining agreements, commence, enter into or alter any pension, retirement, profit-sharing, employee stock option or stock purchase, bonus, deferred compensation, incentive compensation, group insurance, severance pay, life insurance, health insurance, fringe benefit or other employee benefit plan or arrangement primarily affecting Employees;

                  (f) make any new commitment or increase any previous commitment for capital expenditures relating to the Business in amounts exceeding in the aggregate $100,000;

                  (g) accelerate or delay the sale of products of the Business except as may be necessary in the ordinary course of business and consistent with past practice;

                  (h) enter into any transaction, contract or commitment outside of the ordinary course of business, modify any contract, knowingly waive or knowingly permit the loss of any right of substantial value, cancel any debt or claim except in the ordinary course of business consistent with past practice or voluntarily suffer any extraordinary loss;

                  (i) sell, assign, transfer, license or convey any of the Intellectual Property to be included as part of the Purchased Assets or any Intellectual Property of any Foreign Subsidiary.

                  (j) take any action or omit to take any action that will result in a material violation of any applicable law or that would result in a breach or inaccuracy of any of its representations or warranties in any material respect at, or as of any time prior to, the Closing;

                  (k) sell, pledge, mortgage or otherwise dispose of any of the Purchased Assets or Foreign Subsidiary Assets, except for sales of inventory in the ordinary course of business and consistent with past practice;

                  (l) incur, create, assume or suffer to exist any Encumbrance on any of the Purchased Assets or Foreign Subsidiary Assets, except Permitted Encumbrances;

                  (m) guarantee or become a co-maker or otherwise become or remain contingently liable in connection with any liability or obligation of any other Person; or

                  (n) change or issue any securities of, or rights or options to acquire any capital stock in (A) any Seller in such a way which could adversely affect or delay shareholder approval for the consummation of the transactions contemplated hereby or (B) any Foreign Subsidiary.

         4.3. Consents to Assignment. Sellers and Parent covenant to Buyer that, between the date hereof and the Closing, Sellers and Parent will, and will cause the Foreign Subsidiaries to, use commercially reasonable efforts to obtain the Landlord Consents and any other consents or approvals (or effective waivers thereof) of all Persons whose consents or approvals are required to enable Sellers, Parent or the Foreign Subsidiaries, as the case may be, to effect the transactions contemplated hereby and required for the assignment of the rights of Sellers, Parent and the Foreign Subsidiaries under contracts, non-real estate leases, licenses, permits, approvals and other items constituting part of the Purchased Assets (provided, that Sellers and Parent shall not be obligated to obtain consents to the assignment of any purchase orders entered into by Sellers or the Foreign Subsidiaries in the ordinary course of business consistent with their past practice from the customers who are a party to such purchase orders (such consent being referred to herein as "Purchase Order Consents")).

         4.4. Government Notification. Sellers and Parent hereby covenant to Buyer, and Buyer hereby covenants to Sellers and Parent, that the parties will proceed promptly with the preparation and filing of any required notification and documentation under (i) Title II of the HSR Act and the rules of the Federal Trade Commission ("FTC") thereunder ("the "HSR Filing"). From the date hereof to the Closing, the parties will cooperate in attempting to secure the expiration of the waiting period prescribed under the HSR Act at the earliest practicable date. Each of Sellers, Parent and Buyer will use its reasonable efforts to obtain any clearance required under the HSR Act for the purchase and sale of the Purchased Assets in accordance with the terms and conditions hereof. The filing fee required under the HSR Act and the rules of the FTC will be paid by Buyer. Notwithstanding the foregoing, nothing contained in this Agreement will require or obligate Buyer or its Affiliates (i) to initiate, pursue or defend any litigation (or threatened litigation) to which any Governmental Authority (including the Antitrust Division of the Justice Department or the FTC) is a party; (ii) to agree or otherwise become subject to any material limitations on
(A) the right of Buyer or its Affiliates effectively to control or operate the Business after the Closing or the business or operations of Buyer or any Affiliate of Buyer, (B) the right of Buyer or its Affiliates to acquire or hold the Business, or (C) the right of Buyer to exercise full rights of ownership of the Business or all or any material portion of the Purchased Assets; or (iii) to agree or otherwise be required to sell or otherwise dispose of, hold separate (through the establishment of a trust or otherwise), or divest itself of all or any portion of the business, assets or operations of Buyer, any Affiliate of Buyer or the Business. Sellers and Parent agree that no representation, warranty or covenant of Buyer in this Agreement shall be breached or deemed breached as a result of the failure by Buyer to take any of the actions specified in the preceding sentence.

         4.5. [This Section intentionally left blank]

         4.6. Access, Information and Documents. During the period ended five
(5) years after the Closing Date, upon reasonable advance notice, Sellers and Parent will give to Buyer and to Buyer's counsel, accountants and other representatives reasonable access during normal business hours to such of the Sellers' and Parent's books, tax returns, contracts, commitments, records, employees, officers and accountants relating to the Business or the Purchased Assets and will furnish to Buyer access to or copies of such documents (certified to be true copies if requested) and all information with respect to the Business or the Purchased Assets, as Buyer may reasonably request, all at Sellers' and Parent's expense except that Buyer shall reimburse Sellers and Parent for reasonable out of pocket expenses incurred by them with respect to such access. During the period ended five (5) years after the Closing Date, upon reasonable advance notice, Buyer will give to Parent, Sellers and their respective counsel, accountants and other representatives reasonable access during normal business hours to such of Buyer's books, tax returns, contracts, commitments, records, employees, officers and accountants relating to the Business, Foreign Subsidiaries or the Purchased Assets and will furnish to Parent and Sellers access to or copies of such documents (certified to be true copies if requested) and all information with respect to the Business, Foreign Subsidiaries or the Purchased Assets, as Parent or Sellers may reasonably request, all at Buyer's expense except that Sellers and Parent shall reimburse Buyer for reasonable out of pocket expenses incurred by it with respect to such access. Buyer, on the one hand, and Parent and Sellers, on the other hand, shall provide the other party reasonable advance notice before destroying or disposing of any books, records or information relating to the Business, Foreign Subsidiaries or Purchased Assets and allow such other party to take possession of or copy, at such other party's sole expense, any of such books, records or information.

         4.7. Tax Reporting and Allocation of Consideration. Buyer, Parent and Sellers agree that the sale of the Purchased Assets hereunder is a fully taxable sale for income tax purposes. Buyer, Parent and Sellers recognize their mutual obligations pursuant to Section 1060 of the Code to timely file IRS Form 8594 (the "Asset Acquisition Statement") with each of their respective federal income tax returns. Accordingly, Buyer, Parent and Sellers agree to cooperate in the preparation of the Asset Acquisition Statement for timely filing in each of their respective federal income tax returns in accordance with a written statement (the "Statement of Allocation") setting forth an allocation of the consideration paid for the Purchased Assets among such Purchased Assets in accordance with the provisions of Section 1060 of the Code and the Treasury Regulations thereunder. The Statement of Allocation shall be prepared by Buyer. Buyer shall deliver an estimated Statement of Allocation to Parent at the Closing. Buyer shall deliver to Parent a final Statement of Allocation (the "Final Statement of Allocation") as promptly as practicable following the final determination of the Closing Statement pursuant to Section 1.7 hereof, which shall be subject to Parent's review and written approval, which approval shall not be unreasonably withheld. Unless otherwise prohibited by law, all Returns of Buyer, Parent and Sellers shall be filed consistently with the allocations made pursuant to the Final Statement of Allocation. Sellers, Parent and Buyer acknowledge and agree that (i) Sellers and Parent will be responsible for and perform all Tax withholding, payment and reporting duties with respect to any wages and other compensation paid by Sellers to any Employee in connection with the operation of the Business prior to or on the Closing Date; and (ii) Buyer will be responsible for and perform all Tax withholding, payment and reporting duties with respect to any wages and other compensation paid by Buyer to any employee, including Transferred Employees, in connection with the operation of the Business after the Closing Date. Sellers, Parent and Buyer agree to follow the Standard Procedure specified in Rev. Proc. 96-60, 1996-2 C.B. 399, whereby, among other things, each will be responsible for the reporting duties with respect to its own wages and compensation to employees in connection with the operation of the business.

         4.8. Negotiations. Between the date of this Agreement and the Closing Date, Sellers and Parent shall not, and shall cause their respective officers, directors, employees, agents, Affiliates or advisors not to (all such persons and entities, together with Sellers and Parent, the "Company Group"), initiate, solicit, encourage, entertain, negotiate, accept or discuss, directly or indirectly, any proposal or offer (an "Acquisition Proposal") to acquire, directly or indirectly, all or any significant part of the business and properties, capital stock or capital stock equivalents of the Business or the Sellers (including by means of a sale of all or a portion of ITEQ Storage but excluding any such acquisition not involving any Purchased Assets), whether by merger, purchase of stock, purchase of assets or otherwise (a "Third Party Acquisition"), or provide any non-public information to any third party in connection with an Acquisition Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the transaction proposed hereby. Parent agrees to immediately notify Buyer if any member of the Company Group receives any indications of interest, requests for information or offers in respect of an Acquisition Proposal and the material terms of and the identity of the Person making such indication, request or offer.


         4.9. Covenant Not to Compete; Nonsolicitation; Confidentiality.

                  (a) For a period of three years from and after the Closing Date, neither Parent, Sellers, nor any Affiliate of any Seller (other than officers or directors of Parent, any Seller or any Affiliate of any Seller or shareholders of Parent) shall, unless acting as an officer or employee of, or consultant to, Buyer, directly or indirectly, (i) own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as an officer, director, employee, stockholder, partner or otherwise with, any Competing Business (as hereinafter defined), or (ii) solicit, employ, retain as a consultant, adversely interfere with or attempt to entice away from Buyer or its Affiliates, any Protected Employee (as hereinafter defined), or (iii) solicit (except with respect to the solicitation of customers solely in connection with the Retained Business assuming compliance with Section 4.9(a)(i) hereof), adversely interfere with or attempt to entice away from Buyer or its Affiliates, any person, firm or corporation which has been during the two-year period ending on the Closing Date or is a customer of Buyer or Sellers in connection with the Business. Ownership of not more than 2% of the outstanding stock of any publicly traded company shall not be a violation of this Section 4.9 so long as Sellers and their Affiliates do not participate in the management of such company.

                  (b) As used herein, "Competing Business" shall mean any business or other enterprise which engages in or competes with the Business within the Territory; "Territory" shall mean worldwide; "Protected Employee" shall mean any current or former employee of the Business or Buyer during the period in which the covenants set forth in this Section 4.9 are in effect, but excluding persons who have not been employed by the Business or Buyer during the six-month period preceding the date on which a determination is made regarding whether a person is a Protected Employee and excluding persons employed by Buyer not in connection with the Business; and "Retained Business" shall mean any business of Parent, Subsidiaries or Sellers other than the Business.

                  (c) The length of time for which this covenant not to compete shall be in force shall not include any period of violation (as determined by a court, arbitrator or as otherwise agreed to by the parties) or, provided that Buyer is the prevailing party in such litigation or arbitration, any other period required for litigation or arbitration during which Buyer seeks to enforce this Section 4.9. In the event that the covenants contained in this
Section 4.9 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too long a period of time or over too large a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the longest period of time for which it may be enforceable, and/or over the largest geographical area as to which it may be enforceable and/or to the maximum extent (not to exceed the extent specified herein) in all other aspects as to which it may be enforceable, all as determined by such court in such action.

                  (d) Confidentiality. From and after the Closing, Sellers and Parent shall, and shall cause their Affiliates and representatives to, keep confidential and not disclose to any other Person, use for their own benefit in a manner competitive with or otherwise detrimental to Buyer or the Business, or, except for any security interest granted to Sellers' lenders pursuant to the Credit Agreement or a refinancing thereof, sell, assign, pledge or otherwise transfer to any other Person any trade secrets or other confidential or proprietary information in their possession or control regarding the Business and its operations. The obligation of Sellers and Parent under this Section 4.9(d) shall not apply to information which (i) is or becomes generally available to the public without breach of the commitment provided for in this Section; or (ii) is required to be disclosed by law, order or regulation of a court or tribunal or governmental authority; provided, however, that, in any such case, Sellers and Parent shall notify Buyer as early as reasonably practicable prior to disclosure to allow Buyer to take appropriate measures to preserve the confidentiality of such information.

                  (e) Injunctive Relief. The restrictive covenants contained in this Section 4.9 are each covenants independent of any other provision of this Agreement, and the existence of any claim which Parent or any Seller may allege against any other party to this Agreement, whether based on this Agreement or otherwise, shall not prevent the enforcement of these covenants. Sellers and Parent acknowledge that Buyer is purchasing the goodwill of the Business, that the covenants contained in this Section 4.9 are essential to the protection of Buyer's investment in the Purchased Assets and the Business and that Buyer would not purchase the Purchased Assets and the Business but for these covenants. Sellers and Parent agree that a breach by any of the covenants of this Section
4.9 shall cause irreparable harm to Buyer and the Business and that Buyer's remedies at law for any breach or threat of breach of the provisions of this
Section 4.9 shall be inadequate, and that Buyer shall be entitled to an injunction or injunctions to prevent breaches of this Section 4.9 and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which Buyer may be entitled at law or in equity.

         4.10. Fulfillment of Agreements. Sellers and Parent shall use their respective commercially reasonable efforts to cause all of the conditions to the obligations of the Buyer under Section 5.1 of this Agreement to be satisfied on or prior to the Closing. Buyer shall use its commercially reasonable efforts to cause all of the conditions to the obligations of the Sellers under Section 5.2 of this Agreement to be satisfied on or prior to the Closing. Sellers and Parent will promptly notify Buyer in writing of any event or fact which represents or is likely to cause a breach of any of their representations, warranties, covenants or agreements. Sellers and Parent shall promptly advise Buyer in writing of the occurrence of any condition or development (exclusive of general economic factors affecting business in general) of a nature that is or may have a Material Adverse Effect.

         4.11. Insurance. Sellers and/or Parent shall maintain in full force and effect the policies of insurance listed in Section 2.20 of the Disclosure Letter in effect as of the date hereof, subject only to variations required by the ordinary operations of its business, or else will obtain, prior to the lapse of any such policy, substantially similar coverage with insurers of recognized standing. Sellers shall promptly advise the Buyer in writing of any change of insurer or type of coverage in respect of the policies listed in Section 2.20 of the Disclosure Letter.

         4.12. Bulk Transfers. The parties hereto waive compliance with the requirements of the Bulk Sales law of any jurisdiction in connection with the sale of the Purchased Assets to Buyer.

         4.13. Employee Matters.

                  (a) On the date which is ten (10) Business Days prior to the Closing, the Sellers shall provide Buyer with a list of the names, job title and assigned location of each Employee compensated on a salary or hourly basis and whose terms and conditions of employment are not established pursuant to a collective bargaining agreement (the "Non-Union Employees"). Not less than five
(5) Business Days prior to Closing, Buyer shall provide Parent with a list of all Non-Union Employees who will [not] receive offers of employment from Buyer. Effective as of the Closing Date, Buyer will offer employment to such Non-Union Employees as it shall determine. All Non-Union Employees who receive and accept an offer of employment from Buyer are herein referred to as the "Transferred Non-Union Employees."

                  (b) At the Closing, Sellers shall provide Buyer with a list (which shall be current as of a date no more than five days prior to Closing) of the names, job title, seniority, and assigned location of each Employee whose terms and conditions of employment are established pursuant to a collective bargaining agreement (the "Union Employees"). Subject to Section 4.13(f) below, effective as of the Closing Date, Buyer shall assume all of Seller's post-closing obligations under the relevant collective bargaining agreements. All Union Employees who become employed by Buyer are herein referred to as the "Transferred Union Employees." Transferred Non-Union Employees and Transferred Union Employees are collectively referred to herein as the "Transferred Employees."

                  (c) Sellers shall be responsible for the payment of any severance payment or benefits that become due to any Business Employee or Former Business Employee as a result of the termination of such Business Employee or Former Business Employee by any Seller or its Affiliates. Buyer and its Affiliates shall not be obligated to continue or assume any employee benefit plan or program of any Seller or its Affiliates (including, but not limited to the Benefit Plans) or responsible for any obligation or liability thereunder, except as otherwise required by applicable law, rule, regulation or order.

                  (d) Nothing contained in this Agreement shall confer upon any Transferred Non-Union Employee any right with respect to employment by Buyer or its Affiliates, nor shall anything herein interfere with the right of Buyer or its Affiliates, following any employment of any Transferred Non-Union Employee, to terminate the employment of any such Transferred Non-Union Employee at any time, with or without cause, or restrict Buyer or its Affiliates in the exercise of their independent business judgment in modifying any of the terms and conditions of the employment of any such Transferred Non-Union Employee.

                  (e) No provision of this Agreement shall create any third party beneficiary rights in any Transferred Employee, any Beneficiary or dependents thereof with respect to the compensation, terms and conditions of employment and benefits that may be provided to any Transferred Employee by Buyer or under any benefit plan which Buyer may maintain.

                  (f) Sellers shall be solely responsible for any liability, claim or expense with respect to employment, termination of employment, compensation or employee benefits of any nature (including, but not limited to the benefits to be provided under the Benefit Plans, Multiemployer Plans or Foreign Plans) owed to any Business Employee or Former Business Employee of any Seller or Foreign Subsidiary (or the Beneficiary of any such Business Employee or Former Business Employee) whether or not such Employee or Former Business Employee becomes a Transferred Employee, that arises out of or relates to the employment relationship between any Seller or Foreign Subsidiary and any such Business Employee or Former Business Employee or the termination of such relationship and which such liability, claim or expense relates to any period on or prior to the Closing Date (other than accrued vacation pay to the extent reflected on the Closing Statement and other than with respect to the payment of account balances transferred to Buyer's 401(k) Plan pursuant to Section 4.14).

                  (g) Buyer shall be solely responsible for any liability, claim or expense with respect to employment, termination of employment, compensation or employee benefits of any nature owed to any Transferred Employee that arises out of or relates to the employment relationship between Buyer and any such Transferred Employee or the termination of such relationship and which such liability, claim or expense relates to any period on or after to the Closing Date.

         4.14. Benefit Plans.

                  (a) Effective as of the Closing Date, active participation of Transferred Non-Union Employees in the ITEQ, Inc. 401(k) Plan (the "Seller's 401(k) Plan") shall cease and their account balances shall become 100 percent vested.

                  (b) Effective as of the Closing Date, Buyer shall establish a defined contribution retirement plan qualified under Section 401(a) of the Code for the benefit of all Transferred Non-Union Employees (the "Buyer's 401(k) Plan");

                  (c) Within sixty (60) days after the Closing Date, (i) Parent will have corrected the qualification failures disclosed in Section 2.22(c) of the Disclosure Letter (the "Qualification Failures") pursuant to the Administrative Policy Regarding Self Correction ("APRSC") under the Employee Plans Compliance Resolution System (as described in Revenue Procedure 98-22) ("EPCRS") and provided Buyer with the Correction Opinion, or (ii) Parent will have submitted (or cause to be submitted) the Qualification Failures to the IRS under the appropriate EPCRS program and hereby agrees to pay all applicable sanctions and take all corrective action required by the IRS with respect to such submission. Parent within five (5) Business Days will notify Buyer upon the receipt of a finalized compliance statement or other appropriate closing agreement with respect to such submission under the EPCRS. In the event that Parent has elected to submit the Qualification Failures to the IRS in accordance with item (ii) above, but has not received a finalized compliance statement or other appropriate closing agreement within 180 days of the Closing Date, then at the request of Buyer, Parent shall cause the Seller's 401(k) Plan to provide each of the Transferred Employees (within 30 days of such request) an opportunity to receive a distribution of their account balances under Seller's 401(k) Plan.

                  (d) If Buyer has not requested a distribution to the Transferred Employees in accordance with Section 4.14(c), then within thirty
(30) days after receipt of the opinion of counsel or the compliance statement or other appropriate closing agreement described in Section 4.14(c) hereof, Buyer shall provide Parent with opinion letters of counsel acceptable to Parent that the Buyer's 401(k) Plan satisfies the requirements for qualification under
Section 401(a) of the Code or deliver to Parent a favorable determination letter issued by the IRS that the Buyer's 401(k) Plan satisfies the requirements for qualification under Section 401(a) of the Code.

                  (e) As soon as practicable after the latest of (i) the expiration of 60 days following the filing of Forms 5310 with the IRS, if required and (ii) the receipt by Parent of the opinions or determination letters prescribed in paragraph (d) above, Parent shall cause the trustee of the Seller's 401(k) Plan to transfer to the trust forming a part of the Buyer's 401(k) Plan cash (including participant notes) equal to the aggregate vested account balance (including loan balances) of the Transferred Non-Union Employees as of such transfer date.

                  (f) Transferred Employee's active participation in the Benefit Plans that are "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) sponsored by the Parent, any Seller or any Subsidiary of Parent (the "Seller's Welfare Plans") shall cease as of the Closing Date or as otherwise provided under the terms of such Benefit Plan. Notwithstanding the preceding sentence, Seller's Welfare Plans shall retain liability for all claims incurred by the Transferred Employees and their dependents prior to the Closing Date including claims which are not submitted until after the Closing Date. Buyer's Welfare Plan (as defined below) shall be responsible for all claims incurred on or after the Closing Date. A claim shall be deemed incurred (i) on the date of the occurrence of death or dismemberment in the case of claims under life insurance and accidental death and dismemberment plans and (ii) on the date on which the service or treatment is provided in the case of claims under medical, hospital, dental and similar plans.

                  (g) Effective as of the Closing Date, Buyer shall establish a group health plan or plans (the "Buyer's Welfare Plan") that will provide medical, dental and life insurance benefits for Transferred Non-Union Employees and their dependents.

                  (h) For purposes of any employee benefit plan, program or arrangement of the Buyer for which a Transferred Non-Union Employee otherwise become eligible, such Transferred Non-Union Employee shall be given credit under such plan for purposes of eligibility and vesting for all service prior to the Closing with the Sellers.

                  (i) At the Closing, Sellers shall provide Buyer with a list of each Transferred Employee that has an amount credited to his or her account under the Seller's Flex Spending Program and the amount of such credit (the "Flex Plan Amount"). Within five (5) Business Days after the Closing Date, the Flex Plan Amount shall be transferred by Parent to Buyer as of Closing. Effective as of the Closing Date, Buyer shall establish a flexible spending account plan and will credit each of the Transferred Employees with his or her applicable portion of the Flex

Plan Amount. Any claims incurred by any Transferred Employee on or after the Closing Date shall not be eligible for payment or reimbursement under the Seller's Flex Spending Program.

         4.15. Accounts Receivable. Buyer shall use commercially reasonable efforts to collect all accounts receivable transferred to Buyer (including the accounts receivable of the Foreign Subsidiaries) on the Closing Date (the "Accounts Receivable") but in no event will Buyer be required to apply efforts which are greater than the efforts applied by Sellers and the Foreign Subsidiaries in the collection of the accounts receivable of the Business and in no event shall Buyer be required to file a claim or pursue litigation or arbitration against any account debtor of the Business. Upon delivery of the Closing Statement, Buyer will deliver to Parent a statement (the "Uncollected A/R Statement") setting forth the amount of any Accounts Receivable that remain uncollected by Buyer as of the A/R Payment Date (the "Uncollected Accounts Receivable") together with reasonable documentation in support thereof. The Uncollected A/R Statement shall be prepared in accordance with the Accounting Principles. For a period of thirty (30) days after delivery of the Uncollected A/R Statement, Buyer shall provide Parent with reasonable access during normal business hours to the books, records, employees and agents of Buyer related to the Uncollected Accounts Receivable and the preparation of the Uncollected A/R Statement. If, within thirty (30) days after the delivery of the Uncollected A/R Statement, Parent disputes in good faith the amount of any Uncollected Account Receivable, Parent shall deliver to Buyer within such period a written notice (the "A/R Dispute Notice") specifying in reasonable detail all disputed items and the basis therefor (collectively, the "A/R Disputed Items"). The failure by Parent to provide an A/R Dispute Notice within such thirty (30) day period to Buyer will constitute Parent's acceptance of the Uncollected A/R Statement. Parent shall be deemed to have agreed with the amount of all Uncollected Accounts Receivable included in the Uncollected A/R Statement except such amounts that are specifically disputed in the A/R Dispute Notice. If Parent provides Buyer with a timely A/R Dispute Notice, Buyer and Parent shall, within thirty (30) days (or such longer period as mutually agreed upon by Buyer and Parent) following the delivery of such A/R Dispute Notice to Buyer (the "A/R Resolution Period"), negotiate in good faith to resolve the A/R Disputed Items to their satisfaction. At the conclusion of the A/R Resolution Period, Buyer and Parent shall refer all unresolved A/R Disputed Items to the Independent Accountant in accordance with the provisions of Section 1.7(b) hereof. Within five (5) Business Days after the final determination of the amount of Uncollected Accounts Receivable, (i) Sellers shall pay to Buyer an amount equal to the excess, if any, of the Uncollected Accounts Receivable over the allowance for doubtful accounts shown on the Closing Statement and (ii) Buyer shall transfer, convey and assign to Sellers the Uncollected Accounts Receivable relating to such excess, along with any documents related to the collection of such accounts as may be reasonably requested by Sellers. Buyer, at its election, may decide to not transfer to Sellers any specific uncollected account and the amount payable to Buyer by Sellers pursuant to the preceding sentence shall be accordingly reduced. Sellers may collect the Uncollected Accounts Receivable transferred to them in a manner consistent with the manner the Sellers have used to collect accounts receivable in the ordinary course of business consistent with past practice with respect to the Business. As used herein, the "A/R Payment Date" shall mean the date which is ninety (90) days after the Closing Date.

         4.16. Real Estate.

                  (a) On or prior to the Closing, Sellers shall cause lessors to execute and deliver to Buyer estoppel certificates in connection with each of the leases listed in Section 2.18(b) of the Disclosure Letter in a form reasonably satisfactory to Buyer.

                  (b) On or prior to the Closing, Sellers shall deliver to Buyer originals (if in their possession, otherwise copies) of all certificates of occupancy and certificates of zoning compliance for the Owned Real Properties.

                  (c) Except with respect to the U.K. Site, on or prior to Closing, Sellers shall deliver, at Buyer's sole expense, good and valid, irrevocable ALTA or TLTA (as applicable) title insurance binders or commitments, as appropriate (collectively, the "Title Commitments" and each a "Title Commitment"), in final form, from Chicago Title Insurance Company's national office in San Antonio, Texas (the "Title Company"), irrevocably committing the Title Company (subject only to the satisfaction of any industry standard requirements contained in the Title Commitment and reasonably acceptable to Buyer) to issue ALTA form 1970 (amended 1984) title insurance policies (or standard commercial TLTA policies with respect to any Owned Real Property located in Texas) without creditors' rights exclusions and arbitration conditions, and insuring good, valid and indefeasible fee simple title to each parcel of the Owned Real Property located in Texas and good, valid, marketable and indefeasible fee simple to each parcel of Owned Real Property located outside of Texas, subject to no Encumbrances or exceptions to title other than the Permitted Encumbrances (collectively, the "Title Policies"). Notwithstanding the foregoing, Sellers shall either cause to be removed from a Title Policy, or pay the premium for any and all endorsements required to address, any Encumbrance except Permitted Encumbrances (for purposes of this sentence, "Permitted Encumbrances" does not include Predecessor Encumbrances) that would render title not to be good, valid or indefeasible (with respect to each parcel of Owned Real Property located in Texas) and not to be good, valid, marketable or indefeasible (with respect to each parcel of Owned Real Property located outside of Texas) and with respect to any charges above customary rates (a "Title Defect"); provided that the aggregate Cure Costs (as hereinafter defined) shall not exceed $100,000; and provided that after Sellers have incurred aggregate Cure Costs in excess of $100,000 and Sellers elect not to cure any Title Defect, Buyer may terminate this Agreement. Each of the Title Commitments shall be effective as of a date occurring not earlier than the date of this Agreement and the effective dates of each of them shall be brought down to the time of Closing. Each such Title Commitment shall include such endorsements thereto as may reasonably be requested by Buyer, including, without limitation, a form 3.1 zoning endorsement (with loading docks and parking coverages) if available. On or prior to the Closing Date, the Sellers shall execute and deliver, or cause to be executed and delivered, to the Title Company any affidavits reasonably requested by the Title Company or Buyer in connection with the issuance of the Title Commitments or the Title Policies in form and substance as required hereunder.

                  (d) Except with respect to the U.K. Site, Buyer may, at Buyer's expense, obtain prior to the Closing, a current, as-built survey of each parcel of Owned Real Property (the "Surveys") prepared by a surveyor registered in the applicable state, in accordance with the 1992 minimum detail requirements for ALTA/ACSM Land Title surveys, Class A or B or Urban, and dated as of a date after December 31, 1999 showing the applicable Owned Real Estate, all known easements and rights granted by license thereon which can be depicted on the Survey, all improvements (including fences and driveways), and access to and from a dedicated and accepted public right-of-way, together with all rail lines serving the applicable real estate. Each such Survey shall (i) be certified to Buyer and its assigns, its mortgage lender, if any, the Title Insurer insuring title to that portion of the Owned Real Property subject to such Survey, and any other person reasonably requested by Buyer, and (ii) comply with any requirements imposed by the Title Insurer and a condition to the removal of any survey exception from the general exceptions in the Title Policy for the applicable real estate. In the event that any Survey shows (i) lack of access to and from a dedicated and accepted public right-of-way, or (ii) a matter which materially interferes with the current use of the applicable Owned Real Property (collectively "Survey Defects"), then Buyer shall notify Sellers and Parent of such Survey Defect promptly upon receiving knowledge thereof, and Sellers and/or Parent shall, at their expense, prior to the Closing, remove or correct such Survey Defect to the reasonable satisfaction of Buyer, provided that the aggregate cost incurred by Parent and Seller to cure all Title Defects and Survey Defects ("Cure Costs") shall not exceed the sum of $100,000. In the event and to the extent the aggregate Cure Costs incurred by Parent and Sellers exceed $100,000, Parent or Sellers may (i) remove or correct such Survey Defects, (ii) cause such Survey Defects to be insured over by the Title Insurer to Buyer's reasonable satisfaction, or (iii) otherwise address such Survey Defects in a manner reasonably satisfactory to Buyer; provided that if Parent and Sellers elect not to take any action specified in clauses (i) - (iii) of this sentence, Buyer may terminate this Agreement.

         4.17. Tax Matters.

                  (a) Buyer and Parent shall reasonably cooperate with each other in connection with the preparation of Tax Returns related to the Business, the Purchased Assets, Sellers and the Foreign Subsidiaries and shall preserve, and provide each other, upon reasonable advance notice, with reasonable access during normal business hours, all information, returns, books, records and documents relating to any liabilities for Taxes with respect to a taxable period until the later of the expiration of all applicable statutes of limitation and extensions thereof, or a final determination with respect to Taxes for such period and shall not destroy or otherwise dispose of any record without first providing the other Party with a reasonable opportunity to review and copy the same.

                  (b) Any Foreign Subsidiary Taxes for a period of time including both a pre-Closing period and a post-Closing period shall be apportioned between such pre-Closing period and the post-Closing period based, in the case of real and personal property Taxes, on a per diem basis and in the case of other Taxes, on the actual activities, taxable income or taxable loss of the appropriate Foreign Subsidiary during such pre-Closing period and post-Closing period determined as if the books of the Foreign Subsidiary were closed on the Closing Date.

                  (c) Sellers shall be liable for and shall pay when due a portion of all Taxes on the value of taxable real or personal property constituting a part of the Purchased Assets that may be levied or imposed against Buyer or such Purchased Assets prorated for the period before the Effective Time, and Buyer shall be liable for the prorated portion of such Taxes for the period at and after the Effective Time. Whichever Party is liable hereunder for the payment of a Tax shall prepare any necessary forms and returns, and shall bear all costs incident to the determination and payment thereof. Such Party shall further have all available rights to contest the Tax, but shall protect, defend, indemnify and hold harmless the other Party from any Damages in accordance with the provisions of Article VI.

                  (d) If any Party receives an invoice for any Tax or other expense which is allocable to another Party in part or in full hereunder, the recipient shall forward a copy of the invoice promptly to the other Party. If the other Party is fully liable for such invoice, it shall pay it in full promptly; provided, however, that such Party may contest any tax or other expense in good faith through appropriate proceedings to the extent that such Tax does not result in a Lien upon any of the Purchased Assets. If any Party receives an invoice for Taxes or other expenses that are allocable partly to it and partly to another Party, then the Party receiving such notice shall promptly advise the other Party that such invoice has been received and shall request the appropriate reimbursement from that Party. The Party owing such reimbursement shall pay such reimbursement within five (5) Business Days after receipt of an invoice for the reimbursable amount. Notwithstanding the foregoing, whenever time permits, each Party will make every reasonable effort to determine each Party's appropriate allocable share of any Tax due and to pay the allocable share to the Party responsible under this paragraph for paying the Tax in a timely fashion in order to avoid any late payment penalty.

         4.18. Intercompany Accounts. Sellers and Parent shall cause the cancellation and/or settlement of all intercompany and intracompany accounts involving the Business on the one hand, and Parent, any Seller or any Subsidiary (other than the Foreign Business) on the other hand.

         4.19. ITEQ Intellectual Properties, Inc. At the Closing, Parent shall cause ITEQ Intellectual Properties, Inc., a Delaware corporation ("ITEQ IP"), to convey, assign and transfer to Buyer (and/or, at Buyer's election, to one or more corporations, limited partnerships or limited liability companies controlled by Buyer) all Intellectual Property which is owned by ITEQ IP and which constitutes, primarily relates to, is primarily used in or otherwise necessary or material to the conduct of the Business, including the Intellectual Property which is set forth in Section 2.21(a) of the Disclosure Letter (the "Holding Company IP").

         4.20. Use of HMT Name. Within thirty (30) days after the Closing Date, Sellers and Parent agree to cease, and Sellers and Parent agree to cause their respective subsidiaries or predecessors to cease use of the "HMT" name or any name which includes reference to the "HMT" name, including by amending or terminating any foreign state qualifications, doing-business-as filings and state licenses under the name of "HMT" or any name which includes reference to the "HMT" name so as to remove reference to the name "HMT" in such qualifications, filings or licenses, except to the extent such foreign qualification has been revoked, rescinded or suspended and such revocation, rescission or suspension does not impair in any way Buyer's ability to use the "HMT" name or any name which includes reference to the "HMT" name with respect to its foreign state qualifications, doing-business-as filings and state license applications. Parent and Sellers hereby agree to reasonably cooperate with Buyer with respect to Buyer's efforts to file foreign state qualifications, doing-business-as filings or state license applications under names incorporating the "HMT" name, including executing and filing consent-to-use forms with any state governmental authority to allow Buyer to use the "HMT" name.

         4.21. Bank Approval Maintenance. Parent shall not, and shall cause its subsidiaries not to, agree to any amendment, modification, withdraw, revocation or termination of the Bank Approval or the Approval Letter (as hereinafter defined), if received, without the prior written consent of Buyer; provided that the parties acknowledge that the Bank Approval (and the delivery of the Bank Releases and Financing Statements at Closing) is subject to withdrawal by BankBoston to the extent certain conditions described in the Bank Approval are not satisfied. Parent and Sellers agree to use their respective reasonable commercial efforts to ensure that the conditions set forth in the Bank Approval and Approval Letter are satisfied at and prior to Closing Date. Within two weeks following the date hereof, Parent will use its reasonable efforts to deliver to Buyer a letter from BankBoston that specifically approves the terms and conditions of this Agreement (including without limitation, the Purchase Price, the amount of the Escrow Fund, and the Termination Date), the Disclosure Letter and the Exhibits hereto, and the consummation of the transactions contemplated hereby, subject to the same conditions set forth in the Bank Approval (the "Approval Letter"); provided, that in the event Parent is unable to deliver to Buyer the Approval Letter within such two-week period, Buyer shall have the right to terminate this Agreement within two (2) Business Days after the expiration of such two-week period.

         4.22. Financing. Buyer shall use commercially reasonable efforts to obtain the financing described in Section 5.1(l) hereof.

         4.23. Employment Agreements. Prior to the Closing Date, Parent and Sellers shall reasonably cooperate with Buyer with respect to Buyer's efforts to employ J. Wayne Jean, Gary E. Tesch, Scott Spence and Rusty Chandler after the Closing Date on terms and conditions acceptable to Buyer in its sole discretion.

         4.24. Product Warranty Claims. During the period following the Closing, Buyer agrees that, with respect to the determination of whether a Product Warranty claim by a customer is a valid claim pursuant to the terms of the applicable product warranty, Buyer shall handle such claim in a manner that is in all material respects consistent with the manner in which the applicable Seller or Foreign Subsidiary handled such type of claims in the ordinary course of the Business consistent with past practice. With respect any work performed by Buyer relating to a Product Warranty claim, the appropriate Seller shall promptly reimburse Buyer for such work in an amount equal to Buyer's costs incurred in connection with such Product Warranty work plus a premium to Buyer based upon the lowest premium then charged by Buyer to its customers for such work; provided that no Seller shall be obligated to reimburse Buyer until the aggregate amount of all such work performed by Buyer, as determined in accordance with this Section 4.24, exceeds the amount of the reserve for Product Warranty Claims set forth in the Closing Statement.

         With respect to Product Warranty damage claims relating to products of the Business manufactured and sold by any Seller or Foreign Subsidiary, the Buyer will keep Parent advised from time to time upon the reasonable request of Parent regarding the administration of such claims, including but not limited to, the amount and proposed settlement with respect to such claims, the general nature of the claims made and other material information with respect thereto, and will consult with Parent on a reasonable basis prior to satisfying or settling any such individual claim exceeding $10,000.

         4.25. Disclosure Letter. The parties acknowledge and agree that the Disclosure Letter is divided into Sections corresponding to the Sections of this Agreement that reference the Disclosure Letter. While the Sellers and Parent have attempted to list each exception or item of supplemental information in each Section of the Disclosure Letter for which such exception or item is relevant, the parties agree that inclusion of such item or exception in any one Section of the Disclosure Letter shall be deemed incorporated into any other Section of the Disclosure Letter where the relevance of such incorporation is reasonably apparent.

         4.26. Foreign Subsidiary Board Action. Prior to Closing, Parent and Sellers shall cause the Board of Directors of each Foreign Subsidiary to hold a duly organized meeting (or, if allowed by applicable law, to execute written consents) to resolve and approve of the following: (a) the Resignations; (b) subject to any due stamping of the transfers of the shares of such Foreign Subsidiary, the transfers of all of the shares of such Foreign Subsidiary in favor of Buyer pursuant to the terms of this Agreement; and (c) the issuance and delivery of new share certificates in respect of all of the shares of such Foreign Subsidiary in the name of Buyer.

         4.27. Pro Forma Statements. No later than three (3) Business Days prior to Closing, Parent shall deliver to Buyer pro forma balance sheet as of the Closing Date and pro forma income statements for 2000 and 2001 (the "Pro Forma Statements") of Parent (on a consolidated basis) and each Seller, as adjusted to reflect the pro forma operations of Parent (on a consolidated basis) and each Seller following the Closing.

         4.28. Software Licenses. Between the date hereof and the Closing, Sellers shall obtain licenses for the Business for the number of employees set forth in Section 4.28 of the Disclosure Letter for the software packages described therein to the extent Sellers do not currently possess such licenses.

         4.29. Tulsa Litigation. The parties hereto agree that Parent and Sellers shall have the right to pursue any causes of action or claims for losses, damages, costs and expenses incurred by the Business prior to Closing relating to or arising from the Tulsa Matter (including the right to pursue injunctive relief) ("Pre-Closing Tulsa Damages") and Sellers shall have the right to any recoveries related thereto. The parties hereto agree that Buyer shall have the right to pursue any causes of action or claims for losses, damages, costs and expenses incurred by Buyer or the Business following the Closing (including the right to pursue injunctive relief) and Buyer shall have the right to any recoveries related thereto. As used herein, "Tulsa Matter" shall mean the facts and circumstances relating to that certain lawsuit styled, ITEQ, Inc. and ITEQ Storage Systems, Inc. v. Cust-O-Fab Tank Services, L.L.C., Case No. 1:99 CV-601, In the United States District Court for the Eastern District of Texas, Beaumont Division, whether or not such facts and circumstances have been alleged in said lawsuit.

         4.30. Master Lease Agreements. With respect to any Master Lease Agreement (as defined below), Parent and Sellers shall cause any individual asset leased pursuant to such Master Lease Agreement which is not a leased asset set forth on Schedule 2.13 (an "Excluded Lease") to be removed from such agreement at or prior to Closing such that Buyer will have no liabilities or obligations with respect to such Excluded Lease. As used herein, "Master Lease Agreement" means the Master Lease agreements with Toshiba, ElectroRent, PHH, Houston Cellular and the pager agreement set forth on Section 2.13 to the Disclosure Letter.

                                    ARTICLE V

                       CONDITIONS TO CLOSING; TERMINATION


         5.1. Conditions Precedent to Obligations of Buyer. The obligations of Buyer to proceed with the Closing under this Agreement are subject to the fulfillment prior to or at Closing of the following conditions (any one or more of which may be waived in whole or in part by Buyer at Buyer's option):

                  (a) Bringdown of Representations and Warranties. The representations and warranties of Sellers and Parent contained in this Agreement that are qualified by materiality shall be true and correct and the representations and warranties of Sellers and Parent contained in this Agreement that are not qualified by materiality shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, and Buyer shall have received a certificate to such effect signed by Parent and each Seller in form and substance reasonably acceptable to Buyer.

                  (b) Performance and Compliance. Sellers and Parent shall have performed in all material respects all of the covenants and complied in all material respects with all of the provisions required by this Agreement to be performed or complied with by each of them on or before the Closing and Buyer shall have received a certificate to such effect signed by Parent and each Seller in form and substance reasonably acceptable to Buyer.

                  (c) Opinion of Counsel. Buyer shall have received the Sellers' Counsel Opinion.

                  (d) Satisfactory Instruments of Transfer. All instruments and documents required on the Sellers' and Parent's part to effectuate and consummate the transactions contemplated hereby, including those specified in
Section 1.10(a), shall be delivered to Buyer and shall be in form and substance reasonably satisfactory to Buyer and its counsel.

                  (e) Required Consents. All statutory and regulatory consents and approvals which are required under the laws or regulations of the United States or any other Governmental Authority, including the HSR Act and the rules and regulations thereunder, for the transactions contemplated hereby shall have been obtained; and all necessary consents and approvals of third parties to the transactions contemplated hereby (other than Purchase Order Consents) shall have been obtained.

                  (f) Litigation. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby or which would materially limit or adversely affect Buyer's ownership or control of any of the Purchased Assets or the operation of the Business, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any court or Governmental Authority or other regulatory or administrative agency or commission challenging any of the transactions contemplated by this Agreement or seeking monetary relief by reason of the consummation of such transactions or which might have a Material Adverse Effect.

                  (g) Debt. Buyer shall have received evidence of the cancellation and release of all Liens in respect of the Purchased Assets and the stock of the Foreign Subsidiaries created pursuant to the BankBoston Loan Documents and releasing the Foreign Subsidiaries of any and all obligations (including any guaranties) under the BankBoston Loan Documents (collectively, the "Bank Releases"), along with evidence of the termination of any UCC-1 financing statements related thereto (the "Termination Statements"), such evidence of cancellation and release to be acceptable to Buyer in its reasonable discretion. As used herein, the "BankBoston Loan Documents" means the Credit Agreement and any security, collateral or similar document securing amounts payable thereunder.

                  (h) Secretary's Certificate of Seller. Each Seller shall have delivered to Buyer a certificate, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer, of the Secretary or an Assistant Secretary of such Seller certifying (i) that attached thereto is a complete and correct copy of the articles of incorporation of such Seller, as amended to date, (ii) that attached thereto is a complete and correct copy of the Bylaws of such Seller, as amended to date, (iii) that attached thereto is a complete and correct copy of resolutions adopted by the board of directors and the stockholders of such Seller, authorizing the execution, delivery and performance of this Agreement and all other agreements executed in connection herewith by such Seller and the transfer of the Purchased Assets to Buyer hereunder, and that such resolutions, approvals and consents have not been amended or modified in any respect and remain in full force and effect as of the date thereof, and
(iv) that the persons named therein are duly elected, qualified and acting officers of such Seller and that set forth therein is a genuine signature or true facsimile thereof for each such officer.

                  (i) Good Standing Certificate of Seller. Each Seller shall have delivered to Buyer a certificate of good standing dated not more than ten days before the Closing Date, certifying that such Seller is a corporation in good standing in each jurisdiction set forth in Section 2.2 of the Disclosure Letter.

                  (j) Escrow Agreement. Sellers and Buyer shall have entered into the Escrow Agreement.

                  (k) Real Estate. (A) Seller shall have delivered Landlord Consents and estoppel certificates with respect to each of the Real Property Leases. (B) Buyer, in its reasonable discretion, shall have reviewed and approved all Encumbrances except Permitted Encumbrances (for purposes of this Section 5.1(k), Permitted Encumbrance shall not include a Predecessor Encumbrance) listed on Schedule B to each of the Title Commitments and determined that there are no Encumbrances which render title unmarketable (only with respect to Owned Real Property located outside of Texas), indefeasible (only with respect to Owned Real Property located in Texas), uninsurable at customary rates, or which have a material adverse effect on the use or value of the applicable Owned Real Property.

                  (l) Financing Contingency. Buyer shall have received the proceeds of all financing necessary to consummate the transactions contemplated hereby and provide for the ongoing working capital needs of Buyer on terms and conditions satisfactory to Buyer in an amount not less than $42,500,000 plus (A) the amount of Net Working Capital in excess of $7,993,190 and (B) a $5,000,000 credit revolver commitment.

                  (m) Material Adverse Effect. Between the date hereof and the Closing, there shall have occurred no event, circumstances or development that would have a Material Adverse Effect.

                  (n) FIRPTA Affidavit. Buyer shall have received a certificate from the Sellers, made under penalties of perjury, stating that none of the Sellers is a foreign corporation, foreign partnership, foreign trust or foreign estate and listing both the U.S. Employer Identification Number and principal business office address of each of the Sellers.

                  (o) Tax Clearance Certificates. Sellers shall have received and delivered to Buyer state tax clearance certificates from each state listed on Section 5.1(o) of the Disclosure Letter, sufficient to establish that Buyer shall have no obligation to withhold any consideration payable to Sellers hereunder.

                  (p) Pro Forma Statements. Parent shall have delivered to Buyer the Pro Forma Statements in accordance with Section 4.27 hereof, which such statements shall demonstrate to Buyer to its reasonable satisfaction that Parent and each Seller is solvent.

                  (q) Transition Services Agreement. Parent, Ohmstede, Inc., ITEQ Storage and G.L.M. Tanks & Equipment Ltd. shall have duly executed and delivered to Buyer a Transition Services Agreement substantially in the form of Exhibit F hereto (the "Transition Services Agreement").


                  (r) U.K. Opinion. Buyer shall have received an opinion from Evans Dodd, reasonably satisfactory to Buyer.

                  (s) Minnesota Counsel Opinion. Buyer shall have received an opinion of Leonard, Street & Deinard reasonably satisfactory to Buyer.

         5.2. Conditions Precedent to the Obligations of Sellers. The obligations of Sellers to proceed with the Closing hereunder are subject to the fulfillment prior to or at Closing of the following conditions (any one or more of which may be waived in whole or in part by Sellers at Sellers' option):

                  (a) Bringdown of Representations and Warranties. The representations and warranties of Buyer contained in this Agreement (subject to the provisions of Section 3.5 hereof) shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on, as of and with reference to Closing Date and Buyer shall have delivered to Parent a certificate, to such effect signed by Buyer in form and substance reasonably acceptable to Sellers.

                  (b) Performance and Compliance. Buyer shall have performed all of the covenants and complied with all the provisions required by this Agreement to be performed or complied with by it on or before the Closing in all material respects and Buyer shall have delivered to Sellers a certificate to such effect in form and substance reasonably acceptable to Sellers.

                  (c) Opinion of Counsel. Parent shall have received the Buyer's Counsel Opinion.

                  (d) Satisfactory Instruments. All instruments and documents required on the Buyer's part to effectuate and consummate the transactions contemplated hereby, including those specified in Section 1.10(b), shall be delivered by Buyer and shall be in form and substance reasonably satisfactory to Parent and its counsel.

                  (e) Litigation. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any court or Governmental Authority or other regulatory or administrative agency or commission, challenging any of the transactions contemplated by this Agreement or seeking monetary relief by reason of the consummation of such transactions.

                  (f) Required Consents. All statutory and regulatory consents and approvals which are required under the laws or regulations of the United States or any other Governmental Authority, including the HSR Act and the rules and regulations thereunder, for the transactions contemplated hereby and all necessary consents and approvals by the lenders under the Credit Agreement shall have been obtained and not withdrawn.

                  (g) Secretary's Certificate of Buyer. Buyer shall have delivered to the Sellers a certificate, dated as of the Closing Date, in form and substance satisfactory to Sellers, of the Secretary or an Assistant Secretary of Buyer certifying (i) that attached thereto is a complete and correct copy of the articles of incorporation of Buyer, as amended to date, (ii) that attached thereto is a complete and correct copy of the Bylaws of Buyer, as amended to date, (iii) that attached thereto is a complete and correct copy of resolutions adopted by the board of directors and, if necessary, the stockholders of Buyer, authorizing the execution, delivery and performance of this Agreement and all other agreements executed in connection herewith by Buyer, and that such resolutions, approvals and consents have not been amended or modified in any respect and remain in full force and effect as of the date thereof, and (iv) that the persons named therein are duly elected, qualified and acting officers of Buyer and that set forth therein is a genuine signature or true facsimile thereof for each such officer.

                  (h) Good Standing Certificate of Buyer. Buyer shall have delivered to Sellers a certificate of the Secretary of State of the State of Delaware dated not more than ten days before the Closing Date, certifying that Buyer is a corporation in good standing in such state.

                  (i) Inventory Resale Certificates. Buyer shall have received inventory resale certificates for each of the states listed on Section 5.2(i) of the Disclosure Letter sufficient to establish that no sales or other transfer tax will be due as a result of the sale to Buyer of any Seller's inventory in such state.

                  (j) Transition Services Agreement. Buyer shall have executed and delivered to Sellers the Transition Services Agreement.

         5.3. Termination.


                  (a) When Agreement May Be Terminated. This Agreement may be terminated at any time prior to Closing:


                           (i) By mutual consent of Buyer, Parent and Sellers;

                           (ii) By Buyer if there has been a material breach by
Parent or any Seller of any of their respective representations, warranties or covenants, or if any of the conditions specified in Section 5.1 hereof shall not have been fulfilled by the time required and shall not have been waived by Buyer;

                           (iii) By Parent and Sellers if there has been a
material breach by Buyer of any of its warranties or covenants, or if any of the conditions specified in Section 5.2 hereof shall not have been fulfilled by the time required and shall not have been waived by Parent;

                           (iv) By Buyer, on the one hand, or Parent and Sellers
on the other hand, if Closing shall not have occurred prior to March 13, 2000 (the "Termination Date"), provided, that Buyer or Parent may terminate this Agreement pursuant to this subparagraph (iv) only if Closing shall not have occurred by such date for a reason other than a breach by such party of any of the provisions hereunder.

                  (b) Effect of Termination. In the event of termination of this Agreement by Sellers or Buyer, as provided above, this Agreement shall forthwith terminate and there shall be no liability on the part of Parent, Sellers or Buyer or their respective officers or directors, except for liabilities arising from a breach of this Agreement prior to such termination; provided, however, that the obligations of the parties set forth in Sections 5.3(b), 4.9(d) and
(e), and Articles VI and VII hereof shall survive such termination.


                                   ARTICLE VI

                                 INDEMNIFICATION


         6.1. Indemnification By Sellers and Parent. The Sellers and Parent, jointly and severally, agree to indemnify, defend and hold harmless Buyer and its officers, directors, employees, agents, stockholders and affiliates (collectively, "Buyer Indemnitees") from and against and to reimburse such Buyer Indemnitees with respect to any and all Damages arising out of or resulting from any one or more of the following:

                  (a) any breach of representation or warranty of Parent or any Seller contained in this Agreement, the Disclosure Letter or in any exhibit hereto, or in any other statement, certificate or document furnished or to be furnished to Buyer pursuant hereto or in connection with the transactions contemplated hereby (it being understood and agreed that under this Article VI, for purposes of determining whether there has been any breach of any representation or warranty and for purposes of calculating the amount of Damages arising therefrom, the representations and warranties of Parent and any Seller shall be deemed not to be qualified by any concept of "material," "materiality," "Material Adverse Effect" or similar qualification);

                  (b) any breach of any covenant or obligation of Sellers or Parent in this Agreement;

                  (c) any liabilities or obligations (except those relating to Environmental Claims, Environmental Laws or Hazardous Substances, which are the subject of Section 6.1(e)) of Sellers, Parent or the Foreign Subsidiaries of any nature, whether due or to become due, whether accrued, absolute, contingent or otherwise, existing on the Closing Date, or arising out of any transactions entered into or any state of facts existing, or the use, ownership, possession or operation of the Purchased Assets or the conduct of the Business, on or prior to the Closing Date, including the Excluded Liabilities, excepting only the Assumed Liabilities;

                  (d) subject to the assumption by the Buyer of the Assumed Liabilities, the failure of the Sellers to comply with applicable bulk sales laws (in consideration of which indemnification obligation Buyer hereby waives compliance by the Sellers with any applicable bulk sales laws);

                  (e) (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing): (i) Environmental Claims relating to activities, facts or circumstances first existing prior to the Closing Date; (ii) the off-site transportation, storage, treatment, recycling or disposal of Hazardous Substances generated by the Parent, any Subsidiary or any of their predecessors in interest relating to the Business or in connection with their businesses prior to Closing at any property now or previously owned, operated or leased by the Parent, any Subsidiaries or any of their predecessors ; (iii) any violation of any applicable Environmental Law by the Parent, any Subsidiaries or any of their predecessors in interest relating to the Business prior to Closing ; or
(iv) for those matters identified in Section 2.15 of the Disclosure Letter (the environmental disclosure); provided, however, that Sellers and Parent shall not be obligated to indemnify Buyer or any Buyer Indemnitees for any Damages to the extent related to any condition exacerbated by Buyer, any Buyer Subsidiary, their respective Affiliates or any successors thereto.

Any reimbursement obligation arising out of the foregoing indemnity shall be paid as and when it becomes an obligation of the Indemnitor pursuant to Section
6.3 hereof. Buyer may withhold any amounts due to Sellers or Parent under this Agreement or any other agreement between Buyer and Sellers, whether now or hereafter existing, including the Escrow Fund or otherwise, to satisfy any amounts due from any Seller or Parent to any of the Buyer Indemnitees pursuant to the provisions of this Section 6.1.

         6.2. Indemnification by Buyer. Buyer agrees to indemnify, defend and hold Sellers, Parent and their respective officers, directors, employees, agents and Affiliates (collectively, the "Seller Indemnitees") harmless from and against and to reimburse Seller Indemnitees for any and all Damages arising out of or resulting from any one or more of the following:

                  (a) any breach of representation or warranty of Buyer contained in this Agreement, the Disclosure Letter or in any exhibit hereto, or in any other statement, certificate or document furnished or to be furnished to Sellers pursuant hereto or in connection with the transactions contemplated hereby (it being understood and agreed that under this Article VI, for purposes of determining whether there has been any breach of any representation or warranty and for purposes of calculating the amount of Damages arising therefrom, the representations and warranties of Buyer shall be deemed not to be qualified by any concept of "material," "materiality," "Material Adverse Effect" or similar qualification);

                  (b) any breach of any covenant or obligation of Buyer in this Agreement;

                  (c) the Assumed Liabilities;

                  (d) any and all liabilities or obligations (except those relating to Environmental Claims, Environmental Laws or Hazardous Substances, which are the subject of Section 6.2(e)) of Buyer, any Buyer Subsidiary or their respective successors of any nature, whether due or to become due, whether accrued, absolute, contingent or otherwise, to the extent arising out of any transactions entered into, or the use, ownership, possession or operation of the Purchased Assets or the conduct of the Business by Buyer, any Buyer Subsidiary or any successor thereto, after the Closing Date;

                  (e) (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) (i) Environmental Claims relating to activities, facts or circumstances first existing after the Closing Date; (ii) the off-site transportation, storage, treatment, recycling or disposal of Hazardous Substances generated after Closing by Buyer or any Buyer Subsidiary related to the Business or in connection with their businesses after the Closing at any property owned, operated or leased after the Closing by Buyer or any Buyer Subsidiary relating to the Business or in connection with their businesses;
(iii) any violation of any applicable Environmental Law by Buyer or any Buyer Subsidiary relating to the Business after Closing (except for violations for which Buyer Indemnitees are entitled under Section 6.1(e) for such time period as it reasonably takes to correct after Closing); and (iv) any Damages relating to Environmental Claims arising out of any condition, fact or circumstance existing on or prior to the Closing Date to the extent such condition, fact or circumstance was exacerbated by any act or negligent omission by the Buyer, any Buyer Subsidiary, or their respective Affiliates.

                  (f) any and all Damages related to or arising from (A) personal injuries to Buyer's officers, directors, employees or agents arising from such Persons' inspection of or presence at the Business' facilities or (B) damage or destruction to any tangible personal property of Parent or any Seller arising from any of Buyer's officers, directors, employees or agents inspection of or presence at any of the Business' facilities, except, with respect to clauses (A) and (B), to the extent related to or arising from the negligence or misconduct of Parent, Sellers, the Subsidiaries or any of their respective officers, directors, employees or agents.

         Any reimbursement obligation arising out of the foregoing indemnity shall be paid as and when it becomes an obligation of the Indemnitor pursuant to Section 6.3(a). Parent or any Seller may withhold any amounts due to Buyer under this Agreement or any other agreement between Buyer and Parent or such Seller, whether now or hereafter existing, to satisfy any amounts due from Buyer to Parent or any Seller Indemnitee pursuant to the provisions of this
Section 6.2.

         6.3. General Indemnification Procedures.

                  (a) In the event that any Buyer Indemnitee or Seller Indemnitee incurs or suffers any Damages with respect to which indemnification may be sought by such Buyer Indemnitee or Seller Indemnitee pursuant to this
Article VI, the party seeking indemnification (the "Indemnitee") must assert the claim by giving written notice (a "Claim Notice") to the party from whom indemnification is sought (the "Indemnitor"). The Claim Notice must state the nature and basis of the claim in reasonable detail based on the information available to the Indemnitee and, if the Claim Notice is being given with respect to a third Person claim, must be accompanied by a copy of any written notice received by the Indemnitee from the third Person claimant. If the Claim Notice is being given by reason of any third Person claim, it shall be given within 30 days after the filing or other written assertion of any such claim against the Indemnitee, but the failure of the Indemnitee to give the Claim Notice with respect to any claim other than a third person claim, or to give the Claim Notice within such time period with respect to a third Person claim, shall not relieve the Indemnitor of any liability for indemnification under this Article VI, except to the extent that the Indemnitor is actually prejudiced thereby. Each Indemnitor to whom a Claim Notice is given shall respond to any Indemnitee that has given a Claim Notice (a "Claim Response") within 10 Business Days (the "Response Period") after the date that the Claim Notice is given. Any Claim Response shall specify whether or not the Indemnitor given the Claim Response disputes the claim described in the Claim Notice. If any Indemnitor fails to give a Claim Response within the Response Period, such Indemnitor shall be deemed not to dispute the claim described in the related Claim Notice. If any Indemnitor elects not to dispute a claim described in a Claim Notice, whether by failing to give a timely Claim Response or otherwise, then the amount of such claim shall be conclusively deemed to be an obligation of such Indemnitor. If any Indemnitor shall be obligated to indemnify an Indemnitee hereunder, such Indemnitor shall pay to such Indemnitee within 30 days after (i) the last day of the applicable Response Period the amount to which such Indemnitee shall be entitled or, or (ii) if the Claim Notice relates to Damages that have not been liquidated as of the date of the Claim Notice, the date on which all or any part of such damages become liquidated and determined (but only with respect to the portion that has become liquidated and determined).

                  (b) If there shall be a dispute as to the amount or manner of indemnification under this Agreement, the Indemnitor and the Indemnitee shall seek to resolve such dispute through negotiations and, if such dispute is not resolved within 20 days, the Indemnitee may pursue whatever legal remedies may be available for the recovery of the Damages claimed from any Indemnitor. If any Indemnitor fails to pay all or any part of any indemnification obligation on or before the later to occur of (x) 30 days after the last day of the applicable Response Period, and (y) if the Claim Notice relates to Damages that have not been liquidated as of the date of the Claim Notice, 30 days after the date on which all or any part of such Damages shall have become liquidated and determined (but only with respect to the portion that has become liquidated and determined), then the Indemnitor shall also be obligated to pay to the Indemnitee interest on the unpaid amount for each day during which the obligation remains unpaid at an annual rate of ten percent.

                  (c) The Indemnitee shall provide to the Indemnitor on request all information and documentation reasonably necessary to support and verify any Damages that the Indemnitee believes give rise to the claim for indemnification hereunder and shall give the Indemnitor reasonable access to all books, records and personnel in the possession or under the control of the Indemnitee that would have bearing on such claim.

                  (d) Except as hereinafter provided, in the case of third Person claims for which indemnification is sought, the Indemnitor shall have the option: (i) to conduct any proceedings or negotiations in connection therewith,
(ii) to take all other steps to settle or defend any such claim (provided that the Indemnitor shall not settle any such claim without the consent of the Indemnitee (which consent shall not be unreasonably withheld, it being understood that it shall not be unreasonable for the Indemnitee to withhold its consent from any settlement which (1) commits the Indemnitee to take, or to forbear to take, any action, or (2) does not provide for a complete release of the Indemnitee by such third Person)), and (iii) to employ counsel to contest any such claim or liability in the name of the Indemnitee or otherwise. In any event, the Indemnitee shall be entitled to participate at its own expense and by its own counsel (a "Voluntary Participation") in any proceedings relating to any third Person claim. The Indemnitor shall, within 45 days of receipt of the Claim Notice, notify the Indemnitee of its intention to assume the defense of the claim (a "Defense Notice"). Until the Indemnitee has received the Defense Notice, the Indemnitee shall take reasonable steps to defend (but may not settle) the claim. If the Indemnitor declines to assume the defense of any such claim or fails to give a Defense Notice within 45 days after receipt of the Claim Notice, the Indemnitee shall defend against the claim but shall not settle such claim without the consent of the Indemnitor (which consent shall not be unreasonably withheld). The expenses of all proceedings, contests or lawsuits (other than those incurred in a Voluntary Participation) with respect to claims as to which a party is entitled to indemnification under this Article VI shall represent indemnifiable Damages under this Agreement. If the Indemnitor assumes the defense of a third Person claim, the Indemnitor shall not be liable to any Indemnitees for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnitees in connection with the defense thereof, except that if the Indemnitor elects not to assume such defense, or counsel for the Indemnitees advises that there are bona fide issues that raise conflicts of interest between the Indemnitor and Indemnitees, the Indemnitees may retain one counsel satisfactory to them, and Indemnitor shall pay all reasonable fees and expenses of such counsel for the Indemnitees promptly as statements therefor are received. If such indemnity is not available with respect to any Indemnitee, then the Indemnitor and the Indemnitee shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults. So long as the Indemnitor is defending in good faith such third party Damage, the Indemnitee shall not settle or compromise such third party claim without the Indemnitor's prior written consent (which consent shall not be unreasonably withheld). Regardless of which party shall assume the defense of the claim, the parties shall cooperate fully with one another in connection therewith. Notwithstanding the foregoing, the Indemnitor shall not be entitled (except with the consent of the Indemnitee) to take any of the actions referred to in clauses (i), (ii) or (iii) of the first sentence of this subparagraph unless: (x) the third Person claim involves solely monetary damages; (y) the Indemnitor shall have expressly agreed in writing that, as between the Indemnitor and the Indemnitee, the Indemnitor shall be solely obligated to satisfy and discharge such third Person claim; and (z) if reasonably requested to do so by the Indemnitee, the Indemnitor shall have made reasonably adequate provision to ensure the Indemnitee of the financial ability of the Indemnitor to satisfy the full amount of any adverse monetary judgment that may result from such third Person claim.

         6.4. Termination of Indemnification. The obligations to indemnify and hold harmless an Indemnified Party (i) pursuant to Sections 6.1(a) and 6.2(a) shall terminate on April 30, 2001 (the "General Survival Period"), provided, however, that (x) the obligations to indemnify and hold harmless an Indemnified Party for Damages relating to a breach of a representations contained in Sections 2.1, 2.2, 2.3, 2.4, 2.17, 3.1 and 3.2 shall survive indefinitely, (y) the obligations to indemnify and hold harmless an Indemnified Party for Damages relating to a breach of the representations contained in Sections 2.9, 2.22 and 3.5 may be asserted until 60 days after the running of the applicable statute of limitations with respect to the matters the subject of such claims and (z) such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Indemnified Party shall have, before the expiration of the applicable period, previously made a claim by delivering a Claim Notice to the Indemnifying Party, and (ii) pursuant to the other clauses of Sections 6.1 and 6.2 shall not terminate.

         6.5. Limitation on Indemnification Obligations of the Sellers, Parent and Buyer. Subject to the terms of this Agreement, Sellers and Parent shall not be liable to the Buyer Indemnitees under Section 6.1(a) for Damages unless the cumulative total of Damages under Section 6.1(a) exceeds an aggregate of $400,000 whereupon, the Buyer Indemnitees shall be entitled to receive, subject to the following sentence, all amounts without regard to this dollar limitation. Notwithstanding anything to the contrary contained herein, the aggregate liability of the Sellers and Parent under Section 6.1(a) shall be limited to $4,000,000. Subject to the terms of this Agreement, Buyer shall not be liable to the Seller Indemnitees under Section 6.2(a) for Damages unless the cumulative total of Damages under Section 6.2(a) exceeds an aggregate of $400,000 whereupon, the Seller Indemnitees shall be entitled to receive, subject to the following sentence, all amounts without regard to this dollar limitation. Notwithstanding anything to the contrary contained herein, the aggregate liability of the Buyer under Section 6.2(a) shall be limited to $4,000,000.

         6.6. No Indemnitor shall have indemnification obligations for Damages incurred by an Indemnitee pursuant to Sections 6.1 or 6.2:

                  (a) to the extent of any tax savings actually realized by such Indemnitee with respect to such Damages (net of the effect of any tax upon the receipt by such Indemnitee of any amounts from the Indemnitor pursuant to this
Article VI); or

                  (b) for punitive damages, except to the extent that any of such damages have been recovered by a third Person against such Indemnitee.

                  (c) for consequential damages, except to the extent that any of such damages have been recovered by a third Person against such Indemnitee; provided that this Section 6.6(c) shall not prohibit Buyer from recovering as Damages pursuant to this Article VI any consequential damages arising from or relating to any breach by Parent and Seller of any covenant contained in this Agreement.

         6.7. Fraud. Notwithstanding the foregoing, the limitations of liability set forth in Sections 6.4, 6.5, 6.6 and 6.8 shall not apply to any claim for fraud or intentional or knowing breach of any representation or warranty of Parent, any Seller or Buyer or to any claim relating to the gross negligence or willful misconduct of Parent, any Seller or Buyer.

         6.8. Indemnification Exclusive Remedy. Indemnification pursuant to the provisions of this Agreement (including the rights of Buyer pursuant to the Escrow Agreement) shall be the exclusive remedy of the parties for any breach of this Agreement or any closing document executed and delivered pursuant to the provisions hereof or pursuant to this Agreement and for any Damage arising out of the transactions contemplated hereby; provided, however, that nothing stated in this Section 6.8 shall in any way limit or foreclose the availability to the parties of specific performance or other equitable remedies.


                                   ARTICLE VII

                                  MISCELLANEOUS

         7.1. Survival. The representations, warranties, covenants and agreements of Buyer, Parent and Sellers contained in this Agreement or any exhibit or the Disclosure Letter or any certificate or other document delivered pursuant to this Agreement shall survive the Closing and shall remain in full force and effect in accordance with Section 6.4, regardless of any investigation made or information or knowledge obtained by or on behalf of Buyer, Parent and Sellers, as applicable, at any time.

         7.2. Notices. All notices and other communications hereunder shall be in writing and shall be mailed by certified or registered mail, return receipt requested, (ii) sent by Federal Express or other nationally recognized overnight express carrier, if sent for overnight delivery with fee prepaid, (iii) if sent via facsimile with transmission confirmed, or (iv) upon receipt if delivered personally, addressed as follows:

                                   If to Parent or Sellers, to:

                                   ITEQ, Inc.
                                   2727 Allen Parkway, Suite 760
                                   Houston, Texas  77019
                                   Attention:  President
                                   Telephone:  713-285-2700
                                   Fax No.:  713-522-1759

                                   With a copy to:

                                   Porter & Hedges, L.L.P.
                                   700 Louisiana, Suite 3500
                                   Houston, Texas  77002
                                   Attention:  T. William Porter, Esq.
                                   Telephone: 713-226-0600
                                   Fax No.:  713-228-1331

                                   If to Buyer, to:

                                   HMT Inc.
                                   c/o Nassau Point Investors L.L.C.
                                   Two Greenwich Plaza, Suite 100
                                   Greenwich, CT 06830
                                   Attention:  Member
                                   Telephone:  203-622-3921
                                   Fax No.  203-622-7698

                                   With a copy to:

                                   Dechert Price & Rhoads
                                   4000 Bell Atlantic Tower
                                   1717 Arch Street
                                   Philadelphia, PA 19103
                                   Attn:  Carmen J. Romano, Esq.
                                   Telephone:  215-994-4000
                                   Fax No.: 215-994-2222

                  Any notice, request, demand, claim, or other communication hereunder sent to the intended recipient at the address set forth above shall be deemed given when received, provided that notice shall be deemed to have been duly given if delivery of the notice is refused or if the notice is properly addressed and delivery is attempted but unable to be made. Any party may change the address to which notices, requests, demands, claims or other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

         7.3. Expenses. Except as otherwise provided in this Agreement, each party to this Agreement will bear all the fees, costs and expenses which are incurred by it in connection with the transactions contemplated hereby, whether or not such transactions are consummated, and Sellers and Parent joint and severally on the one hand and Buyer on the other hand shall split equally all Taxes (including any stamp duties or similar transfer takes with respect to the transfer of the shares of any Foreign Subsidiary), recording and filing fees that may be imposed by reason of the sale, transfer, assignment or delivery of the Purchased Assets.

         7.4. Entire Agreement. The agreement of the parties, which is comprised of this Agreement and the Disclosure Letter and the documents referred to herein, sets forth the entire agreement and understanding between the parties and supersedes any prior agreement or understanding, written or oral, relating to the subject matter of this Agreement.

         7.5. Assignment; Binding Effect; Severability. This Agreement may not be assigned by any party hereto without the written consent of the other party, except that no consent of Sellers or Parent shall be required for any assignment by Buyer to any of its Affiliates, provided that notwithstanding such assignment, Buyer shall remain fully liable for all of its obligations hereunder and Buyer shall guarantee the timely, full and complete performance by such Affiliates of any liabilities or obligations so assigned to such Affiliates. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors, legal representatives and permitted assigns of each party hereto. The provisions of this Agreement are severable, and in the event that any one or more provisions are deemed illegal or unenforceable the remaining provisions shall remain in full force and effect unless the deletion of such provision shall cause this Agreement to be materially adverse to any party, in which event the parties shall use commercially reasonable efforts to arrive at an accommodation which best preserves for the parties the benefits and obligations of the offending provision.

         7.6. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws (as opposed to the conflicts of laws provisions) of the State of New York.

         7.7. Execution in Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if the signatures thereto were upon one instrument.

         7.8. Public Announcement. No party hereto shall, without the approval of the other parties hereto, make any press release or other public announcement concerning the terms of the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law or regulatory process, in which case the other parties shall be advised and the parties shall use their commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement.

         7.9. No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall (i) confer on any Person other than the parties hereto and their respective successors or permitted assigns any rights (including third party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement, or (ii) constitute the parties hereto as partners or as participants in a joint venture. This Agreement shall not provide third parties with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Agreement. The obligations and liabilities of the parties hereunder shall be without recourse to any shareholder, director, officer or employee of such party (unless such person is a party hereto) and no such person shall be deemed to have made any representation, warranty or covenant under or pursuant to this Agreement (unless such person is a party hereto).

         7.10. Headings. The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

         7.11. Further Assurances. Each Party shall cooperate and take such action as may be reasonably requested by other Party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby. Buyer shall deliver to Parent any amounts received in the Lock Box Account after the Closing which do not relate to the Business or the Purchased Assets promptly after identifying that such amounts do not relate to the Business or the Purchased Assets. Parent shall deliver to Buyer any amounts received by Parent or its Subsidiaries after the Closing which relate to the Business or the Purchased Assets.

         7.12. Amendment and Waiver. The Parties may by mutual agreement amend this Agreement in any respect, and any Party, as to such Party, may (a) extend the time for the performance of any of the obligations of any other party, (b) waive any inaccuracies in representations by any other Party, (c) waive compliance by any other Party with any of the agreements contained herein and performance of any obligations by such other Party, and (d) waive the fulfillment of any condition that is precedent to the performance by such Party of any of its obligations under this Agreement. To be effective, any such amendment or waiver must be in writing and be signed by the Party against whom enforcement of the same is sought.

         7.13. Gender and Certain References. Unless otherwise specified, all references herein to days, weeks, months or years shall be calendar days, weeks, months or years. Whenever the context requires, the gender of all words used herein shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural. References to Articles or Sections shall be to Articles and Sections of this Agreement unless otherwise specified. The words "hereof", "herein" or "hereunder" shall refer to this Agreement as a whole and not to any particular Article, Section or Paragraph. The words "including" or "include" are used herein in an illustrative sense and not to limit a more general statement. When computing time periods described by a number of days before or after a stated date or event, the stated date or date on which the specified event occurs shall not be counted and the last day of the period shall be counted. Unless otherwise specified herein any obligation otherwise due on a non-Business Day shall not be due until the next Business Day.

         7.14. Time is of the Essence. Time is of the essence in the performance of this Agreement.


         7.15. Parent's Authority. Notwithstanding any provision herein to the contrary, the parties acknowledge and agree that Parent may act on behalf of the Sellers for all purposes and with respect to all matters under this Agreement.


                                  ARTICLE VIII

                                   DEFINITIONS

                  "1960 Facility" means the Sellers location at FM 1960 West in Houston, Texas.

                  "Affiliate" of a Person means any Person controlling, controlled by, or under common control with, such Person; provided that an Affiliate of Parent shall not include the shareholders of Parent. For purposes of this definition, "control" means the power to direct the management and policies of a Person, whether through the ownership of voting securities, by agreement or otherwise.

                  "Agreement" shall have the meaning set forth in the Introduction.

                  "Ancillary Agreements" means the Bill of Sale, the Assumption Agreement, the Escrow Agreement, the Deeds, the Intangibles Assignment and the Other Instruments.

                  "Asset Acquisition Statement" shall have the meaning set forth in Section 4.7.

                  "Assignment of Leases" shall mean the Assignment of Leases between Sellers and Buyer, dated as of the Closing Date, substantially in the form of Exhibit H hereto.

                  "Assumed Contracts" means the contracts assumed by Buyer pursuant to Section 1.1(g).

                  "Assumed Liabilities" means the liabilities and obligations of Sellers assumed by Buyer pursuant to the Assumption Agreement and Section 1.3(a).

                  "Assumption Agreement" shall have the meaning set forth in
Section 1.3(a).

                  "BankBoston" means BankBoston, N.A.

                  "Beneficiary" shall mean the person(s) or entity designated by an Employee, Former Employee, by operation of law or otherwise as the party entitled to compensation, benefits, insurance coverage, payments, indemnification or any other goods or services as a result of any liability or claim under any Benefit Plan or under any other employee benefit plan, program or policy.

                  "Benefit Plan" shall have the meaning set forth in Section
2.22.

                  "Bill of Sale" shall have the meaning set forth in Section 1.10(a)(i).

                  "Business Days" shall mean any day other than a Saturday, Sunday or any other day on which the commercial banks in Houston, Texas are authorized or required to close.

                  "Business Employees" shall mean the Non-Union Employees and the Union Employees.

                  "Business Records" shall have the meaning set forth in Section 1.1(f).

                  "Buyer" shall have the meaning set forth in the Introduction.

                  "Buyer Environmental Liabilities" means any loss, liability, claim, obligation, damage or deficiency arising out of, resulting from or pertaining to environmental conditions or violations (including violations of Environmental Laws) first occurring, existing, or arising after the Closing, including, without limitation, (i) the presence, release, or threat of release of Hazardous Materials at, on, about, under or from the Real Estate included in the Purchased Assets or any other property currently or hereafter owned, operated or leased by the Buyer, any Buyer Subsidiary, any of their respective Affiliates or any successors thereof (on- or off-site); (ii) arising from the off-site management, recycling, transportation, release or threat of release of Hazardous Materials generated by or on behalf of the Buyer, any Buyer Subsidiary, any of their respective Affiliates or any successors thereof; or
(iii) the violation by Buyer, any Buyer Subsidiary, any of their Affiliates or any successors thereto of any Environmental Law any common law liability with respect to the foregoing.

                  "Cash Purchase Price" shall have the meaning set forth in
Section 1.4.

                  "Claim Notice" shall have the meaning set forth in Section 6.3(a).

                  "Claim Response" shall have the meaning set forth in Section 6.3(a).

                  "Closing" means the closing of the transaction under this Agreement.

                  "Closing Date" means the date of the Closing as determined pursuant to Section 1.8.

                  "Closing Net Working Capital" shall have the meaning set forth in Section 1.7.

                  "Closing Statement" shall have the meaning set forth in
Section 1.7.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "commercially reasonable efforts" shall mean diligently, promptly and in good faith taking all actions which are reasonable, necessary and appropriate to accomplish the objective requiring the use of commercially reasonable efforts, but shall not include any obligation (a) to make any payment, incur any costs, commit available resources, or forego the receipt of any payment, which in any case is material in amount in light of the required objective, (b) to initiate any lawsuit or other proceeding to achieve the required objective, or (c) to take any action which is unlawful.

                  "Correction Opinion" shall mean an opinion as to the matters set forth on Exhibit G hereto with such reasonable assumptions, qualifications and exclusions as Buyer and Parent may reasonably agree.

                  "Credit Agreement" means that certain Revolving Credit Agreement, dated as of October 28, 1997, among Parent, the guarantors named therein, the lending institutions party thereto, Deutsche Bank AG, as Documentation Agent, and BankBoston, as Agent, as amended.

                  "Current Assets" means assets of the character that would be reflected as current assets on a balance sheet prepared on a basis consistent with the Accounting Principles.

                  "Current Liabilities" means liabilities of the character that would be reflected as current liabilities on a balance sheet prepared on a basis consistent with the Accounting Principles, excluding the current portion of any long-term liabilities.

                  "Damages" mean any and all losses, liabilities, damages, penalties, obligations, awards, fines, deficiencies, interest, claims (including third Person claims, whether or not meritorious), causes of action, suits, proceedings, costs and expenses whatsoever (including reasonable attorneys', consultants' and other professional fees and disbursements of every kind, nature and description) resulting from, arising out of or incident to (x) any matter for which indemnification is provided under this Agreement, or (y) the enforcement by an indemnified party of its rights to indemnification under this Agreement.

                  "Defense Notice" shall have the meaning set forth in Section 6.3(d).

                  "Disclosure Letter" means the disclosure letter delivered by Parent and Sellers to Buyer on the date of this Agreement pursuant to the terms of this Agreement.

                  "Disputed Items" shall have the meaning set forth in Section 1.7.

                  "Dispute Notice" shall have the meaning set forth in Section 1.7.

                  "EEOC" means the Equal Employment Opportunity Commission.


                  "Employees" shall mean all salaried and hourly paid individuals with whom any Seller or any Foreign Subsidiary maintains on the specified date an employer-employee relationship whose primary responsibility relate to the Business or who are employed in the conduct of the Business.

                  "Encumbrance" shall mean any encumbrance of any kind whatsoever and includes any security interest, mortgage, deed of trust, lien, judgment, tax lien, sewer rent, assessment, mechanics or materialmens liens, hypothecation, pledge, assignment, easement, servitude, right of way, restriction, tenancy, right of first refusal, encroachment or burden or any other right or claim of others affecting the Purchased Assets and any restrictive covenant or other agreement, restriction or limitation on the use of the Purchased Assets.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "ERISA Affiliate" shall mean (i) any corporation included with Sellers in a controlled group of corporations within the meaning of Section 414(b) of the Code; (ii) any trade or business (whether or not incorporated) which is under common control with Sellers within the meaning of Section 414(c) of the Code; (iii) any member of an affiliated service group of which any Seller is a member within the meaning of Section 414(m) of the Code; or (iv) any other person or entity treated as an affiliate of any Seller under Section 414(o) of the Code.

                  "Escrow Agent" shall mean the person appointed as escrow agent pursuant to the Escrow Agreement, which such escrow agent shall be reasonably acceptable to Buyer and Parent.

                  "Escrow Fund" shall have the meaning set forth in Section 1.6.

                  "Estimated Net Working Capital" shall have the meaning set forth in Section 1.5.

                  "Excluded Assets" means the properties and assets of the Sellers expressly excluded from the Purchased Assets by Section 1.2.

                  "Excluded Liabilities" means the liabilities and obligations of the Sellers which are not assumed expressly by Buyer as provided in Section 1.3(b).

                  "Financial Statements" shall have the meaning set forth in
Section 2.6.

                  "Foreign Subsidiary Assets" means all of the assets and properties of the Foreign Subsidiaries.

                  "Foreign Subsidiaries" shall mean Australasian HMT Pty. Ltd., an Australian corporation, HMT Canada, Ltd., a Canadian corporation, HMT Rubbaglas, Ltd., HMT Tank Systems B.V., a Netherlands corporation, and English corporation and HMT Singapore Pte. Ltd., a Singapore corporation.

                  "Former Employees" shall mean all salaried and hourly paid individuals previously employed by Sellers or any of their Affiliates but who are no longer so employed on the Closing Date, including any such individuals on long-term disability.

                  "GAAP" means United States generally accepted accounting principles.

                  "Governmental Authority" means the government of the United States or any other country or any state, municipality, local or other political or administrative subdivision thereof or therein, or any court, tribunal, agency, department, board, instrumentality, authority or commission (including regulatory and administrative bodies) of any of the foregoing.

                  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  "HSR Filing" shall have the meaning set forth in Section 4.4 hereof.

                  "including" or any variation thereof means "including without limitation" and the term "including" or any variation thereof shall not be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it.

                  "Indemnitee" shall have the meaning set forth in Section
6.3(a).

                  "Indemnitor" shall have the meaning set forth in Section
6.3(a).

                  "Independent Accountant" shall have the meaning set forth in
Section 1.7(b).

                  "IRS" means the U.S. Internal Revenue Service.

                  "knowledge of Sellers," "to Seller's knowledge" and similar phrases means the knowledge of William Reid, Mark Johnson, Blaine Kennedy, Kee-Nian Ho, Anthony G. Henderson, Rusty Chandler, Wayne Jean, Gary Tesch, Sam Johnston, Charlotte Wichard and Andrew East, after reasonable investigation.

                  "Lock-Box Account" means the lock-box account of HMT, Inc. at Bank One Texas, N.A., account number 1560184788.

                  "Manage" or "Managed", when used with respect to Hazardous Materials, has the meaning set forth in Section 2.15.

                  "Material Adverse Effect" means any change or effect (or series of related changes or effects) which has or is reasonably likely to have a material adverse change in or effect upon the condition (financial or otherwise), results of operations, liabilities, assets, earnings, competitive or financial position, business of any Seller, any Foreign Subsidiary, the Business or the use of the Purchased Assets.

                  "Net Working Capital" means all Current Assets included in the Purchased Assets (including all Current Assets of the Foreign Subsidiaries) as of the Closing Date, less all Current Liabilities included in the Assumed Liabilities (including all Current Liabilities of the Foreign Subsidiaries) as of the Closing Date, calculated in accordance with the Accounting Principles.

                  "Non-Union Employees" shall have the meaning set forth in
Section 4.13(b).

                  "November 1999 Net Working Capital Statement" means a statement of the calculation of Net Working Capital as of the end of business of November 30, 1999, as prepared by Parent, which such statement is included in
Section 1.5 of the Disclosure Letter.

                  "Owned Real Properties" shall have the meaning set forth in
Section 2.17(a).

                  "Party" shall mean Sellers and Parent on the one hand and Buyer on the other hand; and "Parties" shall mean Parent, each Seller and Buyer collectively.

                  "Permitted Encumbrances" means (i) any liens for taxes and assessments not yet delinquent; (ii) any obligations or duties to any municipality or public authority not yet due and payable with respect to any franchise, grant, certificate, license or permit, and all applicable laws, rules, regulations and orders; (iii) any easements, rights of way, servitudes, permits and other similar rights for pipelines, power lines, water and sewer lines, telephone lines, streets, roadways, passage ways, alleys and other similar easements, rights of way and encroachments on, over or in respect of the Real Property which do not materially adversely affect the use or value (in respect of its current use) of any of the Owned Real Property or take priority over the possessory rights under the Real Property Leases or otherwise materially adversely affect the use or value (in respect of its current use) of any Real Property Lease; (iv) materialmens, mechanics, repairmens, employees, contractors, operators, tax and other similar statutory liens or charges arising in the ordinary course of business incidental to construction, maintenance or operation of any facilities of any Seller on the Real Property (A) if they have not been filed pursuant to applicable law, (B) if filed, if they have not yet become due and payable or payment is being withheld as provided by law [or (C) if their validity is being contested in good faith in the ordinary course of business by appropriate action]; (v) any other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects or irregularities of any kind whatsoever affecting the Real Property that individually or in the aggregate are not such as to materially adversely affect the use or value (in respect of its current use) of any of the Owned Real Properties or Leased Real Properties; (vi) the terms and conditions of all conveyance documents executed pursuant hereto at Closing and all leases relating to the Leased Real Property;
(vii) all liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities of any kind whatsoever affecting the Real Property and arising out of the acts of any predecessors in title to any Seller who are unrelated to any Seller or any Affiliate of any Seller; and
(viii) the matters described in Section 2.17 of the Disclosure Letter.

                  "Person" means and includes any individual, corporation, partnership, firm, association, joint venture, joint stock company, trust or other entity, or any government or regulatory administrative or political subdivision or agency, department or instrumentality thereof.

                  "Predecessor Encumbrances" means any matter described in clause (vii) of the definition of "Permitted Encumbrances."

                  "Purchase Orders" shall mean purchase orders entered into by any Seller in the ordinary course of business consistent with the past practice of the Business.

                  "Purchase Order Consent" means the consent of the appropriate customer with respect to the assignment of a Purchase Order to Buyer.

                  "Purchase Price" shall have the meaning set forth in Section 1.4.

                  "Purchased Assets" shall have the meaning set forth in Section 1.1.

                  "Release" shall have the meaning set forth in Section 2.15.

                  "Remediation" means investigation, cleanup, remedial action or other response action.

                  "Resignations" means any resignations of officers and directors of Foreign Subsidiaries requested by Buyer prior to Closing.

                  "Resolution Period" shall have the meaning set forth in
Section 1.7(b).

                  "Response Period" shall have the meaning set forth in Section 6.3(a).

                  "Returns" means all returns, declarations, reports, claims for refunds, information returns or statements and other documents required under a Tax Law either (A) to be filed with a Governmental Authority in respect of Taxes or (B) to be provided to a person other than a Governmental Authority (and "Return" means any one of the foregoing Returns).

                  "Rubbaglas Earnout" shall mean any earn-out amounts payable to the Former Shareholders of HMT Rubbaglas, Ltd., pursuant to the Sale and Purchase Agreement, dated November 19, 1993, among Anthony Norman Taylor, Patrick Gerald Hynds, Michael John, Vincent Guillem, Michael Raymond and HTM, Inc.

                  "Seller Environmental Liabilities" means whether or not disclosed in any environmental reports or identified in connection with Buyer's due diligence any loss, liability, claim, obligation, damage or deficiency arising out of, resulting from or pertaining to environmental conditions or violations (including violations of Environmental Laws) first occurring, existing, or arising prior to the Closing, including, without limitation, (i) the presence, Release, or threat of Release of Hazardous Materials at, on, about, under or from any property now or previously owned, operated or leased by the Business or in connection with its businesses of Sellers or the Foreign Subsidiaries (on- or off-site); (ii) arising from the off-site management, recycling, transportation, Release or threat of Release of Hazardous Materials generated by or on behalf of the Sellers or Foreign Subsidiaries; (iii) the violation of any Environmental Law and any common law liability with respect to the foregoing; or (iv) relating to the wastewater lagoon located at the Kelton, Pennsylvania facility of Sellers.

                  "Sellers" shall have the meanings set forth in the Introduction.

                  "Solvent" means, with respect to Parent and each Seller: (i) The fair value of the assets of each of the Parent (on a consolidated basis), each Seller and the Foreign Subsidiaries, at a fair valuation, exceeds their respective debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of the Parent, Sellers and Foreign Subsidiaries is greater than the amount that will be required to pay the probable liability of their respective debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) assuming Parent is able to refinance its debt under the Credit Agreement on or before the maturity or acceleration of such debt, the Parent, Sellers and Foreign Subsidiaries are able to pay their respective debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) assuming Parent is able to refinance its debt under the Credit Agreement on or before the maturity or acceleration of such debt, the Parent, Sellers and Foreign Subsidiaries do not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted.

                  "Statement of Allocation" shall have the meaning set forth in
Section 4.7.

                  "Subsidiary" means any subsidiary of Parent, including Sellers and the Foreign Subsidiaries.

                  "subsidiary" means as to any Person, a corporation or other entity of which shares of stock or other equity ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation or other entity are at the time owned, directly or indirectly, through one or more intermediaries, or both, by such Person.

                  "Taxes" means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, bulk sales, ad valorem, transfer, franchise, profits, license, lease, service, add on or alternative minimum tax, occupancy, withholding, social security, payroll, employment, excise, severance, stamp, value added, occupation, premium, property (including, without limitation, real property taxes and any assessments, special or otherwise), windfall profits, capital stock, customs, duties or other taxes, fees, assessments or charges of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto (and "Tax" means any one of the foregoing Taxes).

                  "Tax Law" means a statute, regulation, administrative rule, judicial opinion or similar authority addressing or related to Taxes.

                  "Title Commitments" as defined in Section 4.16(c).

                  "Title Company" as defined in Section 4.16(c).

                  "Title Policies" as defined in Section 4.16(c).

                  "Transaction Documents" shall mean this Agreement, the Escrow Agreement, the Bill of Sale, the Assumption Agreement, the Assignment of Leases, the Intangibles Assignment and the Deeds.

                  "Transferred Employees" shall have the meaning set forth in
Section 4.13(b).

                  "Transferred Non-Union Employees" shall have the meaning set forth in Section 4.13.

                  "Transferred Union Employees" shall have meaning set forth in
Section 4.13(b).

                  "U.K. Site" means the real property owned by HMT Rubbaglas, Ltd., located on Consort Rd, London, England.

                  "Uncollected A/R Statement" shall have the meaning set forth in Section 4.15.

                  "Union Employees" shall have the meaning set forth in Section 4.13(b).

                  IN WITNESS WHEREOF, Buyer, Parent and each Seller has caused this Agreement to be duly executed on its behalf by its duly authorized officer as of the day and year first written above.



                                               HMT INC.

                                               By:      /s/ Jonathan P. Wendell
                                                        Jonathan P. Wendell
                                                        President

                                               ITEQ, INC.

                                               By:      /s/ William P. Reid
                                                        William P. Reid
                                                        President



                                               ITEQ STORAGE SYSTEMS, INC.

                                               By:      /s/ William P. Reid
                                                        William P. Reid
                                                        President



                                               ITEQ CONSTRUCTION SERVICES, INC.

                                               By:      /s/ William P. Reid
                                                        William P. Reid
                                                        President



                                               ITEQ TANK SERVICES, INC.

                                               By:      /s/ William P. Reid
                                                        William P. Reid
                                                        President

                                                                       EXHIBIT A


                       ASSIGNMENT AND ASSUMPTION AGREEMENT


         THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the "Agreement"), dated as of _________, 2000, is by and between HMT Inc., a Delaware corporation ("Buyer"), and ITEQ, Inc., a Delaware corporation, ITEQ Storage Systems, Inc., a Minnesota corporation, ITEQ Construction Services, Inc., a Delaware corporation, and ITEQ Tank Services, Inc., a Delaware corporation ("Sellers").

                               W I T N E S S E T H

         WHEREAS, Buyer, Sellers and ITEQ, Inc. have entered into a certain Asset Purchase Agreement (the "Asset Purchase Agreement") dated as of _____________, 2000.

         WHEREAS, the Asset Purchase Agreement provides for Sellers to transfer and sell certain assets and rights of Sellers, all as more fully described in the Asset Purchase Agreement and as defined therein as the "Purchased Assets," for the consideration and upon the terms and conditions set forth in the Asset Purchase Agreement; and

         WHEREAS, the Asset Purchase Agreement further provides for the assumption by Buyer of certain liabilities and obligations of Sellers, all as more fully described in the Asset Purchase Agreement and as defined therein as the "Assumed Liabilities," for the consideration and upon the terms and conditions set forth in the Asset Purchase Agreement;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto promise and agree as follows:

         1. Sellers hereby sell, assign, convey, transfer and deliver to Buyer all of Sellers' rights, title and interest in and to the Purchased Assets, including without limitation, the Assumed Contracts.

         2. The Buyer hereby accepts the foregoing assignment and assumes and agrees to perform, pay or discharge, when due, all of the Assumed Liabilities specifically excluding the Excluded Liabilities.

         3. Each party hereby covenants from time to time after delivery of this instrument to do, execute, authorize and deliver or to cause to be done, executed and delivered such further acts, instruments, notices, documents and assurances as the other party may deem reasonably necessary for the effective confirmation and consummation of the assignment of the Assumed Contracts and the assumption of the Assumed Liabilities.

         4. This Agreement shall be binding upon and inure to the benefit of Buyer and Sellers and their respective successors and assigns.

         5. This Agreement may be executed in any number of counterparts with the same effect as if the signatures thereto were upon one instrument.

         6. None of the provisions in this Agreement may be waived, changed or altered except in a writing signed by all of the parties hereto.

         7. This Agreement shall be governed by and construed and enforced in accordance with the internal laws (as opposed to the conflicts of laws provisions) of the State of New York.

         8. Capitalized terms used herein without definition shall have the respective meanings set forth in the Asset Purchase Agreement.

         9. EXCEPT AS EXPRESSLY SET FORTH IN THE ASSET PURCHASE AGREEMENT OR IN ANY OTHER DOCUMENT OR AGREEMENT DELIVERED PURSUANT THERETO, THE SELLERS MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF ANY OF THE PURCHASED ASSETS, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, CONFORMITY TO SAMPLES OR MODELS AND CONDITION AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. Except as expressly set forth in the Asset Purchase Agreement or in any other document or agreement delivered pursuant thereto, any covenants or warranties implied by the use of the word "convey" or words of similar import are hereby expressly waived, disclaimed and negated. The parties agree that the foregoing disclaimers of warranty are "CONSPICUOUS" disclaimers for purposes of any applicable law, rule, regulation or order. Buyer hereby acknowledges and agrees that, except to the extent specifically set forth in the Asset Purchase Agreement or in any other document or agreement delivered pursuant thereto, the Purchased Assets are hereby conveyed on an "as-is," "where-is" basis.

         10. In the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of the Asset Purchase Agreement, the terms and conditions of the Asset Purchase Agreement shall govern, supersede and prevail.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day, month and year first above written.


                                 HMT INC.


                                 ---------------------------------------
                                 Name:
                                 Title:

                                 ITEQ, INC.


                                 ---------------------------------------
                                 Name:
                                 Title:

                                 ITEQ STORAGE SYSTEMS, INC.


                                 ---------------------------------------
                                 Name:
                                 Title:


                                 ITEQ CONSTRUCTION SERVICES, INC.


                                 ---------------------------------------
                                 Name:
                                 Title:


                                 ITEQ TANK SERVICES, INC.


                                 ---------------------------------------
                                 Name:
                                 Title:

                                                                      EXHIBIT B

                                ESCROW AGREEMENT

         THIS ESCROW AGREEMENT ("Escrow Agreement") is made as of this 17th day of March, 2000 by and among by and among HMT Inc., a Delaware corporation ("Buyer"), ITEQ Storage Systems, Inc., a Minnesota corporation ("ITEQ Storage"), ITEQ Construction Services, Inc., a Delaware corporation ("ITEQ Construction"), ITEQ Tank Services, Inc., a Delaware corporation ("ITEQ Tank"), and Compass Bank, a bank organized under the laws of the State of Alabama ("Escrow Agent"). As used herein, ITEQ Storage, ITEQ Construction and ITEQ Tank are hereinafter sometimes referred to individually as a "Seller" and collectively as the "Sellers".

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:

                                    ARTICLE I
                                   DEFINITIONS

         Capitalized terms not otherwise defined herein shall be defined as in the Asset Purchase Agreement, dated as of January 28, 2000 (as the same may be amended from time to time in accordance with the terms thereof, together with the Exhibits attached thereto and the Disclosure Letter described therein, the "Asset Purchase Agreement") by and among Buyer, Sellers and ITEQ, Inc.

                                   ARTICLE II
                                   THE ESCROW

         2.1. Background and Intention of Parties. Pursuant to Article VI of the Asset Purchase Agreement, the Sellers have agreed to indemnify Buyer and its officers, directors, employees, agents, stockholders and affiliates (the "Indemnitees") against certain Damages arising out of or resulting from events or states of facts specified in Article VI of the Asset Purchase Agreement ("Indemnity Matters"). The purpose of this Escrow Agreement is to provide for the deposit with the Escrow Agent of funds that will be held and disbursed, as hereinafter provided, to make payments with respect to Indemnity Matters and other matters and (to the extent of any remaining funds) to make payments to the Sellers. Sellers acknowledge and agree that ITEQ, Inc. has authority to act on behalf of the Sellers on all matters under this Escrow Agreement.

         2.2.  Establishment of Escrow.

               (a) Buyer hereby agrees to deposit with the Escrow Agent in accordance with Section 1.6(ii) of the Asset Purchase Agreement $2,000,000 in immediately available funds (such amount, together with any interest, dividends and other income earned thereon being, the "Escrow Funds"). The Escrow Funds shall not be subject to lien or attachment by any creditor of any party hereto (except to the extent and at such time as delivery of any Escrow Funds to Sellers is required hereunder and the amount of such funds are ultimately determined pursuant hereto) and shall be used solely for the purposes set forth in this Escrow Agreement.

               (b) Escrow Agent hereby acknowledges receipt of the Escrow Funds, as trustee on behalf of the Indemnitees and Sellers, as their interests may appear in accordance with the terms and conditions hereinafter set forth, and agrees to hold and delivery the Escrow Funds in accordance with the terms and provisions hereof. The Escrow Funds shall be held by the Escrow Agent in a separate account (the "Escrow Account") for the benefit of the Indemnitees and the Sellers as provided in this Escrow Agreement.

         2.3.  Claim Procedure.

               (a) In the event and to the extent any Indemnitee determines that it is entitled to indemnification pursuant to Article VI of the Asset Purchase Agreement, such Indemnitee may issue, or cause to be issued, a notice (an "Indemnity Claim Notice") to Escrow Agent, with a copy to Sellers, which sets forth: (i) the fact that an Indemnity Matter has occurred; (ii) the fact that Indemnified Damages (as defined below) have been incurred or are expected to be incurred; (iii) a specification of the amount of the Indemnified Damages; (iv) a brief description of the facts, to the extent known, which gave rise to the Indemnity Matter; and (v) a request that the Escrow Agent deliver to such Indemnitee from the Escrow Funds an Indemnity Payment (as hereinafter defined) equal to the amount of the Indemnified Damages. For the purpose of this Escrow Agreement, "Indemnity Damages" shall mean Damages for which an Indemnitee is entitled to indemnification as a result of an Indemnity Matter, in accordance with Article VI of the Asset Purchase Agreement; and "Indemnity Payment" shall mean a payment out of the Escrow Funds in respect of any Indemnified Damages.

               (b) On the date which is fifteen (15) calendar days after Sellers and the Escrow Agent have received an Indemnity Claim Notice, the Escrow Agent shall deliver to the applicable Indemnitee that portion of the Escrow Funds described in, and in accordance with the terms of, the Indemnity Claim Notice delivered by such party, unless within the 15-calendar day period after Escrow Agent has received the Indemnity Claim Notice, the Escrow Agent and the applicable Indemnitee have received an Objection Notice (as defined below). An "Objection Notice" shall mean a notice from the Sellers to the Escrow Agent and the applicable Indemnitee that sets forth: (i) an objection to delivery of all or any portion of the Escrow Funds in accordance with the terms of an Indemnity Claim Notice; and (ii) a brief description of the facts which constitute the basis for the objection. Upon receipt of an Objection Notice in accordance with this Section 2.3(b), the Escrow Agent shall not make the delivery of that portion of a requested Indemnity Payment objected to therein except in accordance with either: (x) a notice from, and executed by, Buyer and Sellers to the Escrow Agent (a "Joint Direction") or (y) an order, judgment or decree of a court of competent jurisdiction directing the Escrow Agent to make such delivery.

               (c) The parties hereto agree that all distributions of Escrow Funds to the Indemnitees hereunder shall be treated as adjustments to the cash consideration to be paid pursuant to the Asset Purchase Agreement, that are neither deductible by the Sellers nor includable in the Indemnitees' income for any federal, state, local or foreign income or franchise tax purpose.

         2.4. Joint Direction. Notwithstanding any other provision of this Escrow Agreement, the Escrow Agent shall promptly deliver all or any part of the Escrow Funds in accordance with the terms of a Joint Direction, unless an order of a court of competent jurisdiction prohibits the Escrow Agent from complying with the terms thereof.

         2.5.  Termination of Escrow.

               (a) The Escrow Funds shall be distributed to the Sellers as follows:

                    (i) On the Purchase Price Adjustment Date (as defined below), a Joint Direction will be given to the Escrow Agent who shall be instructed to distribute (A) to Buyer any amount due Buyer pursuant to Section 1.7(c)(ii) and (iii) of the Asset Purchase Agreement (the "Working Capital Payment") and (B) to the Sellers in accordance with the allocation percentages set forth on Schedule A (the "Allocations") an amount equal to $500,000 less the amount of any Working Capital Payment made to Buyer. In the event that the Working Capital Payment due to Buyer equals or exceeds $500,000, then no distribution shall be made to Sellers pursuant to this Section 2.5(a)(i) and Buyer may, at its option, make an Indemnity Claim Notice with respect to such excess as to any remaining Escrow Funds.

                    (ii) On April 30, 2001, a Joint Direction will be given to the Escrow Agent who shall be instructed to distribute to the Sellers in accordance with the Allocations a specified amount such that the remaining Escrow Funds after such distribution shall equal the lesser of (A) the sum of all Pending Claim Amounts or (B) the amount of the remaining Escrow Funds prior to such distribution.

               (b) On the Termination Date (as defined below), this Escrow Agreement shall terminate and a Joint Direction shall be given to the Escrow Agent instructing it to distribute to the Sellers in accordance with the Allocations the then remaining balance, if any, of the Escrow Funds. For purposes of this Escrow Agreement, "Termination Date" shall mean the earlier of:
(i) the first day on which there are no Escrow Funds remaining in the Escrow Account or (ii) the later of: (x) April 30, 2001, or (y) if any portion of the Escrow Funds is the subject of one or more pending Indemnity Claim Notices, the subsequent date on which there has been a final disposition of all such Indemnity Claim Notices pursuant to Sections 2.3 or 2.4 of this Escrow Agreement.

               (c) As used herein, "Purchase Price Adjustment Date" means the date upon which the Closing Net Working Capital is finally determined pursuant to Section 1.7 of the Asset Purchase Agreement; and "Pending Claim Amounts" means the aggregate dollar amount of the Escrow Funds, if any, which is the subject of one or more pending Indemnity Claim Notices.

                                   ARTICLE III
                                THE ESCROW AGENT

         3.1. Liability of Agent. The Escrow Agent shall be obligated to perform only the duties described in this Escrow Agreement. The Escrow Agent may rely on any instrument or signature believed by it to be genuine and to have been signed or presented by the proper party or parties duly authorized to do so. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and believed by it to be authorized, nor for any action taken or omitted by it in accordance with advice of counsel, and shall not be liable for any mistake of fact or error of judgment or for any acts or omissions of any kind unless caused by its willful misconduct or gross negligence. Each party agrees to indemnify the Escrow Agent and to hold it harmless against any and all liabilities, including reasonable attorneys' fees, incurred by it as a consequence of that party's action, and the parties agree jointly to indemnify the Escrow Agent and to hold it harmless against any and all liabilities, including reasonable attorneys' fees, incurred by it which are not a consequence of any party's action, except in either case for the Escrow Agent's own willful misconduct or gross negligence.

         3.2. Advice of Counsel. The Escrow Agent shall be entitled to consult with competent and responsible counsel of its choice with respect to the interpretation of the provisions hereof, and any other legal matters relating hereto, and shall be fully protected in taking any action or omitting to take any action in good faith in accordance with the advice of such counsel.

         3.3. Fees of Escrow Agent. The Escrow Agent shall serve hereunder in consideration of the fees described on Schedule B attached hereto (the "Escrow Agent Fees"), which is hereby incorporated herein, and the reimbursement of any expenses and other charges reasonably incurred by the Escrow Agent in connection with the performance of its duties hereunder (the "Escrow Agent Expenses"). All Escrow Agent Fees and Escrow Agent Expenses shall be split equally between the Buyer, on the one hand, and Sellers, on the other hand. Escrow Agent shall send on an annual basis a bill to the Buyer and Sellers specifying such party's portion of the Escrow Agent Fees and Escrow Agent Expenses for such period. In the event that the Escrow Agent is not paid the invoiced amount within 30 days of receipt of such bill, the Escrow Agent may deduct such amounts from the Escrow Funds upon 10 days' advance notice to the Buyer and Sellers; provided, that any such deduction shall not relieve any party of its reimbursement obligation under this Section 3.3.

         3.4.  Investment of Escrow Funds.

               (a) Upon the receipt of a Joint Instruction, Escrow Agent shall, pending disbursement, invest the Escrow Funds in accordance with such instructions but only in the Permitted Investments (as hereinafter defined). All interest and other income earned on the Escrow Funds shall be invested in Permitted Investments. For purposes of this Escrow Agreement, "Permitted Investments" shall mean (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States of America; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, having the first and second highest rating obtainable from either Standard & Poor's Corporation ("S&P") or Moody's Investors Service,

Inc. ("Moody's"); (iii) commercial paper having, at the time of acquisition, a rating of A-1 or P-1 or better from either S&P or Moody's; (iv) certificates of deposit or bankers' acceptances issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital and surplus of not less than $50,000,000, provided that if such commercial bank is not organized under the laws of the United States of America, it must be a member of the Federal Deposit Insurance Corporation; and (v) money market mutual funds registered under the Investment Company Act of 1940 that invest exclusively in investments described in clauses
(i), (ii) and (iii) above. Any such investments shall be held by or under the control of Escrow Agent and shall be deemed at all times a part of the Escrow Funds, and the interest accruing thereon and any profit realized from such investment shall be credited to and held in and any loss shall be charged to the Escrow Funds. In the event that Escrow Agent shall not have received a direction for investment for any of the Escrow Funds, Escrow Agent may deposit such moneys into a money market fund, substantially all of which is invested in the foregoing investment categories, including a money market fund managed by the Escrow Agent or any of its affiliates; provided that all such investments shall mature, and the funds invested immediately available, on each one month anniversary of the date of each such deposit.

               (b) As and when any amount is needed for a payment under this Escrow Agreement, the Escrow Agent shall cause a sufficient amount of the Permitted Investments to be converted into cash. Buyer and Sellers shall be consulted to select the investments or types of investments to be converted. Neither the Escrow Agent nor any party hereto shall be liable for any loss of principal or income due to the choice of Permitted Investments sold or converted pursuant to this Section 3.4(b).

         3.5. Statements. The Escrow Agent shall mail to Buyer and Sellers a written accounting of all transactions relating to the Escrow Funds not less frequently than quarterly.

         3.6. Successor. The Escrow Agent may resign at any time or be removed without cause, pursuant to a Joint Direction, in either case, upon 30 days written notice to each of the parties hereto. If the Escrow Agent at any time resigns, refuses to act or is removed pursuant to a Joint Direction, then a successor Escrow Agent shall be jointly selected by Buyer and Sellers, or if Buyer and Sellers cannot agree, the successor Escrow Agent shall be selected by the existing Escrow Agent. Any successor Escrow Agent shall be a national banking association with its principal place of business located in the State of New York.

         3.7. Sellers Directions. Escrow Agent agrees that, upon written instructions from the appropriate Seller, Escrow Agent will pay any Escrow Funds payable to such Seller pursuant to this Agreement to Bank Boston, N.A., as agent for the various lenders under the Credit Agreement (as defined in the Asset Purchase Agreement).


                                   ARTICLE IV
                                TAXES AND REPORTS

         4.1. By Sellers. All obligations imposed now or hereafter by any applicable tax law with respect to any payments from the Escrow Funds to the Sellers under this Escrow Agreement shall be governed by the terms of the Asset Purchase Agreement, and undertake to instruct the Escrow Agent in writing with respect to the Escrow Agent's responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting in connection with any such payments. The Escrow Agent shall be under no obligation to take any action with respect to the matters set forth in this Section 4.1 except as instructed by Buyer and the Sellers in accordance with the preceding sentence.

         4.2. By Indemnitees. All obligations imposed now or hereafter by any applicable tax law with respect to any payments from the Escrow Funds to such Indemnitee, under this Escrow Agreement, shall be governed by the terms of the Asset Purchase Agreement, and Buyer undertakes, and shall cause each other Indemnitee to undertake, to instruct the Escrow Agent in writing with respect to the Escrow Agent's responsibility for withholding and any other taxes, assessments or other governmental charges, certifications and governmental reporting in connection with any such payments. The Escrow Agent shall be under no obligation to take any action with respect to the matters set forth in this
Section 4.2 except as instructed by an Indemnitee in accordance with the preceding sentence.

         4.3. Taxation of Earnings/Distributions of Earnings. Solely for tax purposes, to the extent allowed by applicable law, the Escrow Funds shall be the property of Buyer and all interest, dividends and other income earned on the Escrow Funds shall be the property of Buyer, and all parties hereto shall file all tax returns consistent with such treatment. On the April 30, 2001 distribution under Section 2.5(a)(ii) a Joint Instruction shall be given to the Escrow Agent to distribute to Buyer an amount equal to any taxes paid by Buyer on the interest, dividends or other income earned on the Escrow Funds.


                                    ARTICLE V
                                  MISCELLANEOUS

         5.1. Assignability; Successors. None of the rights and liabilities of the Indemnitees, the Parent or the Sellers under this Escrow Agreement are assignable or delegable, in whole or in part, without the prior written consent of the Buyer and the Sellers; except that no consent of Sellers shall be required for any assignment by Buyer to any of its Affiliates, provided that notwithstanding such assignment, Buyer shall remain fully liable for all of its obligations hereunder and Buyer shall guarantee the timely, full and complete payment and performance by such Affiliates of any liabilities or obligations so assigned to such Affiliates.

         5.2. Survival. All agreements, representations and warranties made in this Escrow Agreement or in any document delivered pursuant to this Escrow Agreement shall survive the execution and delivery of this Escrow Agreement and the delivery of any such documents; provided that such agreements, representations and warranties (other than those agreements, representations and warranties contained in Articles III, IV and V) shall terminate on the Termination Date.

         5.3. Governing Law. This Escrow Agreement and the documents issued pursuant hereto shall be construed in accordance with and governed by the laws of the State of New York.

         5.4. Counterparts; Headings. This Escrow Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same agreement. The Article and Section headings in this Escrow Agreement are inserted for convenience of reference only and shall not constitute a part of this Escrow Agreement.

         5.5. Entire Agreement. This Escrow Agreement, the Asset Purchase Agreement and the Disclosure Letter and documents referred to herein and therein contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior negotiations, agreements and undertakings among the parties with respect to such subject matter. There are no restrictions, promises, warranties, covenants or undertakings other than those expressly set forth herein and therein.

         5.6. Notices. Any notice, request, instruction, or other document to be given by any party hereto to any other party shall be in writing and shall be given (and will be deemed to have been duly given upon receipt; provided that notice shall be deemed to have been given if delivery of the notice is refused or, if such notice is properly addressed, delivery is attempted but unable to be made) by delivery in person, by electronic facsimile transmission, or other standard forms of written telecommunications, by overnight courier or by registered or certified mail, postage prepaid,

      If to Sellers, to:

                         ITEQ Storage Systems, Inc., ITEQ Construction Services, Inc. and ITEQ Tank Services, Inc.
                         c/o ITEQ, Inc.
                         2727 Allen Parkway, Suite 760
                         Houston, Texas 77019
                         Attention:  President
                         Telephone: (713) 284-2700
                         Fax No.: 713-552-1759

      With a copy to:

                         Porter & Hedges, L.L.P.
                         700 Louisiana, Suite 3500
                         Houston, Texas  77002
                         Attention:  T. William Porter, Esq.
                         Telephone: 713-226-0600
                         Fax No.:  713-228-1331

      If to Buyer, to:

                         HMT Inc.
                         4422 FM 1960 West, Suite 350
                         Houston, Texas 77068
                         Attention:  President
                         Telephone: (281) 893-9150
                         Fax No.: (281) 893-6014

      With a copy to:

                         Dechert Price & Rhoads
                         4000 Bell Atlantic Tower
                         1717 Arch Street
                         Philadelphia, PA 19103
                         Attn:  Carmen J. Romano, Esq.
                         Telephone:  215-994-4000
                         Fax No.: 215-994-2222

      If to the Escrow Agent:

                         Compass Bank
                         2001 Kirby Drive
                         Houston, Texas 77019
                         Attn: Tom Collins
                         Telephone: (713) 831-5582
                         Fax No. (713) 831-5746

or at such other address for a party as shall be specified by like notice.

         5.7. Amendment. No amendment of this Escrow Agreement shall be effective unless in writing and signed by Buyer and Sellers.

         5.8. Severability. Any provision of this Escrow Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Escrow Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

         5.9. Interpretation. Unless the context requires otherwise, all words used in this Escrow Agreement in the singular number shall extend to and include the plural number, all words in the plural number shall extend to and include the singular number and all words in any gender shall extend to and include all genders.

         5.10. Waiver of Offset Rights. The Escrow Agent hereby waives any and all rights to offset that it may have against the Escrow Funds including, without limitation, claims arising as a result of any claims, amounts, liabilities, costs, expenses, damages or other losses that the Escrow Agent may be otherwise entitled to collect from any party to this Escrow Agreement, except as expressly set forth in Section 3.4 hereof.

         5.11. Time is of the Essence. Time is of the essence in the performance of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Escrow Agreement as of the day and year first above written.

                               HMT INC.


                               By:  Millard H. Jones, Jr.
                               Title: President & Chief Executive Officer



                               ITEQ, INC.


                               By:  William P. Reid
                               Title:  President and Chief Executive Officer



                               ITEQ STORAGE SYSTEMS, INC.


                               By: William P. Reid
                               Title:  President



                               ITEQ CONSTRUCTION SERVICES, INC.


                               By: William P. Reid
                               Title:  President



                               ITEQ TANK SERVICES, INC.


                               By: William P. Reid
                               Title: Chief Executive Officer

                                                  COMPASS BANK



                                                  ------------------------------
                                                  By:
                                                     ---------------------------
                                                  Title:
                                                        ------------------------

                                   SCHEDULE A
                                   Allocations

                                   SCHEDULE B
                                Escrow Agent Fees

                                  [$ ] per year

                                                                       Exhibit C

                                  BILL OF SALE


                  This BILL OF SALE dated as of ______, 2000 (the "Bill of Sale") is entered into by ITEQ Storage Systems, Inc., a Minnesota corporation, ITEQ Construction Services, Inc., a Delaware corporation, and ITEQ Tank Services, Inc., a Delaware corporation ("Sellers"), in favor of HMT Inc., a Delaware corporation ("Buyer").

                  WHEREAS, the Buyer, the Sellers and ITEQ, Inc. have entered into an Asset Purchase Agreement dated as of ___________, 2000 (the "Agreement") pursuant to which the Sellers have agreed to sell, transfer, convey and assign to Buyer, and Buyer has agreed to purchase from Sellers all right, title and interest of the Sellers in, to and under the Purchased Assets. Capitalized terms used herein without definition shall have the respective meanings set forth in the Agreement.

                  NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Sellers agree as follows:

                  1. Subject to the terms of the Agreement, Sellers hereby sell, transfer, convey and assign to Buyer all of Sellers' rights, title and interest in and to all of the Purchased Assets, free and clear of all Encumbrances of every kind, nature and description, except Permitted Encumbrances, to have and to hold unto [Buyer and/or Buyer Subsidiaries], its successors and assigns, to and for its use forever. Sellers agree to execute and deliver all such further transfers, assignments and conveyances and assurances as may reasonably be requested by the Buyer in order to effect the full assignment and transfer of the Purchased Assets to the Buyer and to fully vest in the Buyer title to the Purchased Assets as contemplated in the Agreement and herein.

                  2. This Bill of Sale shall inure to the benefit of the parties hereto and their respective successors and assigns.

                  3. This Bill of Sale shall be governed by and construed and enforced in accordance with the internal laws (as opposed to the conflicts of laws provisions) of the State of New York.

                  4. None of the provisions of this Bill of Sale may be waived, changed or altered except in a signed writing by the party against whom enforcement of the same is sought.

                  5. In the event of a conflict between the terms and conditions of this Bill of Sale and the terms and conditions of the Agreement, the terms and conditions of the Agreement shall govern, supersede and prevail. Notwithstanding anything to the contrary, nothing herein is intended to, nor shall it, extend, amplify or otherwise alter the representations, warranties, covenants and obligations of the parties contained in the Agreement or the survival thereof.

                  6. This Bill of Sale may be executed in any number of counterparts with the same effect as if the signatures thereto were upon one instrument.

                  7. EXCEPT AS EXPRESSLY SET FORTH IN THE ASSET PURCHASE AGREEMENT OR IN ANY OTHER DOCUMENT OR AGREEMENT DELIVERED PURSUANT THERETO, THE SELLERS MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF ANY OF THE PURCHASED ASSETS, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, CONFORMITY TO SAMPLES OR MODELS AND CONDITION AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. Except as expressly set forth in the Asset Purchase Agreement or in any other document or agreement delivered pursuant thereto, any covenants or warranties implied by the use of the word "convey" or words of similar import are hereby expressly waived, disclaimed and negated. The parties agree that the foregoing disclaimers of warranty are "CONSPICUOUS" disclaimers for purposes of any applicable law, rule, regulation or order. Buyer hereby acknowledges and agrees that, except to the extent specifically set forth in the Asset Purchase Agreement or in any other document or agreement delivered pursuant thereto, the Purchased Assets are hereby conveyed on an "as-is," "where-is" basis.

                  IN WITNESS WHEREOF, Sellers have caused, and Buyer has acknowledged, this Bill of Sale to be executed as of the day and year first written above.


                                        ITEQ STORAGE SYSTEMS,INC.



                                        -------------------------------
                                        Name:
                                        Title:


                                        ITEQ CONSTRUCTION SERVICES, INC.



                                        -------------------------------
                                        Name:
                                        Title:


                                        ITEQ TANK SERVICES, INC.



                                        -------------------------------
                                        Name:
                                        Title:


                                        HMT INC.



                                        -------------------------------
                                        Name:
                                        Title:

                          [PORTER & HEDGES LETTERHEAD]

                                                                       Exhibit D

                                January __, 2000


HMT Inc.

------------------

------------------

------------------


         Re: Asset Purchase Agreement, dated January __, 2000, among HMT Inc., ITEQ, Inc. ("Parent"), ITEQ Storage Systems, Inc. ("ISS"), ITEQ Construction Services, Inc. ("ICS") and ITEQ Tank Services, Inc. ("ITS") (the "Asset Purchase Agreement").

Ladies and Gentlemen:

         In connection with the Asset Purchase Agreement, we have acted as counsel to Parent, ISS, ICS and ITS (ISS, ICS and ITS collectively, the "Sellers"). This opinion letter is being delivered to you pursuant to Section 1.10(a)(ix) of the Asset Purchase Agreement. Except for terms expressly defined in this opinion letter, or unless otherwise designated, all capitalized terms used in this opinion letter have the meanings given to them in the Asset Purchase Agreement.

         In arriving at the opinions expressed below we have examined executed originals (or copies certified or otherwise identified to our satisfaction) of each of the following (except for the Asset Purchase Agreement, each dated as of __________, 2000 (collectively, the "TRANSACTION AGREEMENTS")):

         A.       The Asset Purchase Agreement.

         B.       The Bill of Sale.

         C.       The Assumption Agreement.

         D.       The Assignment of Leases.

         E.       The Escrow Agreement.

         F.       The Deeds.

HMT Inc.
___________, 2000
Page 2


         G.       The Intangibles Assignment.


         We have examined the Certificate of Incorporation and Bylaws of Parent, ICS and ISS, and such certificates of public officials and certificates of representatives of each of Parent, ICS and ISS, as we have deemed necessary for purposes of this opinion, and have made no further inquiry.

         Our opinions set forth herein are based on our consideration of only those statutes, rules, regulations and judicial decisions which, in our experience, are normally applicable to or normally relevant in connection with a transaction of the type contemplated in the Transaction Agreements. In rendering our opinions with respect to Parent and each Seller, we have not conducted an investigation into the specific types of business and activities in which Parent or any Seller engages or the manner in which each conducts its business as would enable us to render an opinion (and, accordingly, we express no opinion) as to the applicability of any law or regulation of the United States or the State of Texas not of general applicability to business corporations.

         As used in this opinion letter, the phrase "to our knowledge" means that nothing to the contrary has come to the attention of the attorneys of our firm who have worked on the transactions contemplated by the Transaction Agreements, but that we have not conducted any independent investigation with respect to the opinion given.

         Based upon and subject to the foregoing and to the qualifications, assumptions, and exceptions hereinafter contained, we are of the opinion that:

         1. Parent, ICS and ITS are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation, which jurisdictions are set forth in Section 2.1 of the Disclosure Letter.

         2. Parent, ICS and ITS have all requisite corporate power and corporate authority to execute, deliver and perform the Transaction Agreements.

         3. The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Parent, ICS and ITS (including shareholder approval, if necessary); and the Transaction Agreements have been duly executed and delivered by Sellers and Parent, and constitute the legal, valid and binding obligations of Sellers and Parent (to the extent such Seller or Parent is a party thereto), enforceable against each of them in accordance with their respective terms.

HMT Inc.
___________, 2000
Page 3



         4. Except as set forth in Section 2.5(a) of the Disclosure Letter, the execution, delivery and performance of the Transaction Agreements by Parent or any Seller and the sale of the Purchased Assets contemplated thereby do not and will not (a) contravene any provision of Parent's or any Seller's charter or bylaws; (b) conflict with or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice or both, constitute a default) under any provision of, result in acceleration of any obligation under, or give rise to a right by any party to terminate or amend its obligations under, any loan, credit or other similar agreement to which Parent or any Seller is a party or by which it or any of its assets may be bound and which is known to us, or any judgment or order known to us of any court or governmental department, commission, board, agency or instrumentality, and which, in any such event, would materially affect the ability of Parent or any Seller to consummate the transaction contemplated thereby, (c) violate any statute, rule, regulation or ordinance applicable to Parent or any Seller and which, in any such event, would materially affect the ability of Parent or any Seller, to consummate the transaction contemplated thereby, or (d) result in the creation or imposition of any lien, charge or encumbrance upon any of the Purchased Assets under any such loan, credit or other similar agreement.

         5. To our knowledge, except for the consents disclosed in Section 2.5(b) of the Disclosure Letter, no consent, approval, or authorization of, any Person is required by Parent or any Seller in connection with the execution and delivery of the Transaction Agreements or the sale of the Purchased Assets contemplated thereby.

         6. To our knowledge, except as set forth in Section 2.12 of the Disclosure Letter, there are no actions, suits, investigations, proceedings or claims pending or threatened by or against or affecting the Business or the Purchased Assets, at law or in equity, by or before any court or governmental department, agency or instrumentality.

         The foregoing opinions are predicated upon, and qualified in their entirety by, the following:

                  (a) We express no opinion as to (i) the enforceability of any indemnification or contribution provision of any Transaction Document as these provisions may not be enforceable under applicable securities laws or because Texas is an express negligence state, (ii) the enforceability, validity or effect of any provision of the Transaction Agreements purporting to (1) establish any evidentiary standard, (2) waive the effect of applicable laws or fundamental rights (such as the right to trial by jury), which provisions may be unenforceable or limited by federal or state laws or public policy, (3) waive either illegality as a defense to the performance of contract obligations or any other defense to such performance which cannot, as a matter of law, be effectively waived, or (4) provide or imply the granting or waiver of subject matter jurisdiction (as compared with personal jurisdiction) to any court over any issue, matter or dispute, since the subject matter jurisdiction of any court is governed by applicable law and may not be created, imposed or conferred

HMT Inc.
___________, 2000
Page 4



by stipulation or other agreement among parties, (iii) the availability of specific performance or other equitable remedies for noncompliance with any other provisions contained in the Transaction Agreements, (iv) the enforceability of the governing law provision, (v) the enforceability, validity or effect of Section 4.9(a) of the Asset Purchase Agreement or (vi) whether the transactions contemplated by the Transaction Agreements require compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or regulations promulgated thereunder. To the extent our opinion in paragraph 4(a) above relates to ISS, we have reviewed the articles of incorporation and bylaws, as amended to date, of ISS, but we are not licensed to practice law in the State of Minnesota, and no opinion is expressed or implied with respect to Minnesota law.

                  (b) We have assumed with your permission, without independent investigation or inquiry, (i) the authenticity of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we examined (except those of Parent and Sellers), (iii) the conformity to authentic originals of documents submitted to us as certificated, conformed or photostatic copies, (iv) the due authorization, execution, and delivery of all documents by all parties (other than Parent, ICS and ITS) and the validity and binding effect thereof, (v) the corporate power and authority and the legal right of all Persons (other than Parent, ICS and ITS) to execute, deliver and perform the Transaction Agreements to which they are parties, (vi) the legal capacity of all individuals to execute all documents in their individual capacities, (vii) the correctness and accuracy of all facts set forth in all certificates, reports and discussions identified in this opinion, (viii) there has not been any mutual mistake or fact or misunderstanding, fraud, duress, or undue influence, (ix) the parties to the Transaction Agreements (other than Parent and Sellers) will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Transaction Agreements, and (x) the conduct of the parties to the Transaction Agreements (other than Parent and Sellers) has complied with any requirement of good faith, fair dealing and conscionability.

                  (c) We have not been requested to render and, with your permission, we express no opinion as to the applicability to the obligations of the Parent and Sellers of any statute or common law doctrine relating to fraudulent transfers.

                  (d) The opinion expressed in paragraph 3 of this opinion letter is qualified to the extent the validity, binding nature and enforceability of the Transaction Agreements are limited or otherwise affected by:

                           (A) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law), including, without limitation, the availability of specific performance, the appointment of a receiver, concepts of materiality, reasonableness, good faith and fair dealing or any other equitable remedy; and

HMT Inc.
___________, 2000
Page 5


                           (B) bankruptcy, insolvency, reorganization, rearrangement, moratorium, fraudulent or other conveyance laws, and similar laws generally affecting creditors' rights at the time in effect.

                  (e) As to factual matters, we have relied upon certificates of, discussions with and representations of officers and representatives of the Parent and Sellers.

         We are members of the bar of the State of Texas, and we express no opinion as to the laws of any jurisdiction other than the laws of the State of Texas, the General Corporation Law of the State of Delaware and the federal law of the United States of America. With respect to Transaction Agreements which purport to be governed by the laws of any jurisdiction other than the State of Texas, we have assumed, for purposes of this opinion, that the laws of that other jurisdiction are the same as the laws of the State of Texas. This opinion is dated and effective as of the date hereof, and we undertake no responsibility to modify or update the opinion with respect to any change of law or other event which occurs after the date hereof.

         This opinion is for your sole benefit and is not to be quoted in whole or in part or otherwise referred to or relied upon, nor is it to be filed with or disclosed to any governmental agency or other person without our prior written consent.


                                     Very truly yours,




                                     PORTER & HEDGES, L.L.P.

                      [DECHERT PRICE & RHOADS LETTERHEAD]





                               _____________, 2000



ITEQ, Inc.
2727 Allen Parkway
Suite 760
Houston, TX  77019

                  Re: Asset Purchase Agreement dated as of January __, 2000 (the "Purchase Agreement") by and among HMT Inc. ("HMT"), ITEQ, Inc. ("Parent"), ITEQ Storage Systems, Inc. ("ITEQ Storage"), ITEQ Construction Services, Inc. ("ITEQ Construction") and ITEQ Tank Services, Inc. ("ITEQ Tank")

Ladies and Gentlemen:

                           We have acted as special counsel to HMT Inc., a
Delaware corporation ("HMT"), in connection with the negotiation, preparation, authorization, execution and delivery of, and the consummation of the transactions contemplated by, the Purchase Agreement, the Assumption Agreement dated as of the date hereof (the "Assumption Agreement") by and among HMT, Parent, ITEQ Storage, ITEQ Construction and ITEQ Tank, and the Escrow Agreement dated as of the date hereof (the "Escrow Agreement") by and among HMT, Parent, ITEQ Storage, ITEQ Construction, ITEQ Tank and ______________, as escrow agent. The Purchase Agreement, the Assumption Agreement and the Escrow Agreement are referred to herein as the "Transaction Agreements." Please be advised that we act as counsel to HMT only on select matters and do not act as general counsel to HMT or its affiliates. Capitalized terms used herein which are not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement. This opinion is delivered to you pursuant to Section 5.2(c) of the Purchase Agreement solely for the purposes contemplated thereby.

                           In connection with the delivery of this opinion we
have examined originals or copies of (i) the organizational documents of HMT and
(ii) such records, agreements, instruments, certificates and other documents of public officials, HMT and its representatives and have made such inquiries of HMT and its representatives, as we have deemed necessary or

ITEQ, Inc.
_____________, 2000
Page 2



appropriate in connection with the opinions set forth herein. In making such examination and rendering the opinions set forth below, we have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the authenticity of the originals of such documents submitted to us as certified copies, the conformity to originals of all documents submitted to us as copies, the authenticity of the originals of such latter documents, and that all documents submitted to us as certified copies are true and correct copies of such originals.

                           In rendering the opinions set forth below, we have
also assumed that (a) each of the corporate parties to the Transaction Agreements, other than HMT, is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate power and corporate authority and has taken the corporate action necessary to execute and deliver each of the Transaction Agreements and to consummate the transactions contemplated thereby; and (b) each of the Transaction Agreements constitutes the legal, valid and binding obligation of each party thereto other than HMT, enforceable against such other party in accordance with their respective terms.

                           As to matters of fact material to our opinions, we
have relied upon representations of HMT in the Transaction Agreements, and on certificates of officers of HMT and of public officials, and we have made no independent inquiry into the accuracy of such representations.

                           Our opinions set forth herein are based on our
consideration of only those statutes, rules, regulations and judicial decisions which, in our experience, are normally applicable to or normally relevant in connection with a transaction of the type contemplated in the Transaction Agreements. In rendering our opinions with respect to HMT, we have not conducted an investigation into the specific types of business and activities in which HMT engages or the manner in which it conducts its business as would enable us to render an opinion (and, accordingly, we express no opinion) as to the applicability of any law or regulation of the United States or the State of New York not of general applicability to business corporations. Whenever our opinion with respect to the existence or absence of facts is indicated to be based on our knowledge or awareness, we are referring to the current actual knowledge of the Dechert Price & Rhoads attorneys who have rendered legal services to HMT in connection with the transactions contemplated by the Transaction Agreements, which knowledge has been obtained by such attorneys in their capacity as such. Except as expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of such facts and no inference as to our knowledge concerning such facts should be drawn from the fact that such representation has been undertaken by us.

                           Based on the foregoing and subject to the assumptions
and qualifications set forth above and herein, we are of the opinion that:

ITEQ, Inc.
_____________, 2000
Page 3



                  1. HMT is a corporation, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and corporate authority to execute, deliver and perform the Transaction Agreements.

                  2. The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of HMT; and the Transaction Agreements have been duly executed and delivered by HMT, and constitute the legal, valid and binding obligations of HMT, enforceable against it in accordance with their respective terms.

                  3. The execution, delivery and performance of the Transaction Agreements by HMT and the consummation of the transactions contemplated thereby do not and will not (a) contravene any provision of HMT's charter or bylaws; (b) conflict with or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice or both, constitute a default) under any provision of, result in acceleration of any obligation under, or give rise to a right by any party to terminate or amend its obligations under, any indenture, mortgage, loan or credit agreement or any other material agreement or instrument to which HMT presently is a party or by which it or any of its assets is bound or affected and which is known to us, or any judgment or order of any court or governmental department, commission, board, agency or instrumentality, domestic or foreign, binding upon HMT which is known to us, which would materially adversely affect HMT's ability to consummate the transactions contemplated thereby; or (c) violate any statute, rule, regulation or ordinance applicable to HMT which would materially adversely affect HMT's ability to consummate the transactions contemplated thereby.

                  The foregoing opinions are subject to the following additional qualifications:

                  (a) The opinions expressed herein do not reflect the effect of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws or decisions now or hereafter in effect relating to or affecting debtors' obligations or creditors' rights generally and general equitable principles.

                  (b) Without limiting the generality of the foregoing, we express no opinion with respect to: (i) the availability of specific performance or other equitable remedies for noncompliance with any other provisions contained in the Transactions Agreements; (ii) the enforceability of provisions in the Transaction Agreements relating to the effects of laws which may be enacted in the future; (iii) the enforceability of provisions in the Transaction Agreements purporting to waive the effect of applicable laws, which provisions may be unenforceable or limited by federal or state laws or public policy, or
(iv) the enforceability of the governing law provisions in the Transaction Agreements.

ITEQ, Inc.
_____________, 2000
Page 4


                  The opinions expressed herein are limited to the federal laws of the United States of America and the laws of the State of New York, and we express no opinion concerning the laws of any other jurisdiction.

                  This opinion speaks only as of the date hereof. We have no obligation to advise you (or any other third party) of any changes in the law or facts that may occur after the date of this opinion.

                  Our opinions expressed herein are solely for the benefit of ITEQ, Inc., and, without our express written consent, neither our opinions nor this opinion letter may be provided to or relied upon by any other person.


                                    Very truly yours

                                                                       EXHIBIT F

         This TRANSITION SERVICES AGREEMENT (this "Agreement") entered into as of _______, 2000 by and between HMT Inc., a Delaware corporation ("HMT"), HMT Canada, Ltd., a Canadian Corporation ("HMT Canada"), ITEQ, Inc., a Delaware corporation ("ITEQ"), ITEQ Storage Systems, Inc., a Minnesota corporation ("ISS") and _____________, a _____________ ("GLM").

                                    RECITALS:

         A. HMT, ISS, ITEQ and certain of its subsidiaries entered into an Asset Purchase Agreement dated as of January ______, 2000 (the "Purchase Agreement") providing for the acquisition by HMT of substantially all of the assets of the Business (as defined in the Purchase Agreement); and

         B. ISS is interested in purchasing certain administrative services related to the Retained Business (as defined in the Purchase Agreement) from HMT, and HMT is willing to provide such services during a transition period after the date hereof. HMT, Canada, Ltd., a subsidiary of HMT, is interested in purchasing certain administrative services from GLM Canada ___________ ("GLM"), and GLM is willing to provide such services during a transition period after the date hereof.

         C. ITEQ is interested in causing [GLM] to provide certain administrative services to HMT Canada and HMT Canada is interested in receiving such services during a transition period from the date hereof.

         D. HMT, ITEQ, and ISS are interested in providing to each other certain rights of occupancy with respect to certain of their respective facilities during a transition period from the date hereof. Except as otherwise defined in this Agreement, all terms, the first letters of which are capitalized and are not otherwise defined herein, shall have the meanings assigned to them in the Purchase Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements, covenants and representations contained herein, the Parties, intending to be legally bound, agree as follows:

                                    ARTICLE 1
                              PROVISION OF SERVICES
                                     Group A

       1.1 Provision of Services. HMT shall provide to ISS the Group A Services (as defined below) in exchange for the Group A fee (the "Monthly Fee") set forth for such Service on Exhibit A attached hereto. As used herein, the "Group A Services" shall mean the services described on Exhibit A hereto. All of the Group A Services shall be provided, in each case, in accordance with the respective terms, limitations and conditions set forth herein and on Exhibit A.

         1.2 Access. ISS shall make available on a timely basis to HMT all information and materials reasonably requested by HMT to enable it to provide Group A Services. During regular business hours and at such other times as are reasonably required, ISS shall give HMT reasonable access, for the purposes of providing Group A Services, to the premises on which ISS conducts the business that relates to the Services.

         1.3   Services to be Provided.

               (a) Unless otherwise agreed by the parties hereto, the Group A Services shall be performed by HMT for ISS in substantially the same manner as such Group A Services were generally performed for ISS's Retained Business by the Named Employees (as defined below) during 1999 (during which period such Named Employees were employees of ISS) and ISS shall use such Group A Services for substantially the same purposes and in substantially the same manner as ISS had used such Group A Services prior to the date hereof. As used herein, the "Named Employees" shall mean Charlotte Wishard, Deborah Stauffer, Rebecca Newhouse, Julie Conlin, Maureen Byington and Mark Adams.

               (b) HMT shall not be obligated to perform any Group A Services
(A) in a volume or quantity which exceeds the historical volumes or quantities of services performed for ISS's Retained Business by the Named Employees during 1999 (during which period the Named Employees were employees of ISS), (B) if to do so would unreasonably interfere with the conduct of HMT's other businesses or operations, or (C) if to do so would be in violation or cause a breach of any law, rule or regulation to which HMT is subject or any agreement to which HMT is a party. In the event of such non-performance, the parties agree to work together in good faith to arrange for an alternative means by which ISS may obtain, at ISS's sole cost, the Group A Services so affected.

         1.4 Term for Services. The provision of Group A Services shall commence on the date hereof (the "Closing Date" and, with respect to each Group A Service, shall terminate on the date which is thirty (30) days following the Closing Date (the "Initial Term"); provided that ISS may, at its option, extend the Initial Term for one additional period of thirty (30) days by providing five
(5) days advance written notice to HMT (the "Renewal Term") .

         1.5 Payment for Services. ISS and/or ITEQ shall pay to HMT on the first Business Day following the Closing Date the Monthly Fee (as defined on Exhibit A hereto). ISS and/or ITEQ shall pay to HMT on the first Business Day of the Renewal Period, if any, the Monthly Fee.

         1.6 Independent Contractor. Without limiting the provisions of this Agreement, it is expressly understood that HMT and its employees and agents shall be deemed to be independent contractors with respect to the provision of Group A Services or other duties hereunder, and that neither HMT nor its employees or agents shall be considered employees of ISS or any of its Subsidiaries. Neither HMT nor any of its employees or agents shall have, nor shall HMT represent that it, has, and HMT shall cause its employees and agents not to represent that they have or HMT has, any authority to commit ISS or ITEQ or any other subsidiaries of ITEQ, by negotiation or otherwise, to any contract, agreement or other legal commitment in the name or otherwise binding on ISS, ITEQ or any such other subsidiary or to pledge or extend any credit on their behalf.

                                    ARTICLE 2
                          PROVISION OF GROUP B SERVICES

         1.1 Provision of Services. HMT shall provide to ISS the Group A Services (as defined below) in exchange for the Group A fee (the "Monthly Fee") set forth for such Service on Exhibit A attached hereto. As used herein, the "Group A Services" shall mean the services described on Exhibit A hereto. All of the Group A Services shall be provided, in each case, in accordance with the respective terms, limitations and conditions set forth herein and on Exhibit A.

         1.2 Access. ISS shall make available on a timely basis to HMT all information and materials reasonably requested by HMT to enable it to provide Group A Services. During regular business hours and at such other times as are reasonably required, ISS shall give HMT reasonable access, for the purposes of providing Group A Services, to the premises on which ISS conducts business.

         1.3   Services to be Provided.

               (a) Unless otherwise agreed by the parties hereto, the Group A Services shall be performed by HMT for ISS in substantially the same manner as such Group A Services were generally performed for ISS's Retained Business by the Named Employees (as defined below) during 1999 (during which period such Named Employees were employees of ISS) and ISS shall use such Group A Services for substantially the same purposes and in substantially the same manner as ISS had used such Group A Services prior to the date hereof. As used herein, the "Named Employees" shall mean Charlotte Wishard, Deborah Stauffer, Rebecca Newhouse, Julie Conlin, Maureen Byington and Mark Adams.

               (b) HMT shall not be obligated to perform any Group A Services
(A) in a volume or quantity which exceeds the historical volumes or quantities of services performed for ISS's Retained Business by the Named Employees during 1999 (during which period the Named Employees were employees of ISS), (B) if to do so would unreasonably interfere with the conduct of HMT's other businesses or operations, or (C) if to do so would be in violation or cause a breach of any law, rule or regulation to which HMT is subject or any agreement to which HMT is a party. In the event of such non-performance, the parties agree to work together in good faith to arrange for an alternative means by which ISS may obtain, at ISS's sole cost, the Group A Services so affected.

         1.4 Term for Services. The provision of Group A Services shall commence on the date hereof and, with respect to each Group A Service, shall terminate on the date which is thirty (30) days following the Closing Date (the "Initial Term"); provided that ISS may, at its option, extend the Initial Term for one additional period of thirty (30) days by providing five (5) days advance written notice to HMT (the "Renewal Term") .

         1.5 Payment for Services. ISS and/or ITEQ shall pay to HMT on the first Business Day following the Closing Date the Monthly Fee. ISS and/or ITEQ shall pay to HMT on the first Business Day of the Renewal Period, if any, the Monthly Fee.

         1.6 Independent Contractor. Without limiting the provisions of this Agreement, it is expressly understood that HMT and its employees and agents shall be deemed to be independent contractors with respect to the provision of Group A Services or other duties hereunder, and that neither HMT nor its employees or agents shall be considered employees of ISS or any of its Subsidiaries.

                                    ARTICLE 2
                                  SHARED ASSETS

         2.1   Shared Facilities. ITEQ, ISS and HMT agree as follows:

               (a) Clinton Drive. For the period beginning on the Closing Date and ending on March 1, 2000, ISS will provide to HMT a right to occupy certain [office and storage] space (the "Clinton Space") at [_______'] leased [office] space at 2828 Clinton Drive, Houston, Texas ("Clinton Facility"). The Clinton Space shall be the same or substantially equivalent in size and accommodations as the space that the Business (as operated by ISS) currently occupies at the Clinton Facility and HMT shall be permitted to perform the same or substantially the same activities and operations at the Clinton Facility as ISS has performed at such facility during the past 12 months with respect to the Business. In consideration of the rights provided to HMT in this Section 4.5(a), HMT shall pay to ISS $5,200 per month (as prorated for any partial month) in advance on or before the first day of each calendar month during HMT's occupancy of the Clinton Space. ITEQ and ISS hereby represent and warrant to HMT that [______'s] lease agreement for the Clinton Facility with [Brown & Root] (the "Clinton Lease") does not expire prior to March 1, 2000.

               (b) St. Gabriel. For the period beginning on the Closing Date and ending on April 30, 2000, [ITEQ shall cause Ohmstede, Inc. ("Ohmstede") to] provide to HMT a right to occupy certain [office] space (the "St. Gabriel Space") at Ohmestede's owned [office] space at 4250 Highway 30, St. Gabriel, Louisiana (the "St. Gabriel Facility"). The St. Gabriel Space shall be the same or substantially equivalent in size and accommodations to the space that Ohmstede currently occupies at the St. Gabriel Facility and HMT shall be permitted to perform the same or substantially the same activities and operations at the St. Gabriel Facility as Ohmstede has performed at such facility during the past twelve (12) months with respect to the Business. There will be no separate monthly charge to HMT for the rights provided to HMT pursuant to this
Section 2.1(b). The parties acknowledge and agree that the value of the rights provided in this subsection shall be part of and included with the 1960 Net Amount (as defined below). [ITEQ and ISS hereby represent and warrant that is owned by Ohmstede.

               (c) Corpus Christi. For the period beginning on the Closing Date and ending on April 30, 2000, [ITEQ will cause Ohmstede to] provided to HMT a right to occupy certain [office] space (the "Corpus Christi Space") at [____ 's] [owned/leased] [office] space at 410 Flato Road, Corpus Christi, Texas (the "Corpus Christi Facility"). The Christi Space shall be the same or substantially equivalent in size and accommodations to the space that Ohmstede currently occupies at the Corpus Christi Facility and HMT shall be permitted to perform the same or substantially the same activities and operations at the Corpus Christi Facility as [ISS] has performed at such facility during the past twelve
(12) months with respect to the Business. There will be no separate monthly charge to HMT for the rights provided to HMT pursuant to this Section 4.5(c). The parties acknowledge and agree that the value of the rights provided to HMT in this subsection shall be part of and included with the 1960 Net Amount (as defined below). [ITEQ and ISS hereby represent and warrant that the Corpus Christi Facility is owned by Ohmstede

               (d) 1960 West. During the period beginning on the Closing Date and ending April 30, 2000, HMT shall provide to ISS a right to occupy certain office space (the "1960 Space") at the HMT's leased facility at 4422 FM 1960 West, Suite 350, Houston, Texas (the "1960 Space"). The 1960 Space will contain office space for up to nine (9) ISS employees performing accounting and information technology work for ISS (the "ISS Employees"). The 1960 Space shall be the same or substantially equivalent in size and accommodations to the space that the ISS Employees currently occupy at the 1960 Facility, and the ISS Employees shall be permitted to perform the same or substantially the same activities and operations at the 1960 Facility as they performed at such facility during the past twelve (12) months with respect to the Retained Business. In addition, for a period of thirty (30) days following Closing, HMT shall permit ISS to retain its property in the fourth floor storage space which is leased by the Business at 4422 FM 1960 West, Houston, Texas; provided that ISS shall remove such property from said storage space within thirty (30) days after the Closing Date. ISS shall remove all of its property from such storage space on or before the date which is thirty (30) days Following Closing. In consideration for the rights granted to ISS in this Section 2.1(d) and the rights granted to HMT in Sections 2.1(b) and 2.1(c) hereof, ISS and/or ITEQ shall pay to HMT an amount equal to $3,850 per month (the "1960 Net Amount"), payable in advance. The 1960 Net Amount has been calculated by the parties to include (within the $3,850 monthly amount) a credit for the value of the rights granted to HMT pursuant to Sections 2.1(b) and 2.1(c) above. The parties agree that there shall be no adjustments made to the 1960 Net Amount as a result of either ISS or HMT vacating any of the spaces referenced in Sections 2.1(b)-(d) in advance of April 30, 2000. HMT's obligations to grant to ISS the rights specified in this subsection (d) are conditioned on ITEQ and ISS obtaining prior to Closing (i) any applicable landlord consent required to assign the lease agreement for the 1960 Facility (the 1960 Lease") to HMT and
(ii) any consent of the landlord required pursuant to the 1960 Lease in order for HMT to grant to ISS the rights described in this Section 2.1(d).

               (e) The parties hereto acknowledge that (i) HMT is not assuming any liabilities or obligations under or pursuant to the Clinton Lease as a result of it being provided the rights described in Sections 2.1(a) and (ii) ISS is not assuming any liabilities or obligations under or pursuant to the 1960 Lease as a result of it being provided the rights described in Section 2.1(d). The parties further acknowledge that the Clinton Fee and the 1960 Net Amount are gross payments which include allocations for utilities and other costs and expenses with respect to the facilities.

               (f) The rights of occupancy referred to in this Section 2.1 (the "Occupancy Rights") shall include the right of undisturbed, uninterrupted possession of the applicable space. Each Facility Provider (as defined below) hereby agrees to pay all rent, utilities, and other expenses relating to the property on a timely basis. Each Facility Provider shall, at such Facility Provider's expense, obtain and keep in force during the time periods referred to in Sections 2.1(a)-(d) policies of insurance covering loss or damage to the applicable space and general liability insurance covering loss, damage or injury arising out of the ownership, use, occupancy or maintenance of the applicable space and all areas appurtenant thereto. Each facility User (as hereinafter defined), at such Facility User's expense, obtain and keep in force during the time periods referred to in Sections 2.1(a) - (d) policies of general liability insurance covering losses, damages and injuries for which such Facility User is obligated in indemnify the applicable Facility Provider pursuant to Section __________ hereof. All such policies of insurance shall be of such types in such coverage amounts as are customary in the Business' industry. The insuring party shall, upon obtaining the policies of insurance required hereunder, give notice to the insurance carrier or carriers that the foregoing mutual waiver of subrogation is contained in this Agreement. As used herein, "Facility Provider" means [ISS], with respect to Sections 2.1(a)-(c), and HMT, with respect to
Section 2.1(d); and "Facility User" means HMT, with respect to Sections 2.1(a)-(c), and ISS, with respect to 2.1(d). Each of HMT and ISS (each a "Responsible Party") will use their respective best efforts to effect a separation of the other party's software, files and other information contained on the Responsible Party's computer servers and related computer equipment located at the 1960 Facility within 30 days after the Closing Date. The separation shall be accomplished substantially in accordance with the steps and procedures set forth on Exhibit _________ hereto.

         2.2   Information Technology.

         2.3 Solomon IV Software. HMT shall sublicense to ISS the right to use the software provided to HMT pursuant to the [Solomon License Agreement] (the "Solomon Software") for use by up to ten (10) employees of ISS for a period of one (1) year following the date hereof. In exchange for the provision of the Solomon Software to ISS,

ISS shall reimburse HMT for the cost of such software sublicensed to ISS in accordance with the [Fee] payable by HMT for such software pursuant to the Solomon License Agreement, in other words, in the event that [give example of fee calculation]. ISS shall reimburse HMT for such amount on a monthly basis [is fee payable in advance or arrears under the Agreement] within five (5) business days of receipt of a bill from HMT. ISS shall comply with the terms of the Solomon License Agreement with respect to its use of the Solomon Software.


                                    ARTICLE 3
                                  FORCE MAJEURE

         No Party shall be liable for any interruption of Service, delay or failure to perform under this Agreement when such interruption, delay or failure results from causes beyond its reasonable control, including but not limited to any strikes, lock-outs or other labor difficulties, acts of any government, riot, insurrection or other hostilities, embargo, fuel or energy shortage, fire, flood, acts of God, wrecks or transportation delays, or inability to obtain necessary labor, materials or utilities (each a "Force Majeure Event"). Such Party will promptly notify the other Party, either orally or in writing, upon learning of the occurrence of any Force Majeure Event. Upon the cessation of such Force Majeure Event, such party will use its good faith efforts to resume its performance pursuant to this Agreement.

                                    ARTICLE 4
                                   LIABILITIES

         4.1 Disclaimer of Warranty and Condition of Property. ANY SERVICES AND GOODS TO BE PROVIDED AND PURCHASED UNDER THIS AGREEMENT ARE FURNISHED AS IS, WHERE IS, WITH ALL FAULTS AND WITHOUT WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, OR CONFORMITY TO MODELS. The parties agree that the foregoing waivers are "CONSPICUOUS" waivers for purposes of applicable law. ISS, with respect to the Clinton Facility, the St. Gabriel Facility and the Corpus Christi Facility, and HMT, with respect to the 1960 Space, each hereby disclaims any representation or warranty, whether express, implied, statutory, at common law or otherwise, as to the condition or habitability of such property or any buildings, fixtures or improvements thereon or attached thereto.

         4.2 Consequential and Other Damages. No Service Provider shall be liable, whether in contract, in tort (including negligence and strict liability), or otherwise, for any special, indirect, incidental or consequential damages whatsoever, which in any way arise out of, relate to, or are a consequence of, its performance or nonperformance hereunder, or the provision of or failure to provide any Service hereunder, including but not limited to, loss of profits, business interruptions and claims of customers.

         4.3 Release. Subject tot he indemnity provisions of Section ________, With respect to the provision of any Service, no Service Provider, Facility Provider, nor any their respective employees, agents, officers and directors (collectively, the "Service Provider Group", and individually, each being a "member of the Service Provider Group"), shall be liable to the party receiving the applicable service (the "Recipient") or their respective Affiliates (or any of their respective employees, agents, officers and directors) (collectively, the "Recipient Group") for, and the applicable Recipient releases and discharges (and such Recipient will cause each other member of the Recipient Group to so release and discharge), each member of the applicable Service Provider Group from, any and all claims (including, without limitation, wages, benefits, all health, dental, life, disability and other insurance claims (and all similar benefit claims, workers' compensation claims, discrimination claims, and claims under the Occupational Safety and Health Act and the Fair Labor Standards Act, and the Employee Retirement Income Security Act of 1974, as amended), losses, damages, liabilities, actions, suits, proceedings, judgments, orders, fines, penalties, injuries, direct or liquidated damages, costs (including costs of defense and investigation) and expenses, including special, incidental consequential, exemplary, indirect or punitive damages (collectively, "Losses"), to, or suffered by, or incurred by, any member of the Recipient Group arising out of or connected with (i) any act or omission, negligent or otherwise, of any member of the Service Provider Group with respect to the applicable Services, including the termination the applicable Services pursuant to the terms of this Agreement (ii) the receipt, delivery, use, possession, consumption, supply or performance of the applicable Services, (iii) the supply of the applicable Service by any third party not related to any member of the Service Provider Group, or (iv) any failure of any member of applicable Service Provider Group to supply or perform the applicable Services to the extent such failure is permitted by the terms of this Agreement; provided, however, the foregoing release and discharge shall not apply to any Losses to the extent caused by the Service Provider Group's willful misconduct or actions in bad faith with respect to this Agreement. It is the express intention of the parties hereto that the release provided for in this subsection is to include, but not be limited to, a release by the applicable Recipient Group of each member of the applicable Service Provider Group from the consequences of any member of such Service Provider Group's own negligence, to the extent that such negligence is either the sole, concurring or joint cause of the Losses. For purposes of this Section
4.3 and Section 4.4, the term "Services" shall include the rights granted pursuant to Section 2.1 hereof; "Service Provider" means HMT with respect to the services provided by it pursuant to Section 1.1, or GLM, with respect to the services provided by it pursuant to Section ________________; and "Facility

Provider" means the applicable provider of (defined above) occupancy rights pursuant to Section 2.1.

         4.4 Indemnities. HMT shall protect, defend, indemnify and hold harmless ISS and Ohmstede and their respective officers, directors, shareholders, agents and employees form and Damages, related to injury to any person or damage to any property, arising out of or in any way attributable to HMT's use of, presence at or occupancy of the Clinton Space, the St. Gabriel Space or the Corpus Christi Space after the Closing Date. ISS shall protect, defend, indemnify and hold harmless HMT and its officers, directors, shareholders, agents and employees from any Damages, related to injury to any person or damage to any property, arising out of or in any way attributable to ISS's use of, presence at or occupancy of the 1960 Space after the Closing Date. Notwithstanding any provision herein to the contrary, no indemnifying party shall have any indemnity obligation to any indemnified party under this Agreement to the extent that any Damage arises out of or relates to the negligence, gross negligence or willful misconduct of such indemnified party.

                                    ARTICLE 5
                                   TERMINATION

         5.1 Termination. This Agreement shall terminate on the date on which the provision of all Services and Occupancy Rights have terminated pursuant to
Section 2.

         5.2   Effect of Termination. Sections 1.4, 1.6, 2.1, 2.2, 4.1-4.4, 5.2
and Article 6 shall survive any termination of this Agreement.

                                    ARTICLE 6
                                  MISCELLANEOUS

         6.1 Licensed Software and Other Services. ISS understands that performance by HMT of certain computer Services hereunder may require that ISS obtain from third parties a license or additional authorization for use of certain software or hardware. HMT will assist ISS in obtaining such license or additional authorization, but in each case ISS, at its sole expense, shall be responsible for timely securing the license or appropriate authorization from each such third party. Under no circumstances will HMT be required to perform the Services hereunder using software or hardware owned by third parties or provide any Services which infringe on the rights of third parties without a license or written authorization from the owner or licensor thereof.

         6.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) three Business Days after mailing if mailed by certified or registered mail, return receipt requested, (ii) one Business Day after delivery to Federal Express or other nationally recognized overnight express carrier, if sent for overnight delivery with fee prepaid, (iii) upon receipt if sent via facsimile with transmission confirmed, or (iv) upon receipt if delivered personally, addressed as follows or to such other address or addresses of which the respective party shall have notified the other:

                                            If to ITEQ or ISS, to:

                                            -----------------------------

                                            -----------------------------

                                            -----------------------------

                                            Attention:  [______]
                                            Telephone:
                                            Fax No.:_______________

                                            With a copy to:

                                            Porter & Hedges, L.L.P.
                                            700 Louisiana, Suite 3500
                                            Houston, Texas  77002
                                            Attention:  T. William Porter, Esq.
                                            Telephone: 713-226-0600
                                            Fax No.:  713-228-1331

                                            If to HMT, to:

                                            HMT Inc.

                                            -----------------------------

                                            -----------------------------

                                            -----------------------------

                                            Attention:  President
                                            Fax No.:_______________

                                            With a copy to:

                                            Dechert Price & Rhoads
                                            4000 Bell Atlantic Tower
                                            1717 Arch Street
                                            Philadelphia, PA 19103
                                            Attn:  Carmen J. Romano, Esq.
                                            Telephone:  215-994-4000
                                            Fax No.: 215-994-2222

               Any party may change the address to which notices, requests, demands, claims or other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

         6.3 Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

         6.4 Entire Agreement. This Agreement (together with all Exhibits and Schedules attached hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

         6.5 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

         6.6 Applicable Law. This Agreement and the legal relations among the parties hereto will be governed by and construed in accordance with the substantive laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

         6.7 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

         6.8 Assignment and Delegation. Except as otherwise provided in this Section, and without limiting the terms of Section 6.9 below, this Agreement shall not be assignable, conveyed or otherwise transferred by either party hereto without the prior written consent of the other party hereto, which shall not be unreasonably withheld or delayed; provided that HMT may assign this agreement to any of its Affiliates without the consent of ISS, provided that notwithstanding such assignment, HMT shall remain fully liable for its obligations hereunder and HMT shall guarantee the timely, full and complete performance by such Affiliates of any liabilities or obligations so assigned to such Affiliates. Notwithstanding the foregoing, nothing herein shall prohibit HMT from utilizing the services of any third parties customarily utilized in connection with the provisions of the Services or otherwise used by HMT in the ordinary course of business for performance of similar functions. In the event of such utilization by HMT, neither HMT nor any other service provider shall be responsible or liable for the provisions of the Services by such third parties except to the extent of liabilities and damages caused by HMT's or any other service provider's willful misconduct or actions in bad faith with respect to this Agreement. In addition, notwithstanding the first sentence of this Section 6.8, each other service provider, and their respective successors and permitted assigns, shall be entitled to enforce the rights and remedies of HMT under this Agreement.

         6.9   No Third Party Beneficiaries. Except as expressly contemplated in
Section 6.8 above, no Person other than ISS and HMT and each such party's respective successors and permitted assigns shall have any rights under this Agreement.

         6.10 Amendment; Waivers, etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be of any force or effect unless in writing and executed by each of the parties hereto. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time.

         6.11 Severability. In the event any portion of this Agreement shall be found by a court of competent jurisdiction to be unenforceable, that portion of this Agreement will be null and void, but the remainder of this Agreement will be binding on the parties as if the unenforceable provisions had never been contained herein.

         6.12  Title to Data; Confidentiality.

               (a) Each of the parties acknowledges that any information of the other Party received in the course of performance under this Agreement shall be kept confidential by such Party and such Party shall not use any such information except to the extent necessary to perform its obligations hereunder. The obligation of the parties hereto under this Section 6.12(a) shall not apply to information which (i) is or becomes generally available to the public without breach of the commitment provided for in this Section; or (ii) is required to be disclosed by law, order or regulation of a court or tribunal or governmental authority; provided, however, that, in any such case, the party disclosing such information shall notify the other party hereto as early as reasonably practicable prior to disclosure to allow such party to take appropriate measures to preserve the confidentiality of such information.

               (b) ISS acknowledges that it will acquire no right, title or interest (including any license rights or rights of use) in any software, and the licenses therefor which are owned by HMT, by reason of HMT's provision of the Services provided hereunder.

         6.13 Definitions. Capitalized terms used but not otherwise defined herein shall the meanings ascribed to such terms in the Purchase Agreement.

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.


                                                     HMT Inc.

                                                     ---------------------------
                                                     By:
                                                     Title:


                                                     ITEQ Storage Systems, Inc.


                                                     ---------------------------
                                                     By:
                                                     Title:


                                                     ITEQ, Inc.


                                                     ---------------------------
                                                     By:
                                                     Title:

                                    Exhibit A


                                Group A Services

Payroll, benefits and other administrative services and other administrative services provided by named Empl; routinely provided [Other administrative services] - [need to describe]

routinely provided for ISS's Retained Business by the Named Employees during 1999 (during which period the Named Employees were employees of ISS) (the "1999 Services"). The Services shall be comparable in volume and quality to the 1999 Services. On a monthly basis, the amount of time which the Named Employees will spend upon the Services will be no more than the amount of time spent by the Named Employees in performing the Former Services during 1999.



                                   Monthly Fee

The Monthly Fee for the Services shall be the $32,000 multiplied by the Employee Factor (as defined below). The "Employee Factor" shall equal the number of employees of ISS divided by the sum of (i) the number of employees of HMT and
(ii) the number of employees of ISS. For purposes of calculating the Fee payable for the Initial Term, the calculation of the Employee Factor will be made as of the Closing Date. For purposes of calculating the Monthly Fee payable for the Renewal Term, if any, the calculation of the Employee Factor will be made on the first Business Day of the Renewal Term. For example, if ISS and HMT have 200 and 300 employees respectively as of the Closing Date, then the Monthly Fee payable for the Initial Term shall equal $12,800 (which is $32,000 multiplied by 200 divided by 500). For avoidance of any doubt, there will not be any adjustments made to the Monthly Fee payable for the Initial Term or the Renewal Term due to the fact that the number of employees at ISS or HMT change during the course of any applicable term in relation to the numbers calculated on the first Business Days of such terms.

                                                                       EXHIBIT G


     Based upon our examination and review of (i) the ITEQ, Inc. 401(k) Plan document, (ii) the terms and conditions required of a plan sponsor to avail itself of the APRSC under the EPCRS and (iii) the evidence and documentation presented to us by the Seller, it is our opinion that the Seller is permitted to correct the Qualification Failures under the APRSC and the EPCRS and has taken all of the actions necessary to do so.

                                                                       EXHIBIT H





                       ASSIGNMENT AND ASSUMPTION OF LEASES


     THIS ASSIGNMENT AND ASSUMPTION OF LEASES (this "Assignment"), dated as of ______________, 2000, is by and between HMT Inc., a Delaware corporation ("Assignee"), and ITEQ Storage Systems, Inc., a Minnesota corporation, ITEQ Construction Services, Inc., a Delaware corporation, and ITEQ Tank Services, Inc., a Delaware corporation (collectively, "Assignor").

                               W I T N E S S E T H

     WHEREAS, Assignee, Assignor and ITEQ, Inc. have entered into a certain Asset Purchase Agreement (the "Asset Purchase Agreement") dated as of January ___, 2000.

     WHEREAS, the Asset Purchase Agreement provides for Assignor to transfer and sell certain assets and rights of Assignor, all as more fully described in the Asset Purchase Agreement and as defined therein as "Purchased Assets," which includes, without limitation, all of the Assignor's right, title and interest as lessee to the real property leases described on Exhibit A attached hereto (the "Assigned Leases"), for the consideration and upon the terms and conditions set forth in the Asset Purchase Agreement; and

     WHEREAS, the Asset Purchase Agreement further provides for the assumption by Assignee of certain liabilities and obligations of Assignor, all as more fully described in the Asset Purchase Agreement and as defined therein as the "Assumed Liabilities," which includes, without limitation, all of Assignor's liabilities and obligations as lessee under the Assigned Leases, for the consideration and upon the terms and conditions set forth in the Asset Purchase Agreement;

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto promise and agree as follows:

     1. Assignor hereby sells, assigns, conveys, transfers, delivers and sets over to Assignee all of Assignor's right, title and interest as lessee in, to and under the Assigned Leases, all with the representations, warranties and covenants provided for under the Asset Purchase Agreement, from and after the date hereof.

     2. Assignee hereby accepts the foregoing assignment and hereby assumes the Assigned Leases and the rights, duties and liabilities of Assignor as lessee arising thereunder from and after the date hereof.

     3. Assignee and Assignor hereby covenant from time to time after delivery of this instrument to do, execute, authorize and deliver or to cause to be done, executed and delivered such further acts, instruments, notices, documents and assurances as the other party may deem reasonably necessary for the effective confirmation and consummation of the assignment and assumption of the Assigned Leases.

     4. This Assignment shall be binding upon and inure to the benefit of Assignee and Assignor and their respective successors and assigns.

     5. This Assignment may be executed in any number of counterparts with the same effect as if the signatures thereto were upon one instrument.

     6. None of the provisions in this Assignment may be waived, changed or altered except in a writing signed by all of the parties hereto.

     7. This Assignment shall be governed by and construed and enforced in accordance with the internal laws (as opposed to the conflicts of laws provisions) of the State of New York.

     8. Capitalized terms used herein without definition shall have the respective meanings set forth in the Asset Purchase Agreement.

     9. In the event of a conflict between the terms and conditions of this Assignment and the terms and conditions of the Asset Purchase Agreement, the terms and conditions of the Asset Purchase Agreement shall govern, supersede and prevail.



                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

     IN WITNESS WHEREOF, the parties have caused this Assignment to be duly executed as of the day, month and year first above written.


                                       HMT INC.


                                       ---------------------------------------
                                       Name:
                                       Title:


                                       ITEQ STORAGE SYSTEMS, INC.


                                       ---------------------------------------
                                       Name:
                                       Title:


                                       ITEQ CONSTRUCTION SERVICES, INC.


                                       ---------------------------------------
                                       Name:
                                       Title:


                                       ITEQ TANK SERVICES, INC.


                                       ---------------------------------------
                                       Name:
                                       Title:

                                    EXHIBIT A


                                 Assigned Leases

                     LESSOR'S CONSENT TO ASSIGNMENT OF LEASE


     The undersigned, ________________________, a/an _______________________
("Lessor"), the lessor under that certain Lease, dated _______________ (the "Lease"), between Lessor and [ITEQ Storage Systems, Inc., a Minnesota corporation / ITEQ Construction Services, Inc., a Delaware corporation / ITEQ Tank Services, Inc., a Delaware corporation] ("Lessee"), as lessee, with respect to certain [office / warehouse / manufacturing / assembly] space located in that certain building having an address of __________________________________ (the "Premises"), hereby consents to the assignment by Lessee of all of Lessee's right, title and interest in, to and under the Lease to HMT Inc., a Delaware corporation ("Assignee").

     Notwithstanding anything contained in the Lease or otherwise to the contrary, Lessor hereby acknowledges and agrees that Lessee shall be automatically released and discharged from any and all liabilities and obligations under the Lease arising after the date of the assignment of the Lease to Assignee (except to the extent the liabilities result from Seller's actions prior to the assignment and assumption) and the assumption by Assignee of Lessee's rights, duties and liabilities thereunder arising after the date of such assignment.



                                           LESSOR:

                                           [LESSOR]


                                           By:
                                             ----------------------------------
                                             Name:
                                             Title:

Date:
    -----------------------

                     LENDER'S CONSENT TO ASSIGNMENT OF LEASE

     ________________________, a/an _______________________ ("Lessor"), as
lessor and [ITEQ Storage Systems, Inc., a Minnesota corporation / ITEQ Construction Services, Inc., a Delaware corporation / ITEQ Tank Services, Inc., a Delaware corporation] ("Lessee"), as lessee, entered into that certain Lease, dated ______________ (the "Lease"), with respect to certain [office / warehouse / manufacturing / assembly] space located in that certain building having an address of __________________________________ (the "Premises")

     The undersigned, __________________________ ("Lender"), made a loan to
Lessor that is secured by a Mortgage or Deed of Trust on the above-referenced property of which the Premises is a part. [Pursuant to that certain letter ("Letter") dated ________________ from Lessee to Lender, Lessee certified certain matters to Lender in regard to the Lease.] Lender hereby consents to the assignment by Lessee of all of Lessee's right, title and interest in, to and under the Lease to HMT Inc., a Delaware corporation ("Assignee").

     Notwithstanding anything contained in the Lease, [the Letter,] or otherwise to the contrary, Lender hereby acknowledges and agrees that Lessee shall be automatically released and discharged from any and all liabilities and obligations under the Lease arising after the date of the assignment of the Lease to Assignee (except to the extent the liabilities result from Seller's actions prior to the assignment and assumption) and the assumption by Assignee of Lessee's rights, duties and liabilities thereunder arising after the date of such assignment.


                                           LENDER:

                                           [LENDER]


                                           By:
                                             ----------------------------------
                                             Name:
                                             Title:

Date:
    ---------------------------------